Exhibit 99.3
PRO FORMA VALUATION REPORT
HIBERNIA HOMESTEAD BANCORP, INC.
Lafayette, Louisiana
PROPOSED HOLDING COMPANY FOR:
HIBERNIA HOMESTEAD BANK
New Orleans, Louisiana
Dated As Of:
May 23, 2008

Prepared By:
RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

Financial Services Industry Consultants

May 23, 2008
Board of Directors
Hibernia Homestead Bank
325 Carondelet Street
New Orleans, Louisiana 70130
Members of the Board of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.
     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Louisiana Office of Financial Institutions (the “OFI”) and the Federal Deposit Insurance Corporation (“FDIC”). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals, in the absence of such specific written valuation guidelines separately issued by the respective agencies.
Description of Plan of Conversion
     The Board of Directors of Hibernia Homestead Bank, New Orleans, Louisiana (“Hibernia Homestead” or the “Bank”) adopted the plan of conversion on May 2, 2008, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a state-chartered mutual savings bank to a state chartered stock savings bank and become a wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Louisiana corporation. Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, tax-qualified plans including Hibernia Homestead’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Directors
May 23, 2008

subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.
     At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Bank and the other parties engaged by the Bank to assist in the corporate reorganization and stock issuance process.
Valuation Methodology
     In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Hibernia Homestead’s management; LaPorte, Sehrt, Romig & Hand, the Bank’s independent auditor; Elias, Matz, Tiernan & Herrick, L.L.P., Hibernia Homestead’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which Hibernia Homestead operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments

Board of Directors
May 23, 2008

on Hibernia Homestead and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Hibernia Homestead’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.
     The Appraisal is based on Hibernia Homestead’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Hibernia Homestead only as a going concern and should not be considered as an indication of the Bank’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Hibernia Homestead intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Directors
May 23, 2008

Valuation Conclusion
     It is our opinion that, as of May 23, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $12,500,000 at the midpoint, equal to 1,250,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $10,625,000 and a maximum value of $14,375,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,062,500 at the minimum and 1,437,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $16,531,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,653,125.
Limiting Factors and Considerations
     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.
     The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Hibernia Homestead as of March 31, 2008, the date of the financial data included in the prospectus.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.
     The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Hibernia Homestead,

Board of Directors
May 23, 2008

management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
HIBERNIA HOMESTEAD BANCORP, INC.
HIBERNIA HOMESTEAD BANK
New Orleans, Louisiana

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.6
Income and Expense Trends	I.9
Interest Rate Risk Management	I.13
Lending Activities and Strategy	I.14
Asset Quality	I.17
Funding Composition and Strategy	I.17
Subsidiary Activities	I.18
Legal Proceedings	I.18

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Market Area Demographics	II.6
Local Economy	II.9
Unemployment Trends	II.10
Market Area Deposit Characteristics and Competition	II.10

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.9
Loan Composition	III.12
Interest Rate Risk	III.14
Credit Risk	III.16
Summary	III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
HIBERNIA HOMESTEAD BANCORP, INC.
HIBERNIA HOMESTEAD BANK
New Orleans, Louisiana
(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.7
5. Dividends	IV.8
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.10
A. The Public Market	IV.10
B. The New Issue Market	IV.18
C. The Acquisition Market	IV.20
8. Management	IV.22
9. Effect of Government Regulation and Regulatory Reform	IV.22
Summary of Adjustments	IV.22
Valuation Approaches:	IV.23
1. Price-to-Earnings (“P/E”)	IV.24
2. Price-to-Book (“P/B”)	IV.25
3. Price-to-Assets (“P/A”)	IV.27
Comparison to Recent Offerings	IV.27
Valuation Conclusion	IV.28

RP® Financial, LC.	LIST OF TABLES
iii
LIST OF TABLES
HIBERNIA HOMESTEAD BANCORP, INC.
HIBERNIA HOMESTEAD BANK
New Orleans, Louisiana

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.7
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.9
2.3	Unemployment Data	II.10
2.4	Deposit Summary	II.11
2.5	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.19
4.3	Market Pricing Comparatives	IV.21
4.4	Public Market Pricing	IV.26

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Hibernia Homestead Bank (“Hibernia Homestead” or the “Bank”), chartered in 1903, is a state-chartered mutual savings bank headquartered in New Orleans, Louisiana. The Bank serves the New Orleans metropolitan area through its main office and two branch offices. The main office and one branch are located in the city of New Orleans and one branch is located in Metairie. A map of the Bank’s office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2008, the Bank had $49.8 million in assets, $34.7 million in deposits and total equity of $14.4 million, equal to 28.9% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.
Plan of Conversion
     On May 2, 2008, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a state-chartered mutual savings bank to a state-chartered stock savings bank and become a wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Louisiana corporation. Bancorp will offer 100% of its common stock to qualifying depositors of Hibernia Homestead in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.
     At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
Strategic Overview
     Hibernia Homestead maintains a local community banking emphasis, which has emphasized a traditional thrift operating strategy of funding originations of 1-4 family loans with retail deposits. Diversification into other types of lending has been limited and certificates of deposit (“CDs”) constitute the largest portion of the deposit base. Sources of non-interest operating income have been a minor contributor to the Bank’s earnings, reflecting limited diversification into fee-based products and services. Non-interest operating income has also been limited by the relatively low concentration of transaction deposit accounts in the deposit base.
     In connection with the mutual-to-stock conversion transaction, the Bank will be seeking to transform from a traditional thrift operating strategy to a commercial banking strategy. Strategic objectives pursuant to the commercial banking strategy will place an emphasis on servicing the lending and deposit needs of small- and medium-sized commercial businesses in the New Orleans metropolitan area. To facilitate the shift towards more of a commercial banking strategy, the Bank has put in a new senior management team in recent years that has significant commercial banking experience in the New Orleans metropolitan area. The new management infrastructure has resulted in higher operating expenses, which has resulted in the Bank operating at a net loss in recent years. Earning have also been depressed by the high level of fixed assets on the balance sheet, as the Bank incurred approximately $2 million in capital expenditures to renovate the main office following damages caused by Hurricane Katrina. Growth strategies contemplated in the Bank’s business plan are expected to leverage operating expenses and reduce the level of fixed assets comprising total assets, with the ultimate objective of returning the Bank to profitability.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
     Business plan growth strategies are expected to emphasize growth of commercial real estate loans and commercial business loans funded by a combination of deposits and borrowings. Presently, the Bank’s loan portfolio composition is highly concentrated in 1-4 family permanent mortgage loans, with the balance of the loan portfolio consisting of modest diversification into residential construction loans, loans secured by multi-family properties and consumer loans. Pursuant to emphasizing growth of commercial lending activities, the Bank will also be seeking to build full service banking relationships with its commercial borrowers and thereby increase commercial deposit accounts as well.
     Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Investments in mortgage-backed securities have been emphasized by the Bank and at March 31, 2008 comprised the entire investment portfolio with the exception of the Bank’s holdings of FHLB stock and First National Bankers Bank (“FNBB”) stock.
     The Bank’s lending and investment strategies have supported management of credit risk exposure, as evidenced by favorable credit quality measures for non-performing assets and credit quality related losses. Hibernia Homestead is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).
     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. CDs constitute the largest portion of the Bank’s deposit composition, with the concentration of CDs comprising total deposits increasing slightly since year end 2006. The Bank has targeted growth of lower costing transaction and savings account deposits (“core deposits”) as an area of strategic emphasis, pursuant to which the Bank will be seeking to establish full service banking relationships with its retail and commercial loan customers. Borrowings, consisting of FHLB advances, have been used on a very limited basis as a supplemental funding source to deposits. Pursuant to planned growth strategies, borrowings may become a more significant funding source for the Bank in future periods.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
     Hibernia Homestead’s earnings base is largely dependent upon net interest income and operating expense levels. For the twelve month period ended March 31, 2008, the Bank maintained a relatively low net interest income to average assets ratio. Factors that have contributed to the Bank’s low net interest income ratio include a relatively narrow interest rate spread and maintaining a relatively high level of assets in non-interest earning fixed assets. The Bank’s narrow interest rate spread can be attributed to maintenance of a relatively low ratio of loans as a percent of assets, very limited lending diversification into higher yielding types of loans and a deposit basis that is concentrated in CDs. High operating expenses have also depressed the Bank’s earnings in recent periods, as the Bank added senior management to implement future growth strategies. Non-interest operating income has been a limited contributor to earnings, reflecting the Bank’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services. Overall, for the twelve months ended March 31, 2008, the Bank is operating at a net loss on a core earnings basis.
     The post-offering business plan of the Bank is expected to emphasize a shift from a traditional thrift operating strategy to a full service community bank operating strategy, pursuant to which asset growth will be driven by growth of commercial real estate and commercial business loans and core deposits will become a more significant source of deposit growth. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income. Planned growth will also serve to leverage operating expenses, as well as the level of fixed assets on the balance sheet.
     The Bank’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Hibernia Homestead. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Hibernia Homestead. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Hibernia Homestead’s higher capital position resulting from the infusion of stock proceeds will support balance sheet growth strategies that will result in a more

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
leveraged capital position over time. Hibernia Homestead’s higher pro forma equity-to-asset ratio will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Hibernia Homestead’s funding costs. Additionally, the Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, the Bank has no specific plans for expansion other than organic growth. The projected uses of proceeds are highlighted below.
•	Hibernia Homestead Bancorp, Inc. The Company is expected to retain up to 100% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term liquid investments. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	Hibernia Homestead Bank. The net stock proceeds retained by the Company may in part or entirely invested into deposits at the Bank. Proceeds invested into deposits at the Bank are expected to become part of general operating funds and overtime primarily utilized to fund loan growth.
     Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Hibernia Homestead’s operations. The Bank has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
Balance Sheet Trends
     Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-quarter years. From year end 2003 through March 31, 2008, Hibernia Homestead’s assets decreased at a 4.1% annual rate. Asset shrinkage consisted mostly of cash and investments, which funded loan growth as well as deposit run-off and the pay down of borrowings. A summary of Hibernia Homestead’s key operating ratios for the past two and one quarter years is presented in Exhibit I-3.
     Hibernia Homestead’s loans receivable portfolio increased at a 12.0% annual rate from year end 2003 through March 31, 2008, with the loan portfolio exhibiting positive growth from year end 2004 through year end 2007 followed by a slight decline in the first quarter of 2008. Loan growth combined with asset shrinkage served to increase the loans-to-assets ratio from 29.8% at year end 2003 to 57.5% at March 31, 2008. Hibernia Homestead’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 95.5% of total loans receivable consisted of 1-4 family permanent mortgage loans at March 31, 2008. Diversification into other types of lending has consistently been very limited for the Bank, with the balance of the loan portfolio at March 31, 2008 consisting of multi-family residential loans (2.7% of total loans), residential construction loans (1.5% of total loans) and consumer loans (0.3% of total loans).
     The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Hibernia Homestead’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be invested into short-term liquid instruments. Over the past five and one-quarter years, the Bank’s level of cash and investment securities (inclusive of FHLB and FNBB stock) ranged from a high of 69.3% of assets at year end 2004 to a low of 30.8% of assets at year end 2007. As of March 31, 2008, cash and investments maintained by the Bank totaled $15.7 million or 31.5% of assets. The general downward trend in the level of cash and investments maintained by the Bank reflects the redeployment of liquidity and cash flow realized from maturing or the sale of investments into loan growth, as well as funding deposit run-off and the pay

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
Table 1.1
Hibernia Homestead Bank
Historical Balance Sheet Data

													12/31/03-
													3/31/08
	At Year Ened December 31,										At March 31,		Annual.
	2003		2004		2005		2006		2007		2008		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$59,319	100.00%	$56,800	100.00%	$53,660	100.00%	$55,067	100.00%	$50,176	100.00%	$49,768	100.00%	-4.05%
Cash and cash equivalents	14,964	25.23%	5,164	9.09%	6,653	12.40%	364	0.66%	83	0.17%	828	1.66%	-49.39%
Investment securities	24,163	40.73%	34,104	60.04%	24,679	45.99%	19,670	35.72%	15,005	29.90%	14,492	29.12%	-11.33%
Loans receivable, net	17,696	29.83%	14,856	26.15%	18,336	34.17%	29,376	53.35%	29,440	58.67%	28,634	57.53%	11.99%
FHLB Stock	143	0.24%	145	0.26%	151	0.28%	158	0.29%	166	0.33%	168	0.34%	3.86%
FNBB Stock	—	0.00%	—	0.00%	210	0.39%	210	0.38%	210	0.42%	210	0.42%	NM
Deposits	$43,466	73.28%	$40,723	71.70%	$38,384	71.53%	$38,140	69.26%	$34,692	69.14%	$34,743	69.81%	-5.17%
FHLB advances	—	0.00%	—	0.00%	—	0.00%	2,000	3.63%	600	1.20%	200	0.40%	NM
Equity	$15,225	25.67%	$15,379	27.08%	$14,874	27.72%	$14,311	25.99%	$14,308	28.52%	$14,370	28.87%	-1.45%
Loans/Deposits		40.71%		36.48%		47.77%		77.02%		84.86%		82.42%
Banking Offices Open	3		3		3		3		3		3

(1)	Ratios are as a percent of ending assets.
Sources: Hibernia Homestead’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
down of borrowings. Mortgage-backed securities have constituted the most significant type of investment for the Bank over the past five and one-quarter years, with the portfolio consisting of mortgage-pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). As of March 31, 2008, the mortgage-backed securities portfolio consisted almost entirely of fixed rate securities with contractual maturities of less than 10 years. As of March 31, 2008, the mortgage-backed securities portfolio totaled $14.5 million or 29.1% of assets. The entire investment of mortgage-backed securities was maintained as available for sale and at March 31, 2008 the net unrealized loss on the portfolio equaled $78,000. The only other investments maintained by the Bank at March 31, 2008 consisted of FHLB stock and FNBB stock, which equaled $168,000 and $210,000, respectively, at March 31, 2008. Exhibit I-4 provides historical detail of the Bank’s investment securities portfolio for the past two and one-quarter years. The Bank also held cash and cash equivalents amounting to $828,000 or 1.7% of assets at March 31, 2008.
     Over the past five and one-quarter years, Hibernia Homestead’s funding needs have been largely addressed through retail deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings. From year end 2003 through March 31, 2008, the Bank’s deposits decreased at an annual rate of 5.2%. Deposits trended lower from year end 2004 through year end 2007 and then leveled off during the first quarter of 2008. Deposits as a percent of assets ranged from a low of 69.1% at year end 2007 to a high of 73.3% at year end 2003. As of March 31, 2008, the Bank’s deposits totaled $34.7 million or 69.8% of assets. CDs have consistently accounted for the major portion of the Bank’s deposit composition and equaled 64.1% of total deposits at March 31, 2008.
     Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. The Bank’s use of borrowings over the past five and one-quarter years has been limited, reaching a peak balance of $2.0 million or 3.6% of assets at year end 2006. Borrowings held by the Bank at March 31, 2008 amounted to $200,000 or 0.4% of total

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
assets. FHLB advances have typically been the only source of borrowings utilized by the Bank over the past five and one-quarter years.
     Since year end 2003, earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of negative 1.5%. Notwithstanding the decline in the Bank’s capital since year end 2003, the Bank’s equity-to-assets ratio increased from 25.7% at year end 2003 to 28.9% at March 31, 2008 reflecting a comparatively higher rate of asset shrinkage relative to the decline in capital. All of the Bank’s capital is tangible capital, and the Bank maintained significant capital surpluses relative to all of its regulatory capital requirements at March 31, 2008. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, even with a return to profitability, the Bank’s high level of pro forma capital can be expected to initially depress ROE measures relative to industry norms.
Income and Expense Trends
     Table 1.2 shows the Bank’s historical income statements for the past five years and for the twelve months ended March 31, 2008. Over the past five and one-quarter years, the low and high for Bank’s earnings ranged from a net loss equal to 1.05% of average assets in 2006 to net income equal to 0.68% of average assets in 2003. For the twelve months ended March 31, 2008, the Bank reported a net loss of $209,000 equal to 0.41% of average assets. The relatively high net loss reported in 2006 was largely due to a one time contribution to fund an under funded pension plan, which will be terminated in 2008. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income has been a fairly limited contributor to the Bank’s earnings, consisting primarily of rental income earned on leased space at the main office. Loan loss provisions established over the past five and one-quarter years have been minimal, given the Bank’s very strong credit quality measures. Gains and losses from the sale of investments have typically been a relatively minor factor in the Bank’s earnings over the past five and one-quarter years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10
Table 1.2
Hibernia Homestead Bank
Historical Income Statements

	For the Year Ended December 31,										For the 12 months
	2003		2004		2005		2006		2007		Ended 3/31/08
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$2,406	4.06%	$2,063	3.55%	$2,208	4.06%	$2,505	4.66%	$2,531	4.93%	$2,482	4.86%
Interest expense	(810)	-1.37%	(659)	-1.14%	(660)	-1.21%	(921)	-1.71%	(1,258)	-2.45%	(1,218)	-2.39%

Net interest income	$1,596	2.69%	$1,404	2.42%	$1,548	2.85%	$1,584	2.94%	$1,273	2.48%	$1,264	2.47%
Provision for loan losses	0	0.00%	0	0.00%	(200)	-0.37%	0	0.00%	0	0.00%	0	0.00%

Net interest income after provisions	$1,596	2.69%	$1,404	2.42%	$1,348	2.48%	$1,584	2.94%	$1,273	2.48%	$1,264	2.47%

Other operating income	$195	0.33%	$199	0.34%	$218	0.40%	$185	0.34%	$178	0.35%	$177	0.35%
Operating expense	(1,181)	-1.99%	(1,275)	-2.20%	(1,815)	-3.34%	(2,633)	-4.89%	(1,747)	-3.40%	(1,827)	-3.58%

Net operating income	$610	1.03%	$328	0.56%	($249)	-0.46%	($864)	-1.61%	($296)	-0.58%	($386)	-0.76%
Non-Operating Income
Gain(loss) on sale of investments	$0	0.00%	$0	0.00%	$426	0.78%	$6	0.01%	$8	0.02%	$8	0.02%
Hurricane disaster losses	0	0.00%	0	0.00%	(110)	-0.20%	0	0.00%	0	0.00%	0	0.00%

Net non-operating income	$0	0.00%	$0	0.00%	$316	0.58%	$6	0.01%	$8	0.02%	$8	0.02%

Net income before tax	$610	1.03%	$328	0.56%	$67	0.12%	($858)	-1.59%	($288)	-0.56%	($378)	-0.74%
Income tax provision	(207)	-0.35%	(89)	-0.15%	(23)	-0.04%	292	0.54%	139	0.27%	169	0.33%

Net income (loss)	$403	0.68%	$239	0.41%	$44	0.08%	($566)	-1.05%	($149)	-0.29%	($209)	-0.41%

Adjusted Earnings
Net income	$403	0.68%	$239	0.41%	$44	0.08%	($566)	-1.05%	($149)	-0.29%	($209)	-0.41%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	0	0.00%	(316)	-0.58%	(6)	-0.01%	(8)	-0.02%	(8)	-0.02%
Tax effect (2)	0	0.00%	0	0.00%	107	0.20%	2	0.00%	3	0.01%	3	0.01%

Adjusted earnings	$403	0.68%	$239	0.41%	($165)	-0.30%	($570)	-1.06%	($154)	-0.30%	($214)	-0.42%

Expense Coverage Ratio (3)	1.35		1.10		0.85		0.60		0.73		0.69
Efficiency Ratio (4)	65.9%		79.5%		102.8%		148.8%		120.5%		127.0%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 34.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).
Sources: Hibernia Homestead’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11
     Over the past five and one-quarter years, the Bank’s net interest income to average assets ratio ranged from a low of 2.42% during 2004 to a high of 2.94% during 2006. For the twelve months ended March 31, 2008, the net interest income to average asset ratio equaled 2.47%. The positive trend in the net interest income ratio from 2004 through 2006 was realized through a more significant increase in the interest income ratio compared to the interest expense ratio, which was supported by loan growth and the resulting increase in yield realized from maintaining a higher concentration of interest-earning in loans compared to lower yielding investments. Comparatively, the decrease in the Bank’s net interest income ratio during 2007 and for the twelve months ended March 31, 2008 resulted from a more significant increase in the interest expense ratio compared to the interest income ratio, which was consistent with trends in the Bank’s interest rate spread. Hibernia Homestead’s interest rate spread narrowed from 2.75% in 2006 to 2.05% in 2007 and then improved slightly to 2.22% in first quarter of 2008. The Bank’s net interest rate spreads and yields and costs for the past two and one-quarter years are set forth in Exhibits I-3 and I-5.
     Non-interest operating income has been a fairly stable, but somewhat of a limited contributor to the Bank’s earnings over the past five and one-quarter years, reflecting the Bank adherence to a traditional thrift operating philosophy and resultant limited diversification into products and services that generate non-interest operating income. Over the past five and one-quarter years, non-interest operating income ranged from a low of 0.33% of average assets in 2003 to a high of 0.40% of average assets in 2005. For the twelve months ended March 31, 2008, non-interest operating income totaled $177,000 or 0.35% of average assets. Rental income accounted for slightly over 70% of the Bank’s non-interest operating income during the twelve months ended March 31, 2008, with other non-interest operating revenues derived from miscellaneous other fees and service charges.
     Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 1.99%% of average assets during 2003 to a high of 4.89% of average assets during 2006. For the twelve months ended March 31, 2008, the Bank’s operating expenses equaled $1.8 million or 3.58% of average assets. The

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12
high operating expense ratio for 2006 reflects the impact of the contribution to fund the Bank’s under funded pension plan, which will be terminated in 2008. During 2006, the Bank incurred $613,000 of net periodic pension cost related to the defined pension plan. Notwithstanding the one time expense related to the pension plan, the Bank’s operating expense ratio has increased significantly since 2003. The increase in the operating expense ratio has resulted from a combination of asset shrinkage and higher operating expenses. Higher operating expenses reflect the additions to senior management in recent years, as well as other infrastructure that have been put in place to implement growth strategies in the Bank’s business plan. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.
     Overall, the general trends in the Bank’s net interest margin and operating expense ratio since 2003 reflect a decrease in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Hibernia Homestead’s expense coverage ratio equaled 1.35 times during 2003, versus a comparable ratio of 0.69 times during the twelve months ended March 31, 2008. The decrease in the expense coverage ratio resulted from both a decrease in the interest income ratio and an increase in the interest expense ratio. Similarly, Hibernia Homestead’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 65.9% during 2003 was significantly more favorable than the 127.0% efficiency ratio recorded for the twelve months ended March 31, 2008.
     Maintenance of very favorable credit quality measures substantially limited the impact of loan loss provisions on the Bank’s earnings over the past five and one-quarter years. With the exception of 2005, no loan loss provisions were established over the past five and one-quarter years. In 2005, loan loss provisions established by the Bank amounted to $200,000 or 0.37% of average assets. Loan loss provisions established in

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
2005 were to address potential deterioration in loan credit quality as a consequence of Hurricane Katrina. As of March 31, 2008, the Bank maintained valuation allowances of $273,000, equal to 0.95% of net loans receivable. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past two and one-quarter years.
     Non-operating income over the past five and one-quarter years has generally been limited to gains on the sale of investment securities. Except for 2005, the gains recorded on the sale of investments did not have a significant impact on the Bank’s earnings. In 2005, gains on the sale of investments totaled $426,000 or 0.78% of average assets. The gains recorded in 2005 were realized in connection with restructuring of the investment portfolio, in which substantially all investments other than mortgage-backed securities were sold. Partially offsetting the gains recorded in 2005 were hurricane disaster losses of $110,000 or 0.20% of average assets, reflecting the estimated adverse impact to the Bank’s operations caused by Hurricane Katrina in August 2005. The gains realized from the sale of investment securities and the hurricane disaster losses are viewed as non-recurring income items and, thus, are excluded in the evaluation of the Bank’s core earnings.
     The Bank’s effective tax rate ranged from 27.6% in 2004 to 48.3% in 2007. For the twelve months ended March 31, 2008, the Bank recorded a tax benefit equal to 44.7% of pre-tax income. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 34.0%.
Interest Rate Risk Management
     The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and the first nine months of 2007, in which the yield curve was flat or inverted. Comparatively, the net interest margin should benefit from the recent decline in short-term interest rates, which has provided for a steeper yield curve. As of March 31, 2008, the Bank’s cumulative one year gap-to-assets ratio was negative 22% (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
     The Bank’s primary strategies to manage interest rate risk have been to maintain a strong capital position, which has supported a favorable interest-earning assets/interest-bearing liabilities ratio, and to limit non-performing assets that become non-interest-earning assets. Maintaining investments as available for sale and underwriting originations of 1-4 family loans so that they can be sold into the secondary market if such a strategy becomes appropriate are also strategies utilized to support management of the Bank’s interest rate risk. As of March 31, 2008, of the Bank’s total loans due after March 31, 2009, ARM loans comprised 0.2% of those loans (see Exhibit I-8). Pursuant to the Bank’s business plan, diversification into more interest rate sensitive types of lending and emphasizing growth of core deposits would also serve to reduce the short-term repricing mismatch between interest rate sensitive assets and liabilities.
     The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.
Lending Activities and Strategy
     Hibernia Homestead’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans account for the major portion of the Bank’s current loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has been very limited. One of the primary strategic objectives of the Bank’s business plan is to diversify the Bank’s lending activities, where growth of commercial real estate and commercial business loans will be emphasized as the primary sources of loan growth. The origination of 1-4 family permanent mortgage loans is also expected to remain an active area of lending for the Bank, while other areas of lending diversification are expected to remain somewhat limited. Exhibit I-9 provides historical detail of Hibernia Homestead’s loan portfolio composition over the two and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of March 31, 2007.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15
     The Bank’s 1-4 family lending family activities have generally emphasized the origination of fixed rate loans with terms of up to 30 years. The Bank’s philosophy has been to retain all originations for investment; although, loans are generally underwritten to secondary market standards, so that the loans can be sold if such a strategy becomes desirable. Residential loans are generated through Bank’s in-house lending staff and are secured by properties in the New Orleans metropolitan area and nearby surrounding markets. As of March 31, 2008, the Bank’s portfolio of 1-4 family permanent mortgage loans totaled $27.6 million or 95.5% of total loans outstanding.
     Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences. Construction loans extended for 1-4 family properties are typically construction/permanent loans, with most of the Bank’s recent construction lending activities involving loans for replacement or rehabilitation of hurricane damaged properties. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Land loans consist of properties that will be used for development of residential lots and constitute a minor area of lending diversification for the Bank. Land loans are originated up to a loan-to value (“LTV”) ratio of 90.0%. As of March 31, 2008, Hibernia Homestead’s outstanding balance of construction and land loans totaled $439,000 or 1.5% of total loans outstanding.
     The balance of the mortgage loan portfolio consists of multi-family loans, which are collateralized by properties in the Bank’s primary market area. Going forward, the Bank plans to be more active in the area of commercial real estate lending. Diversification into commercial real estate lending, as well as commercial business lending, is expected to be facilitated by the senior management team that has been put in place over the past few years, which has significant commercial lending experience and ties to the business community in the New Orleans metropolitan area. Hibernia Homestead will originate commercial real estate loans up to a maximum LTV ratio of 75.0% and require a minimum debt-coverage ratio of 1.2 times. Loan terms for commercial real estate loans will typically provide for amortization periods of up to 20 years with shorter term repricing or balloon provisions. As of March 31, 2008, the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16
Bank’s outstanding balance of multi-family loans totaled $782,000 or 2.7% of the total loan portfolio.
     Diversification into consumer and commercial business lending has been minimal for Hibernia Homestead. The consumer loan portfolio consists of modest balances of home equity lines of credit and loans secured by deposits. Home equity lending is a desired area of lending growth for the Bank and, lending programs have been recently developed to facilitate growth of the home equity loan portfolio. Home equity lines of credit are offered for terms of up to 10 years and up to a LTV ratio of 80.0%, inclusive of other liens on the property. Home equity lines of credit are tied to the prime rate as reported in The Wall Street Journal. As of March 31, 2008, the Bank’s outstanding balance of consumer loans equaled $79,000 or 0.3% of total loans outstanding.
     Currently, the Bank does not hold any commercial business loans, but will seek to emphasize commercial business lending as one of the primary sources of future loan growth. The Bank plans to offer commercial business loans and lines of credit to small- and medium-sized companies in its market area. Commercial business loans to be offered by Hibernia Homestead are expected to consist primarily of floating rate loans indexed to the prime rate as published in The Wall Street Journal and, to a lesser extent, fixed rate loans. The commercial business loan portfolio is expected to consist primarily of secured loans.
     Exhibit I-11 provides a summary of the Bank’s lending activities over the past two and one quarter years. Consistent with the Bank’s loan portfolio composition, originations of 1-4 family permanent mortgage loans accounted for the major portion of loans originated during the past two and one-quarter years. Loans originated during the past two and one-quarter years totaled $18.8 million, with 1-4 family permanent mortgage loans accounting for $17.5 million or 93.1% of the total loans originated. The balance of the Bank’s loan production in 2006 and 2007 consisted of $590,000 of multi-family loans, $663,000 of construction loans and $42,000 of consumer loans. In the first quarter of 2008, loans originated by the Bank totaled $619,000 and consisted entirely of 1-4 family permanent mortgage loans. The Bank did not purchase or sell any loans during the two and one-quarter year period ending March 31, 2008.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17
Asset Quality
     The Bank’s 1-4 family lending emphasis in local markets has supported maintenance of very favorable credit quality measures. Most notably, the Bank did not have any non-performing assets at year ends 2006 and 2007 or at March 31, 2008. To track the Bank’s asset quality and the adequacy of valuation allowances, Hibernia Homestead has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. The credit quality of the loan portfolio is reviewed monthly by the Board and senior management. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2008, the Bank maintained valuation allowances of $273,000, equal to 0.95% of net loans receivable.
Funding Composition and Strategy
     Deposits have consistently served as the Bank’s primary funding source and at March 31, 2008 deposits accounted for 99.4% of Hibernia Homestead’s interest-bearing funding composition. Exhibit I-12 sets forth the Bank’s deposit composition for the past two and one-quarter years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at March 31, 2008. CDs account for the largest portion of the Bank’s deposit base, totaling $22.3 million of 64.1% of total deposits at March 31, 2008. As of March 31, 2008, 87.0% of the CDs were scheduled to mature in one year or less. As of March 31, 2008, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $4.0 million or 18.0% of total CDs. Hibernia Homestead does not maintain any brokered CDs. The Bank also maintains a base of “core” deposits comprised of savings, money market, NOW and demand accounts, which in aggregate equaled $12.5 million or 35.9% of total deposits at March 31, 2008. Savings accounts constitute the largest portion of the Bank’s core deposits, and at March 31, 2008 totaled $7.0 million or 55.8% of core deposits.
     Recent trends in the Bank’s deposit composition show the concentration of CDs increasing slightly, as deposit run-off from year end 2006 through March 31, 2008

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18
consisted mostly of core deposits. CDs and core deposits comprised 61.3% and 38.7% of the Bank’s deposits, respectively, at December 31, 2006. Overall, total deposits declined from $38.1 million at December 31, 2006 to $34.7 million at March 31, 2008.
     Borrowings serve as an alternative funding source for the Bank to support management of liquidity, funding costs and interest rate risk. As of March 31, 2008, borrowings held by the Bank consisted of $200,000 of short-term FHLB advances. Exhibit I-14 provides further detail of the Bank’s borrowings activities during the past two and one-quarter years.
Subsidiary Activities
     Hibernia Homestead maintains one wholly-owned subsidiary, Hibernia Homestead Development Corporation, which is currently inactive.
Legal Proceedings
     Hibernia Homestead is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1
II. MARKET AREA
Introduction
     Hibernia Homestead serves the New Orleans metropolitan area through its main office in New Orleans and two branch offices located in New Orleans and Metairie. The New Orleans locations are in Orleans Parish and the Metairie branch is in Jefferson Parish. At this time, there are no plans to expand the branch network, rather an emphasis will be placed on growing the existing branches. The branch in Metairie will be replaced with a larger branch, which is expected to open by June 9, 2008. Exhibit II-1 provides information on the Bank’s office properties.
     Jefferson Parish is the adjacent parish west of Orleans Parish and Orleans Parish is coexistent with New Orleans which has primarily urban characteristics. Jefferson Parish can be characterized as a bedroom community for neighboring New Orleans and is often referred to as the gateway of New Orleans. The oil industry remains a significant part of the local economy, which has become more diversified over the past 25 years following the severe downturn experienced in the oil and chemical industries during the mid- and late-1980s. Jefferson Parish maintains a large commuter population in which residents commute to jobs in the New Orleans metropolitan area. The New Orleans economy is dominated by four major sectors: oil/gas and related activities, tourism, the port and ship/boat building, and aerospace manufacturing. Historically, tourism has been the largest contributor to the New Orleans economy; however, the destruction caused by Hurricane Katrina has caused a significant decline in tourism. The effects of Hurricane Katrina were catastrophic and widespread. It was one of the deadliest natural disasters in the history of the United States and hugely impacted the economy, workforce, and people of Orleans Parish and Jefferson Parish.
     Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

RP® Financial, LC.	MARKET AREA II.2
National Economic Factors
     The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over past few quarters, retail sales were up modestly in July 2007 and the unemployment rate for July increased to 4.6%, versus 4.5% for June, on slower job growth. Industrial output showed a stronger than expected increase in July, while the housing market continued to struggle. New home construction fell in July to its lowest level in a decade and existing home sales dropped for a fifth straight month in July. Home prices also fell in July for a record 12th consecutive month, with the drop in prices accelerating amid a glut of unsold homes and tighter lending standards. Consumer confidence fell in August, with the decline being attributed to softening of business and labor-market conditions. Other signs of economic weakness were reflected in the relatively modest gains posted for retail sales and industrial production in August, as well as the loss of jobs in August. The August employment report showed a reduction of 4,000 jobs, which was the first drop in four years, while the August unemployment rate held steady at 4.6%. The housing market showed further deterioration in August, as sales of existing homes tumbled and home inventories continued to rise. Lower demand for transportation goods translated into a reduction for durable-goods orders in August as well. The manufacturing and service sectors continued to expand in September, but at slower rates compared to August. Job growth rebounded in September, although the national unemployment rate edged up to 4.7%. Retailers posted weaker than expected sales in September and the housing market continued to show further deterioration. New home starts fell to their lowest level in 14 years in September, as sales of previously occupied homes dropped 19% in September. New home sales rose in September, as builders cut home prices to reduce the inventory of unsold homes. Economic weakness was also reflected by a decrease in September durable-goods orders. While most of the economic data pointed towards a slowing economy, third quarter GDP growth came in stronger than expected at a 3.9% annualized rate.
     Economic data at the start of the fourth quarter of 2007 generally pointed to weaker growth. Manufacturing slowed in October and retailers posted weak October

RP® Financial, LC.	MARKET AREA II.3
sales. Employers boosted payrolls by a surprisingly strong 166,000 jobs in October, while the October national unemployment rate held steady at 4.7%. Existing home sales declined for an eighth straight month in October, despite a sharp decline in home prices. Orders of durable-goods also declined in October. Manufacturing activity fell in November, but stayed above recession levels. The November U.S. unemployment rate remained at 4.7%, as 94,000 jobs were added in November. Housing starts fell in November to a 16-year low, but existing home sales edged up in November from October amid lower prices. Sluggish hiring in December drove the U.S. unemployment rate up to a two-year high of 5.0%. Other signs of a cooling economy at year end included a decline in December retail sales, December housing starts plunging to their slowest pace in 16 years and fourth quarter GDP growth slowing to a modest 0.6% annualized growth rate.
     Signs of the economy potentially slipping into a recession continued to emerge in 2008, with January employment data showing a drop in payrolls for the first time since 2003. The January unemployment rate dipped to 4.9%, as the civilian labor force shrank slightly. January economic data also showed retailers continuing to experience a decline in sales. New home sales fell in January for a third straight month, pushing activity down to the slowest pace in nearly 13 years. Due to the ongoing housing slump, the Federal Reserve cut its economic growth forecast for 2008. Consumer confidence dropped sharply in February amid growing concerns of a forthcoming recession. Other data that indicated the economy was heading towards a recession included a decline in February manufacturing activity to a five year low, and the number of homes entering foreclosure hit a record in the fourth quarter of 2007. February employment data showed a loss of jobs, although the unemployment rate dipped to 4.8%. Falling home prices spurred an increase in February existing home sales, although new home sales continued to decline in February. The weak housing market was further evidenced by a decrease in residential construction activity during February, which pushed the mark for decreased residential construction activity to a record 24 consecutive months. Manufacturing activity edged up slightly in March 2008, although the March reading still signaled that the manufacturing sector was still in contraction. March employment data showed a third straight month of job losses, with the

RP® Financial, LC.	MARKET AREA II.4
unemployment rate increasing from 4.8% to 5.1%. The prolonged housing slump continued into March, with sales of new homes plunging to the slowest pace in over 16 years despite sharply lower prices. Sales and prices of existing homes were also down in March. Orders for durable goods dropped for the third consecutive month in March, providing further evidence that the economy was sliding into recession. Overall, the economy expanded at a 0.6% annual rate in the first quarter.
     The economy lost jobs in April 2008, which was the fourth month in a row that the labor force shrank. However, employers cut far fewer jobs in April than in recent months and the unemployment rate dropped to 5.0% compared to 5.1% in March. Led by a decline in auto sales, retail sales dropped 0.2% in April which was a less significant decline than anticipated. Comparatively, the manufacturing sector struggled in April, as evidenced by a 0.7% decline in industrial output. Housing starts were higher in April compared to March, with the surprising increase supported by a sharp rise in multi-family construction. Existing home sales dropped for a ninth straight month in April, although new home sales unexpectedly showed a modest increase in April.
     In terms of interest rates trends over the past year, healthy job growth reflected in the June 2007 employment report pushed Treasury yields higher at the start of the third quarter. However, Treasury bonds rallied in mid-July on news of rating down grades on bonds backed by subprime mortgages, as investors dumped junk bonds for the relative safety of Treasury bonds. The rally in long-term Treasury bonds continued into late-July, based on fears that the housing slump was spreading to the broader economy. Interest rates stabilized during the first half of August, as the Federal Reserve held rates steady as expected and core wholesale inflation showed only a modest increase in July. A half point cut in the Federal Reserve’s discount rate and increased speculation that the Federal Reserve would cut the federal funds rate in September pushed interest rates lower heading into the second half of August, with short-term Treasury yields posting their biggest decline in 19 years. The comparatively larger decline in short-term Treasury yields provided for a slightly positive slope to the yield curve in late-August. Interest rates stabilized somewhat during the first half of September, as investors awaited the outcome of the September meeting of the Federal Reserve. The Federal

RP® Financial, LC.	MARKET AREA II.5
Reserve concluded the September meeting by cutting the federal funds rate by 0.5%, which exceeded the 0.25% rate cut most economists had expected. The rate cut provided for a steeper yield curve, as short-term Treasury yields declined and long-term Treasury yields were generally stable to slightly higher through the end of September.
     Inflation jitters amid stronger than expected job growth for September pushed interest rates higher at the start of the fourth quarter of 2007. Gloomy economic data, along with consumer confidence dropping to a two-year lower, provided for a pullback in long-term Treasury yields during the second half of October. As generally expected, the Federal Reserve concluded its October meeting with a 25 basis point rate cut. The downward trend in Treasury yields continued into November, as concerns about the credit squeeze and economic downturn sent investors seeking safety in Treasury bonds. Growing credit fears pushed the yield on the 10-year Treasury bond below 4.0% in late-November and early-December, the lowest yield for 10-year Treasury bonds in more than three years. Treasury yields moved higher ahead of the December Federal Reserve meeting, amid expectations that the Federal Reserve would implement another rate cut. The yield on the 10-year Treasury note edged below 4.0% following the quarter point rate cut by the Federal Reserve, but Treasury yields quickly reversed course on renewed inflation concerns based on larger than expected increases in November producer and consumer prices. More signs of an economic slow down served to push long-term Treasury yields lower in the final weeks of 2007.
     The downward trend in long-term Treasury yields continued to prevail in early 2008, as economic data generally pointed towards an economy growing weaker. Interest rates declined further on news of a surprise 0.75% rate cut by the Federal Reserve a week before its scheduled rate meeting at the end of January, with the yield on the 10-year Treasury note dipping below 3.50%. Treasury yields edged slightly higher in the week before the Federal Reserve meeting. The Federal Reserve meeting at the end of January concluded with a second rate cut over a nine day period, as the target rate was cut by 0.5% to 3.0%. Interest rates stabilized during the first half of February, with more economic data pointing towards a recession, and then edged higher going into late-February on inflation worries fueled by a 0.4% jump in January

RP® Financial, LC.	MARKET AREA II.6
consumer prices. More signs of a softening U.S. economy and renewed worries of the deepening credit crisis highlighted by the collapse of investment banking firm Bear Stearns pushed bond yields lower at the end of February and the first half of March, with the yield on the 10-year Treasury dipping below 3.5% in mid-March. The Federal Reserve cut its target rate by 0.75% to 2.25% at its mid-March meeting, which along with renewed worries about the economy pushed Treasury yields lower heading into the second half of March. Treasury yields edged higher at the end of the first quarter, with the 10-year Treasury yield stabilizing around 3.5%.
     Interest rates were fairly stable during the first half of April 2008, as economic data pointed towards the U.S. economy going into recession. Most notably, March employment data showed job losses for a third consecutive month and April consumer confidence dropped to a new low for the fourth month in a row. Economic data showing higher wholesale and consumer prices in March, along with an unexpected drop in weekly unemployment claims in late —April, push long-term Treasury yields higher in the second half of April. At the end of April, the Federal Reserve lowered its target rate by a quarter point to 2%. The rate cut was the seventh in eight months, although the Federal Reserve signaled that it may be ready for a pause. Long-term Treasury yields stabilized through most of May, as economic data provided mixed signals on the likelihood of the national economy going into recession. As of May 23, 2008, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.11% and 3.85%, respectively, versus comparable year ago yields of 4.96% and 4.86%. Exhibit II-2 provides historical interest rate trends.
Market Area Demographics
     While Hurricane Katrina affected a wide area along the Gulf Coast, including parts of Louisiana, Mississippi, and Alabama, New Orleans incurred the greatest damage. Floodwaters caused by failed levees destroyed the majority of housing in New Orleans and displaced over 80% of its 450,000 citizens. Residents evacuated to other cities in Louisiana (Baton Rouge’s population doubled shortly after the disaster), but also to Texas, Georgia, and ultimately, 44 states. The return of former residents to New Orleans has been gradually occurring and it is very uncertain as to what share of New

RP® Financial, LC.	MARKET AREA II.7
Orleans’ population will return to the city. Hurricane Katrina destroyed thousands of homes, businesses, and jobs, along with many of the city’s hospitals, schools, and other community assets. As citied by the Brookings Institution, nearly 228,000 homes and apartments were flooded across the New Orleans metropolitan area, including 39% of all owner-occupied units and 56% of all rental units. Population growth will depend in a large part on how fast the city’s physical and social infrastructure gets rebuilt. Growth strategies set forth in this Plan will in part be supported by the rebuilding effort and revitalization of business activity throughout the New Orleans metropolitan area.
     Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Bank’s market area (see Table 2.1). The impact of Hurricanes Katrina and Rita are shown in the table, especially in Orleans Parish as reflected by significant decreases in population and households during the 2000 to 2007 period. Projected population growth rates for next five years show Orleans Parish gaining population, while Jefferson Parish is projected to continue to experience a slight decline in population. The projected recovery in population for Orleans Parish will remain well below Orleans Parish’s population in 2000. With the significantly larger loss of population experienced by Orleans Parish, Jefferson Parish currently maintains a larger population than Orleans Parish. Growth in the number of households paralleled population growth trends, with Orleans Parish experiencing a much large decline in households compared to Jefferson Parish during the 2000 to 2007 period.
     Income levels in the market area tend to reflect the nature of the markets served, with higher income levels maintained in the more suburban market of Jefferson Parish compared to Orleans Parish which is more of an urban market with some areas of poverty. Median household and per capita income measures for Jefferson Parish exceeded the comparable Louisiana measures, while the comparable income measures for Orleans Parish were below the Louisiana measures. Household income distribution measures further underscore the greater affluence of the Jefferson Parish market.

RP® Financial, LC.	Market Area II.8
Table 2.1
Hibernia Homestead
Summary Demographic Data

				Growth	Growth
	Year			Rate	Rate
	2000	2007	2012	2000-07	2007-2012
Population(000)
United States	281,422	306,348	325,526	1.2%	1.2%
Louisiana	4,469	4,385	4,551	-0.3%	0.7%
Jefferson Parish	455	437	424	-0.6%	-0.6%
Orleans Parish	485	265	286	-8.3%	1.5%

Households(000)
United States	105,480	115,337	122,831	1.3%	1.3%
Louisiana	1,656	1,646	1,721	-0.1%	0.9%
Jefferson Parish	176	169	164	-0.6%	-0.6%
Orleans Parish	188	101	110	-8.5%	1.6%

Median Household Income($)
United States	$42,164	$53,154	$62,503	3.4%	3.3%
Louisiana	32,809	37,186	40,783	1.8%	1.9%
Jefferson Parish	38,563	42,816	46,590	1.5%	1.7%
Orleans Parish	27,304	32,959	36,261	2.7%	1.9%

Per Capita Income($)
United States	$21,587	$27,916	$33,873	3.7%	3.9%
Louisiana	16,912	19,796	22,435	2.3%	2.5%
Jefferson Parish	19,953	22,982	26,112	2.0%	2.6%
Orleans Parish	17,258	18,901	20,384	1.3%	1.5%

	Less Than $25,000 to $50,000 to
2007 HH Income Dist.(%)	$25,000	50,000	$100,000	$100,000+

United States	21.9%	25.0%	32.3%	20.8%
Louisiana	34.6%	28.1%	26.2%	11.2%
Jefferson Parish	27.3%	29.7%	29.0%	14.0%
Orleans Parish	39.0%	29.0%	23.2%	8.8%
Source: SNL Financial

RP® Financial, LC.	MARKET AREA II.9
Local Economy
     The local economy is somewhat diversified, with services, government and wholesale/retail trade serving as the basis of the local economy. Similar to state and national figures, service jobs represent the largest employment sector in Jefferson and Orleans Parishes. Employment in government and wholesale/retail jobs were the second and third largest employment sectors in Orleans Parish. Jobs in the wholesale/retail sector were the second largest source of employment in Jefferson Parish, followed by jobs in government. In the aftermath of Hurricane Katrina, Jefferson Parish has become the retail hub for the rebuilding effort in the three surrounding parishes (Orleans, Plaquemines, and St. Bernard). Government is a particularly large employment sector for Orleans Parish, because of the key installations of the U.S. Navy and other military operations in the region. Some of New Orleans’ largest private employers have been ship building firms, where workers build and repair vessels for the U.S. Navy, merchant fleets, and cruise ship lines. Table 2.2 provides an overview of employment by sector in the state of Louisiana, as well as for the primary market area parishes.
Table 2.2
Hibernia Homestead Bank
Primary Market Area Employment Sectors
(Percent of Labor Force) (1)

				Market
Employment Sectors	Louisiana	Jefferson	Orleans	Average(2)
Services	38.7%	42.7%	49.9%	46.3%
Government	16.6	9.8	19.7	14.7
Wholesale/Ret. Trade	14.2	17.6	8.7	13.1
Fin. Ins. Real Estate	7.0	9.4	7.1	8.3
Construction	7.1	7.0	2.9	4.9
Manufacturing	6.4	6.4	2.9	4.7
Transport./Warehousing	3.7	4.1	4.4	4.3
Mining	2.1	0.9	1.7	1.3
Farming	1.4	0.0	0.0	0.0
Other	2.8	2.1	2.7	2.4

	100.0%	100.0%	100.0%	100.0%

(1)	As of 2005

(2)	Averages based on Jefferson Parish and Orleans Parish.
Source: REIS DataSource.

RP® Financial, LC.	MARKET AREA II.10
Unemployment Trends
     Comparative unemployment rates for Louisiana, the regional area, as well as for the U.S., are shown in Table 2.3. The U.S. Bureau of Labor Statistics continues to make modifications to the labor force estimation procedures for the areas affected by Hurricane Katrina. These modifications include not publishing labor force estimates for the parishes within the New Orleans-Metairie-Kenner metropolitan area (“MSA”) or cities within those parishes where the quality of input data was severely compromised by the hurricane, which include the Bank’s market area of Jefferson and Orleans Parishes. Accordingly, in assessing employment data for the Bank’s market area, the New Orleans MSA unemployment rate was used. The data shows that March 2008 unemployment rates for the MSA and Louisiana equaled 3.8% and 4.3%, respectively, which were below the comparable U.S. unemployment rate of 5.2%. Consistent with the U.S and Louisiana unemployment rates, the unemployment rate for the MSA was higher in March 2008 compared to a year ago.
Table 2.3
Hibernia Homestead Bank
Unemployment Data(1)

	March 2007	March 2008
Region	Unemployment	Unemployment
United States	4.5%	5.2%
Louisiana	3.5	4.3
New Orleans-Metairie —Kenner	3.2	3.8

(1)	Unemployment rates have not been seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.
Market Area Deposit Characteristics and Competition
     The Bank’s deposit base is closely tied to the economic fortunes of Jefferson Parish and Orleans Parish and, in particular, the areas of those parishes that are nearby to one of Hibernia Homestead’s three branches. Table 2.4 displays deposit market trends from June 30, 2004 through June 30, 2007 for Hibernia Homestead, as well as

RP® Financial, LC.	Market Area II.11
Table 2.4
Hibernia Homestead Bank
Deposit Summary

	As of June 30,
	2004			2007			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2004-2007
	(Dollars in Thousands)						(%)

State of Louisiana	$55,171,000	100.0%	1,525	$72,980,000	100.0%	1,606	9.8%
Commercial Banks	51,621,000	93.6%	1,416	68,924,000	94.4%	1,489	10.1%
Savings Institutions	3,550,000	6.4%	109	4,056,000	5.6%	117	4.5%

Jefferson Parish	$6,194,000	100.0%	131	$9,670,000	100.0%	137	16.0%
Commercial Banks	5,266,000	85.0%	110	8,618,000	89.1%	116	17.8%
Savings Institutions	928,000	15.0%	21	1,052,000	10.9%	21	4.3%
Hibernia Homestead	20,418	0.3%	1	17,929	0.2%	1	-4.2%

Orleans Parish	$9,416,000	100.0%	104	$10,063,000	100.0%	99	2.2%
Commercial Banks	8,807,000	93.5%	87	9,523,000	94.6%	83	2.6%
Savings Institutions	609,000	6.5%	17	540,000	5.4%	16	-3.9%
Hibernia Homestead	22,400	0.2%	2	20,024	0.2%	2	-3.7%
Source: FDIC.

RP® Financial, LC.	MARKET AREA II.12
for all commercial bank and savings institution branches located in those two parishes and the state of Louisiana. Consistent with the state of Louisiana, commercial banks maintained a significantly larger market share of deposits than savings institutions in the Bank’s primary market area parishes. For the three year period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in both primary market area parishes, as well as the state of Louisiana. Overall, for the three year period covered in Table 1.6, bank and thrift deposits increased at an annual rate of 16.0% in Jefferson versus a 2.2% annual growth rate in Orleans Parish.
     Based June 30, 2007 deposit data, Hibernia Homestead maintained a 0.2% market share of bank and thrift deposits in both Jefferson Parish and Orleans Parish. June 30, 2007 deposit data showed that the Bank maintained a total of $20.0 million of deposits at the two branches in Orleans Parish, which was only slightly above the $17.9 million of deposits maintained at the Jefferson Parish branch. For the three year period covered in Table 2.4, deposit balances maintained by Hibernia Homestead decreased in both Jefferson Parish and Orleans Parish.
     As implied by the Bank’s very low market share of deposits, competition among financial institutions in the Bank’s market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Hibernia Homestead. Financial institution competitors in the Bank’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Hibernia Homestead will seek to emphasize its community orientation, local and timely decision making and superior customer service in the markets served by its branches. Table 2.5 lists the Bank’s largest competitors in the parishes currently served by its branches, based on deposit market share as noted parenthetically. The Bank’s market share and market rank are also provided in Table 2.5.

RP® Financial, LC.	MARKET AREA II.13
Table 2.5
Hibernia Homestead Bank
Market Area Deposit Competitors

Location	Name
Jefferson Parish	Capital One Financial Corp. (24.2%) J.P. Morgan Chase & Co.. (16.3%) Regions Financial Corp. (14.0%) Hibernia Homestead (0.2%) Rank of 26

Orleans Parish	Capital One Financial Corp. (30.2%) Whitney Holding Corp. (24.4%) J.P. Morgan Chase & Co. (22.6%) Hibernia Homestead (0.2%) Rank of 17

RP® Financial, LC.	PEER GROUP ANALYSIS III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Hibernia Homestead’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Hibernia Homestead is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Hibernia Homestead, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based

RP® Financial, LC.	PEER GROUP ANALYSIS III.2
institutions with comparable resources, strategies and financial characteristics. There are approximately 163 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Hibernia Homestead will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Hibernia Homestead. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:
•	Screen #1 Louisiana institutions with assets less than $500 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Two companies met the criteria for Screen #1 and one was included in the Peer Group: GS Financial Corp. Louisiana Bancorp was the other company that met the criteria, but was excluded as the result of completing its conversion less than one year ago.

•	Screen #2 Southeast institutions, except for Louisiana institutions, with assets less than $500 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Two companies met the criteria for Screen #2 and one was included in the Peer Group: Jefferson Bancshares Inc. of Tennessee. First Advantage Bancorp of Tennessee was the other company that met the criteria, but was excluded as the result of completing its conversion less than one year ago. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•	Screen #3 Midwest institutions with assets less than $500 million, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Nine companies met the criteria for Screen #3 and all nine were included in the Peer Group: Central Federal Corp. of Ohio, Citizens Community Bancorp of Wisconsin, FFD Financial Corp. of Ohio, First Bancshares of Missouri, First Capital, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, LSB Financial Corp. of Indiana, Liberty Bancorp, Inc. of Missouri and Wayne Savings Bancshares of Ohio. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share

RP® Financial, LC.	PEER GROUP ANALYSIS III.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
May 23, 2008(1)

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(2)	Assets	Offices	Year	Date	Price	Value
									($)	($Mil)

FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$456M	12	12-31	01/99	$14.26	$40
CZWI	Citizens Community Bancorp Inc. of WI	NASDAQ	Eau Claire, WI	Thrift	$426M	12	09-30	11/06	$8.49	$57
FCLF	First Clover Leaf Financial Corp. of IL	NASDAQ	Edwardsville, IL	Thrift	$410M	4	12-31	07/06	$9.00	$74
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$401D	11	03-31	01/03	$9.59	$29
LSBI	LSB Financial Corp. of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$354M	5	12-31	02/95	$18.00	$28
LBCP	Liberty Bancorp, Inc. of MO	NASDAQ	Liberty, MO	Thrift	$339D	6	09-30	07/06	$10.21	$41
JFBI	Jefferson Bancshares Inc. of TN	NASDAQ	Morristown, TN	Thrift	$334M	5	06-30	07/03	$9.49	$59
CFBK	Central Federal Corp. of OH	NASDAQ	Fairlawn, OH	Thrift	$276M	4	12-31	12/98	$4.75	$21
FBSI	First Bancshares, Inc. of MO	NASDAQ	Mtn. Grove, MO	Thrift	$249M	11	06-30	12/93	$14.08	$22
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	$201M	5	12-31	04/97	$17.25	$22
FFDF	FFD Financial Corp. of Dover OH	NASDAQ	Dover, OH	Thrift	$180M	4	06-30	04/96	$13.99	$15

NOTES:	(1)	M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4
data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Hibernia Homestead, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Hibernia Homestead’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.
     A summary description of the key comparable characteristics of each of the Peer Group companies relative to Hibernia Homestead’s characteristics is detailed below.
•	Central Federal Corp. of Ohio. Selected due to comparable size of branch network, similar ratio of deposits funding assets, low return on average assets, similar earnings contribution from non-interest operating income and favorable credit quality measures.
•	Citizens Community Bancorp of Wisconsin. Selected due to relatively high equity-to-assets ratio, similar earnings contribution from non-interest operating income, relatively high concentration of 1-4 family loans as a percent of assets and favorable credit quality measures.
•	FFD Financial Corp. of Ohio. Selected due to relatively small asset size, comparable size of branch network, similar earnings contribution from non-interest operating income and favorable credit quality measures.
•	First Bancshares, Inc. of Missouri. Selected due to relatively small asset size, low return on average assets and relatively high level of operating expenses.
•	First Capital, Inc. of Indiana. Selected due to similar ratio of deposits funding assets and relatively high concentration of 1-4 family loans as a percent of assets.
•	First Clover Leaf Financial Corp. of Illinois. Selected due to comparable size of branch network, relatively high equity-to-assets ratio, similar ratio of deposits funding assets, relatively low net interest income to average assets ratio and favorable credit quality measures.
•	GS Financial Corp. of Louisiana. Selected due to New Orleans market area, relatively small asset size, comparable size of branch network, relatively high equity-to-assets ratio, similar interest-earning asset composition, similar ratio of deposits funding assets and relatively high level of operating expenses.
•	Jefferson Bancshares Inc. of Tennessee. Selected due to comparable size of branch network, relatively high equity-to-assets ratio, similar ratio of deposits funding assets, similar earnings contribution from non-interest operating income, relatively high level of operating expenses and favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5
•	LSB Financial Corp. of Indiana. Comparable size of branch network, similar ratio of deposits funding assets, relatively high level of operating expenses and relatively high concentration of 1-4 family loans as a percent of assets.
•	Liberty Bancorp, Inc. of Missouri. Selected due to relatively high equity-to-assets ratio and similar ratio of deposits funding assets.
•	Wayne Savings Bancshares of Ohio. Selected due to similar interest-earning asset composition, similar earnings contribution from non-interest operating income, relatively high investment in mortgage-backed securities as a percent of assets and favorable credit quality measures.
     In aggregate, the Peer Group companies maintained a slightly higher level of capital compared to the industry average (13.44% of assets versus 12.15% for all public companies), generated higher earnings as a percent of average assets (0.45% ROAA versus 0.33% for all public companies), and earned a higher ROE (3.53% ROE versus 2.50% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below and similar to the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,273		$330
Market capitalization ($Mil)	$334		$37
Equity/assets (%)	12.15%		13.44%
Return on average assets (%)	0.33		0.45
Return on average equity (%)	2.50		3.53
Pricing Ratios (Averages)(1)
Price/earnings (x)	20.32	x	20.56	x
Price/book (%)	107.48%		81.71%
Price/assets (%)	13.64		10.99

(1)	Based on market prices as of May 23, 2008.
     Ideally, the Peer Group companies would be comparable to Hibernia Homestead in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Hibernia Homestead, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6
Financial Condition
     Table 3.2 shows comparative balance sheet measures for Hibernia Homestead and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of March 31, 2008, unless indicated otherwise for the Peer Group companies. Hibernia Homestead’s equity-to-assets ratio of 28.9% was well above the Peer Group’s average net worth ratio of 13.4%. Accordingly, with the infusion of the net conversion proceeds, the discrepancy between the Bank’s and the Peer Group’s equity-to-assets ratios will widen further. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 28.9% and 12.9%, respectively. The increase in Hibernia Homestead’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s high pro forma capitalization will make it difficult to achieve a competitive return on equity until the capital is leveraged through profitable growth strategies. Both Hibernia Homestead’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently exceeding the Peer Group’s ratios.
     The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Hibernia Homestead and the Peer Group. The Bank’s loans-to-assets ratio of 57.5% was below the comparable Peer Group ratio of 75.6%. Comparatively, the Bank’s cash and investments-to-assets ratio of 31.6% was above the comparable ratio for the Peer Group of 19.1%. Overall, Hibernia Homestead’s interest-earning assets amounted to 89.1% of assets, which was below the comparable Peer Group ratio of 94.7%. Hibernia Homestead’s lower ratio was mostly related to maintaining a relatively high level of fixed assets, which can be attributed to the capital expenditures incurred to renovate the main office from damages caused by Hurricane Katrina.
     Hibernia Homestead’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 69.8% of assets, which approximated the Peer Group’s ratio of 70.7%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7
Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2008

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &			Borrowed	Subd.	Net	Goodwill	Tng Net	MEMO:		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Pref.Stock	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Hibernia Homestead Bank
March 31, 2008		1.7%	29.9%	57.5%	69.8%	0.4%	0.0%	28.9%	0.0%	28.9%	0.0%	-7.78%	-18.92%	-2.03%	-7.19%	-84.15%	0.33%	0.33%	28.47%	28.47%	60.09%

All Public Companies
Averages		4.2%	20.1%	70.0%	66.7%	19.3%	0.6%	12.2%	1.0%	11.2%	0.0%	8.24%	1.30%	8.75%	3.54%	14.37%	-2.55%	-3.11%	10.49%	10.44%	17.00%
Medians		2.9%	17.6%	71.5%	67.4%	18.1%	0.0%	10.2%	0.1%	9.1%	0.0%	5.49%	1.07%	7.73%	2.43%	10.72%	-0.84%	-1.01%	8.70%	8.70%	13.84%

State of LA
Averages		4.4%	32.0%	59.4%	64.5%	16.4%	0.0%	18.2%	0.2%	18.0%	0.0%	12.40%	0.65%	15.85%	-8.93%	63.57%	4.96%	5.22%	17.81%	17.81%	40.04%
Medians		4.5%	24.7%	64.7%	66.5%	16.6%	0.0%	14.0%	0.0%	14.0%	0.0%	12.46%	-3.73%	9.43%	2.32%	63.57%	4.96%	5.23%	17.81%	17.81%	40.04%

Comparable Group
Averages		4.6%	14.5%	75.6%	70.7%	14.9%	0.3%	13.4%	0.6%	12.9%	0.0%	9.61%	-5.67%	11.90%	6.97%	16.67%	-1.16%	-1.09%	11.45%	11.45%	16.79%
Medians		4.7%	13.7%	74.5%	68.1%	14.9%	0.0%	11.0%	0.0%	10.9%	0.0%	6.12%	-2.12%	8.92%	5.34%	10.18%	-1.79%	-1.65%	10.05%	10.05%	14.70%

Comparable Group
CFBK	Central Federal Corp. of OH	2.5%	10.7%	82.0%	67.4%	20.0%	1.9%	10.0%	0.0%	10.0%	0.0%	14.81%	-0.50%	18.40%	12.59%	39.19%	-4.55%	-4.55%	8.70%	8.70%	11.40%
CZWI	Citizens Community Bancorp Inc. of WI	4.2%	11.8%	80.1%	58.6%	22.8%	0.0%	17.7%	1.6%	16.1%	0.0%	40.91%	NM	21.76%	24.99%	NM	-3.00%	-2.87%	10.70%	10.70%	17.00%
FFDF	FFD Financial Corp. of Dover OH	5.3%	4.1%	88.6%	77.7%	11.5%	0.0%	10.1%	0.0%	10.1%	0.0%	6.11%	3.89%	6.08%	4.89%	23.78%	2.74%	2.74%	9.67%	9.67%	12.85%
FBSI	First Bancshares, Inc. of MO	6.8%	19.0%	67.5%	79.6%	9.0%	0.0%	11.0%	0.1%	10.9%	0.0%	3.07%	-7.74%	8.92%	5.34%	-14.26%	3.12%	3.34%	10.05%	10.05%	16.42%
FCAP	First Capital, Inc. of IN	5.5%	16.7%	72.1%	72.9%	16.2%	0.0%	10.3%	1.2%	9.0%	0.0%	1.14%	0.84%	-0.21%	0.61%	1.53%	5.27%	6.24%	8.40%	8.40%	13.20%
FCLF	First Clover Leaf Financial Corp. of IL	6.4%	13.7%	74.5%	68.1%	9.4%	0.9%	20.7%	2.6%	18.0%	0.0%	8.57%	-22.97%	22.25%	14.87%	8.41%	-9.25%	-9.90%	17.30%	17.30%	23.00%
GSLA	GS Financial corp. of LA	5.7%	24.7%	64.7%	66.5%	18.7%	0.0%	14.0%	0.0%	14.0%	0.0%	18.92%	-3.73%	33.16%	6.90%	NM	3.34%	3.34%	13.72%	13.72%	24.78%
JFBI	Jefferson Bancshares Inc. of TN	4.7%	3.3%	84.7%	68.1%	9.9%	0.0%	21.7%	0.0%	21.7%	0.0%	1.26%	-28.99%	5.66%	3.94%	-9.09%	-1.65%	-1.65%	19.50%	19.50%	24.40%
LSBI	LSB Financial Corp. of Lafayette IN	3.8%	4.8%	85.8%	67.9%	21.8%	0.0%	9.6%	0.0%	9.6%	0.0%	-2.01%	9.79%	-2.68%	-5.35%	10.18%	-2.96%	-2.96%	9.49%	9.49%	13.32%
LBCP	Liberty Bancorp, Inc. of MO(1)	3.2%	19.8%	69.9%	70.5%	14.9%	0.0%	14.1%	0.0%	14.1%	0.0%	14.91%	2.69%	14.47%	11.31%	78.66%	-4.09%	-4.09%	10.80%	10.80%	14.70%
WAYN	Wayne Savings Bancshares of OH(1)	2.1%	31.2%	61.9%	80.8%	9.6%	0.0%	8.6%	0.6%	8.1%	0.0%	-1.96%	-10.02%	3.17%	-3.43%	11.59%	-1.79%	-1.60%	7.62%	7.62%	13.63%

(1)	Financial information is for the quarter ending December 31, 2007.
Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8
Utilization of borrowings was more significant for the Peer Group, as indicated by borrowings-to-assets ratios of 15.2% and 0.4% for the Peer Group and Hibernia Homestead, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 70.2% and 85.9%, respectively, with the Bank’s lower ratio supported by maintenance of a higher capital position.
     A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Bank’s IEA/IBL ratio is stronger than the Peer Group’s ratio, based on respective ratios of 126.9% and 110.2% percent. The additional capital realized from stock proceeds should serve to increase the Bank’s IEA/IBL ratio, as the interest free capital realized in Hibernia Homestead’s stock offering is expected to be mostly deployed into interest-earning assets.
     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Hibernia Homestead’s growth rates are based on annualized growth from December 31, 2006 through March 31, 2008, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended March 31, 2008 or the most recent period available. Hibernia Homestead recorded a 7.8% decrease in assets, versus a 9.6% increase in assets for the Peer Group. An 18.9% decline in cash and investments accounted for most of the reduction in the Bank’s assets, with a 2.0% decrease in loans contributing to the asset shrinkage as well. Asset growth for the Peer Group was sustained by an 11.9% increase in loans, which was in part funded by a 5.7% reduction in cash and investments.
     Asset shrinkage for the Bank funded deposit run-off as well as the pay down of borrowings, which decreased by 7.2% and 84.2%, respectively. Asset growth for the Peer Group was funded with deposit growth of 7.0% and a 16.7% increase in borrowings. The Bank’s capital growth rate equaled 0.3%, versus a 1.2% decrease in capital for the Peer Group. The Bank’s nominally positive capital growth rate was the result of a decline in the net unrealized loss on available for sale investments, which was largely offset by a decline in retained earnings due to the net loss recorded for the period evaluated. Comparatively, the Peer Group’s slightly negative capital growth rate

RP® Financial, LC.	PEER GROUP ANALYSIS III.9
reflects retention of earnings being more than offset by dividend payments as well as stock repurchases. The Bank’s post-conversion capital growth rate will be constrained by maintenance of a very high pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.
Income and Expense Components
     Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2008, unless otherwise indicated for the Peer Group companies. Hibernia Homestead reported a net loss equal to 0.41% of average assets, versus net income equal to 0.44% of average assets for the Peer Group. Higher levels of net interest income and non-interest operating income, and a lower level of operating expenses represented earnings advantages for the Peer Group. Lower loan loss provisions represented an earnings advantage for the Bank.
     The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Bank’s lower interest expense ratio. The Bank’s lower interest expense ratio was realized through maintaining a lower cost of funds (3.35% versus 3.78% for the Peer Group) and a lower level of interest-bearing liabilities funding assets. Likewise, the Peer Group’s higher interest income ratio was supported by a higher overall yield earned on interest-earning assets (6.68% versus 5.49% for the Bank), as well as maintaining a higher level of assets in interest-earning assets. Overall, Hibernia Homestead and the Peer Group reported net interest income to average assets ratios of 2.47% and 3.10%, respectively.
     In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.58% and 2.74%, respectively. Consistent with the Bank’s higher operating expense ratio, Hibernia Homestead maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $2.8 million for the

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2008

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Hibernia Homestead Bank
March 31, 2008		-0.41%	4.86%	2.39%	2.47%	0.00%	2.47%	0.00%	0.00%	0.35%	0.35%	3.58%	0.00%	0.02%	0.00%	5.49%	3.35%	2.14%	$2,765	-44.71%

All Public Companies
Averages		0.33%	5.83%	3.15%	2.68%	0.30%	2.38%	0.03%	-0.01%	0.64%	0.66%	2.54%	0.06%	0.03%	0.00%	6.19%	3.66%	2.53%	$5,904	32.19%
Medians		0.44%	5.76%	3.16%	2.69%	0.11%	2.47%	0.00%	0.00%	0.49%	0.51%	2.52%	0.00%	0.01%	0.00%	6.08%	3.66%	2.53%	$4,988	32.31%

State of LA
Averages		0.80%	5.93%	2.70%	3.24%	-0.06%	3.29%	0.01%	-0.01%	0.80%	0.80%	2.97%	0.00%	0.06%	0.00%	6.21%	3.28%	2.93%	$3,964	33.05%
Medians		0.94%	6.14%	2.84%	3.22%	-0.10%	3.29%	0.00%	0.00%	0.17%	0.17%	3.07%	0.00%	0.02%	0.00%	6.56%	3.16%	2.95%	$4,359	32.27%

Comparable Group
Averages		0.44%	6.31%	3.21%	3.10%	0.20%	2.90%	0.02%	-0.03%	0.52%	0.51%	2.72%	0.02%	0.03%	0.00%	6.68%	3.78%	2.90%	$4,053	41.01%
Medians		0.40%	6.39%	3.19%	3.06%	0.17%	2.88%	0.00%	0.00%	0.41%	0.46%	2.66%	0.00%	0.05%	0.00%	6.80%	3.74%	2.95%	$3,821	35.34%

Comparable Group
CFBK	Central Federal Corp. of OH	0.01%	6.75%	3.75%	3.00%	0.27%	2.73%	0.00%	0.01%	0.41%	0.42%	2.75%	0.00%	-0.18%	0.00%	7.12%	4.23%	2.89%	$4,531	NM
CZWI	Citizens Community Bancorp Inc. of WI	0.38%	6.25%	3.20%	3.06%	0.17%	2.88%	0.08%	0.00%	0.39%	0.47%	2.65%	0.08%	0.00%	0.00%	6.52%	4.09%	2.43%	$3,461	38.91%
FFDF	FFD Financial Corp. of Dover OH	0.78%	6.83%	3.06%	3.77%	0.39%	3.38%	0.00%	0.00%	0.32%	0.32%	2.57%	0.00%	0.06%	0.00%	6.98%	3.46%	3.52%	$3,748	34.20%
FBSI	First Bancshares, Inc. of MO	0.12%	6.10%	3.23%	2.87%	0.30%	2.57%	0.00%	0.00%	0.96%	0.96%	3.44%	0.02%	0.09%	0.00%	6.80%	3.65%	3.15%	$2,184	26.10%
FCAP	First Capital, Inc. of IN	0.79%	5.99%	2.97%	3.02%	0.12%	2.90%	0.00%	0.00%	0.70%	0.70%	2.52%	0.02%	0.09%	0.00%	6.33%	3.33%	3.01%	$3,302	31.57%
FCLF	First Clover Leaf Financial Corp. of IL	0.59%	5.81%	3.16%	2.65%	0.12%	2.53%	0.00%	0.00%	0.11%	0.11%	1.60%	0.13%	0.01%	0.00%	6.16%	4.15%	2.01%	$7,329	38.32%
GSLA	GS Financial corp. of LA	0.38%	6.41%	3.19%	3.22%	-0.17%	3.39%	0.00%	0.00%	0.13%	0.13%	3.07%	0.00%	0.16%	0.00%	6.74%	3.80%	2.95%	$4,359	36.47%
JFBI	Jefferson Bancshares Inc. of TN	0.40%	6.39%	2.91%	3.48%	0.11%	3.37%	0.11%	0.02%	0.27%	0.40%	2.88%	0.00%	0.00%	0.00%	6.90%	3.74%	3.16%	$3,591	54.97%
LSBI	LSB Financial Corp. of Lafayette IN	0.37%	6.40%	3.32%	3.08%	0.45%	2.63%	0.00%	-0.29%	1.41%	1.13%	3.27%	0.00%	0.05%	0.00%	6.81%	3.70%	3.11%	$3,894	30.87%
LBCP	Liberty Bancorp, Inc. of MO(1)	0.60%	6.63%	3.48%	3.15%	0.24%	2.92%	0.03%	-0.10%	0.60%	0.53%	2.65%	0.00%	0.08%	0.00%	7.02%	4.15%	2.86%	$4,136	31.10%
WAYN	Wayne Savings Bancshares of OH(1)(3)	0.45%	5.83%	3.03%	2.80%	0.14%	2.66%	0.00%	0.00%	0.46%	0.46%	2.52%	0.03%	0.00%	0.00%	6.12%	3.35%	2.78%	NM	87.57%

(1)	Financial information is for the quarter ending December 31, 2007.

(3)	Income and expense information has been annualized from available financial information.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Bank, versus a comparable measure of $4.1 million for the Peer Group. The Bank’s comparatively larger employee base relative to its asset size was viewed to be in part attributable to the employees that have been recently added to facilitate implementation of planned growth strategies going forward. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Hibernia Homestead’s capacity to leverage operating expenses will be significantly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.
     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were less favorable than the Peer Group’s. Expense coverage ratios posted by Hibernia Homestead and the Peer Group both equaled 0.69x and 1.13x, respectively.
     Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.51% and 0.35% of the Peer Group’s and Hibernia Homestead’s average assets, respectively. The Bank’s relatively low earnings contribution realized from non-interest operating income is indicative of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Hibernia Homestead’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 127.0% percent was less favorable than the Peer Group’s efficiency ratio of 75.3%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

     Loan loss provisions had a larger impact on the Peer Group’s earnings, as no loan loss provisions were established by the Bank for the twelve month period. Comparatively, loan loss provisions established by the Peer Group amounted to 0.20% of average assets. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of their generally favorable credit quality measures and low risk lending strategies.
     Net gains realized from the sale of assets had a comparable impact on the Bank’s and the Peer Group’s earnings, as the Bank and the Peer Group reported net gains equal to 0.02% and 0.03% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.
     As the result of the net loss recorded during the period, Hibernia Homestead recorded a tax benefit equal to 44.71% of the pre-tax loss. Comparatively, the Peer Group posted an effective tax rate of 41.01%. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.
Loan Composition
     Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group

RP® Financial, LC.	PEER GROUP ANALYSIS III.13
Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2008

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Hibernia Homestead Bank		29.12%	55.42%	0.88%	1.57%	0.00%	0.16%	48.51%	$0	$0

All Public Companies
Averages		11.32%	36.45%	7.02%	19.06%	4.38%	2.89%	64.48%	$1,692,758	$20,901
Medians		8.47%	35.33%	5.02%	17.54%	2.80%	0.64%	65.08%	$31,955	$102

State of LA
Averages		18.24%	32.04%	5.11%	16.59%	1.59%	2.52%	51.48%	$10,380	$84
Medians		11.72%	28.24%	6.02%	13.44%	1.81%	1.01%	51.48%	$13,080	$79

Comparable Group
Averages		7.07%	31.53%	8.08%	23.47%	6.59%	5.16%	70.14%	$30,201	$250
Medians		5.38%	31.69%	6.50%	23.75%	6.02%	2.61%	72.29%	$13,080	$157

Comparable Group
CFBK	Central Federal Corp. of OH	7.38%	20.27%	6.68%	41.56%	12.94%	3.19%	85.39%	$26,340	$157
CZWI	Citizens Community Bancorp Inc. of WI	10.90%	45.14%	0.05%	0.04%	0.00%	33.53%	63.16%	$0	$0
FFDF	FFD Financial Corp. of Dover OH	0.18%	35.33%	3.92%	34.94%	9.75%	4.01%	77.27%	$79,790	$641
FBSI	First Bancshares, Inc. of MO	12.94%	31.52%	8.20%	17.27%	3.69%	4.57%	65.37%	$0	$0
FCAP	First Capital, Inc. of IN	5.35%	42.55%	6.50%	13.70%	6.02%	5.03%	64.09%	$550	$3
FCLF	First Clover Leaf Financial Corp. of IL	1.62%	31.69%	4.36%	24.72%	7.70%	0.68%	72.29%	$38,010	$404
GSLA	GS Financial corp. of LA	11.72%	28.24%	6.02%	23.75%	1.81%	0.49%	51.48%	$13,080	$160
JFBI	Jefferson Bancshares Inc. of TN	0.00%	21.82%	18.19%	29.52%	13.76%	2.61%	81.65%	$4,310	$0
LSBI	LSB Financial Corp. of Lafayette IN	1.37%	40.10%	7.39%	31.07%	5.35%	0.69%	73.74%	$132,760	$1,131
LBCP	Liberty Bancorp, Inc. of MO(1)	5.38%	14.83%	27.21%	23.33%	4.65%	0.41%	79.03%	$8,110	$0
WAYN	Wayne Savings Bancshares of OH(1)	20.92%	35.38%	0.33%	18.28%	6.76%	1.52%	58.11%	$29,260	$255

(1)	Financial information is for the quarter ending December 31, 2007.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14
(84.5% of assets versus 38.6% for the Peer Group). The Bank’s higher ratio was attributable to maintaining significantly higher concentrations of mortgage-backed securities and 1-4 family loans in comparison to the Peer Group’s ratios. Given the Bank’s philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. The Peer Group’s average balance of loans serviced for others equaled $30.2 million or 9.2% of assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.
     Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (23.5% of assets), followed by construction/land loans (8.1% of assets). The Bank’s lending diversification consisted primarily of commercial real estate/multi-family loans (1.6% of assets), with other areas of lending diversification being very limited. Accordingly, lending diversification for the Peer Group was more significant in all loan types. The Peer Group’s more significant diversification into higher risk types of lending and higher concentration of assets maintained in loans compared to lower risk weighted investments translated into a higher risk-weighted assets-to-assets ratio of 70.1%, as compared to the Bank’s ratio of 48.5%.
Interest Rate Risk
     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Hibernia Homestead’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s, as implied by the Bank’s higher equity-to-assets and IEA/IBL ratios. At the same time, the Peer Group’s lower level of non-interest earning assets represented an advantage with respect to having to depend less on the yield-cost spread to sustain the net interest margin. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank’s with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with

RP® Financial, LC.	PEER GROUP ANALYSIS III.15
Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2008 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.
		Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution		Assets	IBL	Assets	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Hibernia Homestead Bank		28.9%	126.9%	10.9%	14	4	-2	-6	3	-44

All Public Companies		11.0%	108.7%	5.7%	-1	-2	-1	2	0	-7
State of LA		18.0%	120.4%	4.3%	-20	7	32	1	-3	-17

Comparable Group
Averages		12.9%	110.6%	5.3%	-4	-3	-3	1	-7	-10
Medians		10.9%	108.7%	5.5%	-5	-1	0	1	-4	-7

Comparable Group
CFBK	Central Federal Corp. of OH	10.0%	106.7%	4.7%	-11	7	4	-8	-3	-7
CZWI	Citizens Community Bancorp Inc. of WI	16.1%	118.1%	3.9%	-9	-16	-28	-9	5	NA
FFDF	FFD Financial Corp. of Dover OH	10.1%	109.9%	2.0%	-10	-11	21	-9	-18	-7
FBSI	First Bancshares, Inc. of MO	10.9%	105.4%	6.7%	8	22	4	16	-23	-4
FCAP	First Capital, Inc. of IN	9.0%	105.9%	5.6%	10	2	0	7	3	-1
FCLF	First Clover Leaf Financial Corp. of IL	18.0%	120.5%	5.5%	12	-22	-9	14	-23	-7
GSLA	GS Financial corp. of LA	14.0%	111.7%	4.8%	-28	10	-3	3	-5	-27
JFBI	Jefferson Bancshares Inc. of TN	21.7%	118.8%	7.3%	-5	4	-9	9	4	8
LSBI	LSB Financial Corp. of Lafayette IN	9.6%	105.2%	5.6%	-4	-30	4	-2	10	-23
LBCP	Liberty Bancorp, Inc. of MO(1)	14.1%	108.7%	7.1%	NA	-1	-23	-8	-16	-24
WAYN	Wayne Savings Bancshares of OH(1)	8.1%	105.3%	4.8%	NA	-3	3	NA	NA	-10

(1)	Financial information is for the quarter ending December 31, 2007.
NA=Change is greater than 100 basis points during the quarter.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16
respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios. The Bank’s ratio for non-interest earning assets is also expected to decrease following implementation of post-conversion business strategies, in which leveraging of post-conversion capital will be pursued through growth of interest-earning assets.
     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Hibernia Homestead and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Hibernia Homestead and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Hibernia Homestead’s assets and the net proceeds will be invested into interest-earning assets.
Credit Risk
     Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Bank did not hold any non-performing assets at March 31, 2008. Comparatively, the Peer Group’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 1.19% of assets. Non-performing loans for the Peer Group equaled 1.12% of loans. The Peer Group’s loss reserves as a percent of non-performing loans equaled 120.7%. Loss reserved maintained as percent of loans were comparable for the Bank and the Peer Group (0.95% versus 1.01% for the Peer Group). The Bank’s credit risk exposure was also considered to be more favorable with respect to not recording any net loan charge-offs for the twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.29% of net loans receivable.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17
Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2008 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Hibernia Homestead Bank		0.00%	0.00%	0.00%	0.95%	NM	NM	$0	0.00%

All Public Companies
Averages		0.17%	1.27%	1.30%	1.02%	176.25%	138.24%	$483	0.13%
Medians		0.04%	0.60%	0.68%	0.88%	127.47%	88.40%	$114	0.04%

State of LA
Averages		0.06%	0.86%	1.33%	1.79%	383.86%	382.46%	$21	0.01%
Medians		0.04%	0.86%	1.33%	1.93%	383.86%	382.46%	$0	0.00%

Comparable Group
Averages		0.24%	1.19%	1.12%	1.01%	120.71%	87.67%	$197	0.29%
Medians		0.04%	0.72%	0.89%	0.80%	85.64%	71.88%	$182	0.22%

Comparable Group
CFBK	Central Federal Corp. of OH	0.00%	0.58%	0.71%	1.19%	168.15%	168.15%	$179	0.31%
CZWI	Citizens Community Bancorp Inc. of WI	0.04%	0.50%	0.56%	0.31%	55.39%	50.50%	$111	0.13%
FFDF	FFD Financial Corp. of Dover OH	0.00%	0.72%	0.81%	0.80%	98.38%	98.38%	$208	0.52%
FBSI	First Bancshares, Inc. of MO	0.40%	1.56%	1.16%	1.35%	78.30%	59.17%	$228	0.56%
FCAP	First Capital, Inc. of IN	0.25%	1.41%	1.33%	0.69%	51.82%	35.39%	$182	0.22%
FCLF	First Clover Leaf Financial Corp. of IL	0.00%	0.69%	0.89%	0.66%	74.64%	71.88%	$29	0.04%
GSLA	GS Financial corp. of LA	0.04%	1.62%	2.37%	2.54%	107.05%	104.25%	$0	0.00%
JFBI	Jefferson Bancshares Inc. of TN	0.13%	0.25%	0.14%	0.63%	467.62%	218.52%	$265	0.37%
LSBI	LSB Financial Corp. of Lafayette IN	0.93%	3.26%	2.15%	1.07%	49.71%	28.37%	$675	0.89%
LBCP	Liberty Bancorp, Inc. of MO(1)	0.77%	1.95%	1.34%	1.22%	91.07%	44.07%	$275	0.12%
WAYN	Wayne Savings Bancshares of OH(1)	0.02%	0.50%	0.81%	0.69%	85.64%	85.64%	$10	0.02%

(1)	Financial information is for the quarter ending December 31, 2007.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.18
Summary
     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1
IV. VALUATION ANALYSIS
Introduction
     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.
Appraisal Guidelines
     The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Louisiana Office of Financial Institutions, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the

RP® Financial, LC.	VALUATION ANALYSIS IV.2
market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Hibernia Homestead’s operations and financial condition; (2) monitor Hibernia Homestead’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Hibernia Homestead’s value, or Hibernia Homestead’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of

RP® Financial, LC.	VALUATION ANALYSIS IV.3
the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:
•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Hibernia Homestead’s and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a higher concentration of loans with a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Hibernia Homestead’s funding composition reflected a similar level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Bank. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•	Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios, given that the Bank did not maintain any non-performing assets at March 31, 2008. Loss reserves as a percent loans were comparable for the Bank and the Peer Group. Net loan charge-offs were a more significant factor for the Peer Group. As noted above, the Peer Group’s risk weighted assets-to-assets ratio was higher than the Bank’s. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4
•	Balance Sheet Liquidity. The Bank operated with a slightly higher level of cash and investment securities relative to the Peer Group (31.6% of assets versus 19.1% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be greater than the Peer Group’s, given the lower level of borrowings currently maintained by the Bank Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a similar concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Peer Group. Total interest-bearing liabilities as a percent of assets were higher for the Peer Group ratio, which was attributable to Hibernia Homestead’s higher capital position. Following the stock offering, the increase in the Bank’s capital position will further reduce the level of interest-bearing liabilities funding the Bank’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•	Capital. The Bank operates with a higher pre-conversion capital ratio than the Peer Group. Accordingly, following the stock offering, Hibernia Homestead’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Bank’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Bank’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.
     On balance, Hibernia Homestead’s balance sheet strength was more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Bank’s financial condition.
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS IV.5
•	Reported Earnings. The Bank reported a net loss equal to 0.41% of average assets, versus net income equal to 0.44% of average assets for the Peer Group. The net loss recorded by the Bank was viewed to be representative of the Bank’s core earnings. The Peer Group maintained earnings advantages with respect to net interest income, operating expenses and non-interest operating income. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a moderate-to-significant negative factor in our adjustment for profitability, growth and viability of earnings.

•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Bank’s lower ratio for net interest income and higher ratio for operating expenses translated into a significant lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.69x versus 1.13X for the Peer Group). Similarly, the Bank’s efficiency ratio of 127.0%% was significantly higher than the Peer Group’s efficiency ratio of 75.3%. Loss provisions had a larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a moderate-to-significant negative factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios generally indicated that a similar degree of volatility was associated with the Bank’s and Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Bank, which was somewhat offset by the Peer Group’s lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be significantly above the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6
•	Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.20% of average assets versus no loss provisions established by the Bank). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Peer Group, which translated into a higher risk weighed assets-to-assets ratio for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Bank, while the Bank and the Peer Group maintained similar loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Bank with significantly greater growth potential through leverage than currently maintained by the Peer Group. Lastly, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Bank’s ROE is negative as the result of the net loss recorded for the twelve month period. Even with a return to profitability, it will be difficult for the Bank to achieve a competitive ROE in the near term owing to Hibernia Homestead’s very high pro forma capital position. At the same time, the Peer Group currently maintains a relatively low ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.
     On balance, Hibernia Homestead’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.
3. Asset Growth
     The Peer Group’s asset growth rate exceeded the Peer Group’s growth rate during the period covered in our comparative analysis (9.6% versus 7.8% asset shrinkage for the Bank). Asset growth for the Peer Group was sustained by loan

RP® Financial, LC.	VALUATION ANALYSIS IV.7
growth, while asset shrinkage for the Bank consisted primarily of cash and investments and only a slightly decline in loans. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be well above the Peer Group’s tangible equity-to-assets ratio, indicating greater significantly greater leverage capacity for the Bank. On balance, we concluded that no adjustment was warranted for asset growth.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Hibernia Homestead serves the New Orleans metropolitan area through the main office and two full service branch offices. The Bank’s primary market area experienced a significant loss of population in connection with the devastation caused by Hurricane Katrina, with the current population remaining well below pre-hurricane numbers. The local economy has been gradually recovering from the decline in business activity that followed Hurricane Katrina, although the loss of population and lower numbers for tourism continue to drag on the local economy. At the same time, the rebuilding effort and the flourishing energy sector have positively impacted the local economy.
     The Peer Group companies generally operate in a mix of suburban and rural markets, with the majority of the markets served by the Peer Group companies having comparable or smaller populations compared to Orleans Parish. In comparison to the sharp decline in the Orleans Parish population, all but one of the markets served by the Peer Group companies showed a positive trend in population during the 2000-2007 period. Average and median per capita income for the markets served by the Peer Group’s exceeded Orleans Parish’s per capita income. However, Orleans Parish’s per capita income as a percent of Louisiana’s per capita income was similar to the comparable average and median ratios indicated for the Peer Group companies. The average and median deposit market shares maintained by the Peer Group companies were significantly higher than the Bank’s market share of deposits in Orleans Parish. Overall, the degree of competition faced by the Peer Group companies was viewed to

RP® Financial, LC.	VALUATION ANALYSIS IV.8
be less than faced by Hibernia Homestead. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, March 2008 unemployment rates for all of markets served by the Peer Group companies, except for GS Financial that operates in same market area as the Bank, exceeded the comparable unemployment rate for the New Orleans MSA. On balance, we concluded that a moderate downward adjustment was appropriate for the Bank’s market area.
Table 4.1
Market Area Unemployment Rates
Hibernia Homestead Bank and the Peer Group Companies(1)

		March 2008
	County	Unemployment
Hibernia Homestead Bank — LA	New Orleans MSA	3.8%

Peer Group Average		5.6%

Central Federal Bancorp Inc. — OH	Summit	5.8%
Citizens Community Bancorp. — WI	Eau Claire	4.8
FFD Financial Corp. — OH	Tuscarawas	6.4
First Bancshares — MO	Wright	7.2
First Capital, Inc. — IN	Harrison	5.6
First Clover Leaf Fin. Corp. — IL	Madison	6.0
GS Financial Corp. — LA	New Orleans MSA	3.8
Jefferson Bancshares Inc. — TN	Hamblen	6.1
LSB Financial Corp. — IN	Tippecanoe	5.6
Liberty Bancorp, Inc. — MO	Clay	4.8
Wayne Savings Bancshares. — OH	Wayne	5.2

(1)   Unemployment rates are not seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.
5. Dividends
     At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax

RP® Financial, LC.	VALUATION ANALYSIS IV.9
considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     Ten out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.98% to 5.56%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.22% as of May 23, 2008. As of May 23, 2008, approximately 76% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.60%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. All eleven of the Peer Group members trade on the NASDAQ Global Select Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.0 million to $73.6 million as of May 23, 2008, with average and median market values of $37.1 million and $28.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.1 million to 8.2 million, with average and median shares outstanding of 3.8 million and 3.0 million, respectively. The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that are at the lower end of the range of market values and shares outstanding indicated for the Peer Group companies. It is anticipated that the Bank’s stock will be listed for trading on the OTC Bulletin Board following the stock offering, which generally suggests lower liquidity compared to a stock listed on NASDAQ or an exchange. Overall, we anticipate that the Bank’s public stock will have a less liquid

RP® Financial, LC.	VALUATION ANALYSIS IV.10
trading market as the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that three separate markets exist for thrift stocks, including those coming to market such as Hibernia Homestead: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Louisiana. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.
A.	The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks rallied higher in mid-May 2007, with the upturn being supported by a new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence. Comparatively, profit taking and concerns about a pullback in China’s stock market caused stocks to head lower in late-May. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound

RP® Financial, LC.	VALUATION ANALYSIS IV.11
in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.
          The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at its September meeting. A disappointing employment report for August, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. Stocks soared on news of the Federal Reserve’s decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter point rate cut most economists had expected. The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.
          The DJIA started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks going into mid-October amid uncertainty over forthcoming third quarter earnings reports. Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor’s reduced its rating on more than 1,400 types of residential mortgage-backed securities. Stocks rebounded somewhat in late-October, supported by some good third quarter earnings in the

RP® Financial, LC.	VALUATION ANALYSIS IV.12
technology sector and the Federal Reserve’s decision to cut rates by a quarter point as expected. Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November. Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting. Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt. Stocks rebounded in late-November and early-December, amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting. News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut. Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market. Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world’s largest banks weighed on stocks in year end trading.
          The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the stock market. IBM’s strong earnings report for the fourth provided a boost to the stock market in mid-January. Stocks tumbled sharply lower heading into the second half of January on investors’ fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch. A surprise 0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day’s sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well. News of a possible bond-insurance bailout triggered a sharp mid-day rebound in the DJIA the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day. Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking. Some positive economic data and a second rate cut by the Federal Reserve in nine days helped the broader stock market to close out January on an upbeat note.

RP® Financial, LC.	VALUATION ANALYSIS IV.13
          Recession fears, fueled by a decline in January service-sector activity, triggered a broad based sell-off in the stock market in early-February 2008. A favorable retail sales report for January helped stocks to rebound in mid-January, which was followed by a downward trend heading into late-February amid higher oil prices, more weak economic data and signs of stagflation. Following a brief rally, stocks plunged at the end of February on concerns about the ongoing credit crisis and rising oil prices. Escalating problems in the bond market and weak economic data, which included job losses in the February employment report and a record number of homes entering foreclosure in the fourth quarter, extended the downturn in the broader stock market during the first part of March. Stocks soared higher heading into mid-March after the Federal Reserve said it would lend Wall Street $200 billion in a move aimed at taking difficult to trade securities temporarily out of circulation. The stock market experienced heightened volatility in mid-March, with the DJIA swinging significantly higher or lower on a daily basis. Stocks declined sharply on news of Bear Stearns’ collapse, which was followed by a more than 400 point increase in the DJIA. The surge in stocks was supported by the Federal Reserve cutting its target rate by 0.75% to 2.25% and Goldman Sachs and Lehman Brothers reporting better than expected earnings. Stocks tumbled the following day, with the DJIA declining by almost 300 points on renewed worries about the economy. Led by financial stocks, the stock market rebounded strongly heading into late-March. Major contributors to the rally in financial stocks were Fannie Mae and Freddie Mac, which rebounded on easing of regulatory constraints, and J.P. Morgan’s increased bid for Bear Stearns from $2 a share to $10 a share. Concerns about the broader economy pressured stocks lower at the close of the first quarter. Overall, the first quarter of 2008 was the worst quarter for the DJIA in five and one-half years, as a 7.6% decline was recorded in the DJIA for the first quarter.
          Stocks surged higher at the start of the second quarter of 2008, with the DJIA posting a gain of almost 400 points on news that two major financial firms with significant credit risk issues took steps with to shore up their capital. Uncertainty over first quarter earnings reports provided for a narrow trading range heading in mid-April, which was followed by a downturn in the broader stock market. Stocks retreated after a disappointing first quarter earnings report from General Electric stoked concerns about

RP® Financial, LC.	VALUATION ANALYSIS IV.14
the health of both corporate profits and the economy in general. Some better-than-expected first quarter earnings reports provided a boost to stocks in mid-April, which was followed by a narrow trading range through the end of April amid mixed earnings reports and the Federal Reserve’s decision to cut its target rate by 0.25% as expected. The broader stock market started May on a positive note, but then led by a sell-off in financial stocks reversed course heading into mid-May. Higher oil prices and ongoing concerns of eroding credit quality contributed to the decline in financial stocks. The broader stock market showed a positive trend heading into mid-May, which was supported by a slight decline in oil prices and encouraging inflation numbers reflected in the April data for consumer prices. Soaring oil prices and growing concerns about inflation triggered a sell-off in the broader stock heading into the second half of May. On May 23, 2008, the DJIA closed at 12479.63, a decrease of 7.6% from one year ago and a decrease of 5.9% year-to-date, and the NASDAQ closed at 2444.67, a decrease of 4.4% from one year ago and a decrease of 7.8% year-to-date. The Standard & Poor’s 500 Index closed at 1375.93 on May 23, 2008, a decrease of 9.2% from one year ago and a decrease of 6.3% year-to-date.
          The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May 2007, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.
          The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as

RP® Financial, LC.	VALUATION ANALYSIS IV.15
Standard & Poor’s and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader stock market in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. The weaker-than-expected employment report for August depressed thrift issues in early-September, but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. Thrift stocks rallied on news of the larger than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter. The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings reports.
          Thrift stocks traded in a narrow range at the start of the fourth quarter, but then headed lower in mid-October. The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than expected credit losses for the third quarter. The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in late-October, although the sell-off in thrift equities resumed in early-November. Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual’s stock plunged on expectations that it would continue to experience significant credit losses in 2008. Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on

RP® Financial, LC.	VALUATION ANALYSIS IV.16
worries over further deterioration in the subprime market and the depressed housing market. Freddie Mac’s significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November. Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November. Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting. The mid-December downturn in the broader market following the Federal Reserve’s decision to lower rates a quarter point was evidenced in the thrift sector as well. In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut. The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.
          The downward spiral in thrift stocks continued at the beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide and Washington Mutual. Thrift stocks in general were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008. News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January. The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in general. Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general. Thrift stocks moved higher on the surprise rate cut by the Federal and then spiked higher along with the broader stock market the day following the rate cut. Consistent with the broader stock market, thrift stocks traded lower at the end of the week. For the balance of January and through most of February, thrift stocks generally paralleled trends in the broader market. Financial stocks led the broader market lower at the end of February and into the first part of March, as worries about the health of key financial companies escalated. Shares of thrift stocks were among the hardest hit, as investors

RP® Financial, LC.	VALUATION ANALYSIS IV.17
dumped thrift stocks in conjunction with a sharp sell-off in the stocks of Fannie Mae and Freddie Mac amid fears that defaults would force them to raise more capital. News of the Federal Reserve’s $200 billion liquidity program sent thrift stocks sharply higher heading into mid-March. Thrift stocks participated in the day-to-day swings experienced in the broader stock market during mid-March, as investors assessed the outlook for mortgage lenders in a slumping market for housing and the possibility of the economy going into recession. The rebound in the stocks of Fannie Mae and Freddie Mac provided a healthy boost to thrift stocks heading into late-March, while troubling economic data and warnings of further write downs pulled thrift stocks lower along with the broader stock market at the close of the first quarter.
          Thrift stocks surged higher in conjunction with the broader stock market at the start of the second quarter of 2008, as UBS and Lehman Brothers announced plans to bolster their capital to offset huge losses recorded from writing down troubled investments. A weaker-than-expected employment report for March depressed thrift stocks in early-April, although thrift stocks bounced back on news that Washington Mutual was in discussions to raise $5 billion from private equity-led investors. Thrift stocks drifted lower heading into mid-April in anticipation of first quarter earnings remaining depressed by more write downs on mortgages and mortgage-related securities. Bargain hunting and some positive first quarter earnings events provided a modest boost to thrift stocks in late-April, while thrift stocks edged lower on news of the Federal Reserve rate cut at the end of April. Calmer credit markets and a better-than-expected employment report for April were somewhat offset by a cut in Countrywide’s credit rating, as thrift stocks traded unevenly at the beginning of May. Higher oil prices and more negative news reported by financial institutions pressured thrift stocks lower going into mid-May. Thrift stocks edged higher along with the broader stock market heading into mid-May and then reversed course on inflation worries, higher oil prices and more weak data coming from the housing sector. On May 23, 2008, the SNL Index for all publicly-traded thrifts closed at 958.5, a decrease of 44.4% from one year ago and a decrease of 9.4% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.18
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, one second-step conversion and two mutual holding company offerings were completed during the past three months. Baltimore County’s and William Penn’s offerings were closed at the minimum of their respective valuation ranges, while Malvern Federal’s offering was closed at the maximum of the valuation range following a resolicitation of subscribers at a lower valuation range. Baltimore County’s second-step conversion offering closed at a pro forma P/TB of 63.6%, William Penn’s mutual holding company offering closed at a full-converted pro forma P/TB ratio of 56.5% and Malvern Federal’s mutual holding company offering closed at a fully-converted pro forma P/TB ratio of 63.7%. Based on closing stock market prices as of May 23, 2008, Baltimore County’s, William Penn’s and

RP® Financial, LC.	Valuation Analysis IV. 19
Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

													Insider Purchases												Post-IPO Pricing Trends
			Pre-Conversion Data								Contribution to		% Off Incl. Fdn.					Pro Forma Data							Closing Price:
			Financial Info.		Asset Quality		Offering Information				Charitable Found.		Benefit Plans				Initial	Pricing Ratios(3)			Financial Charac.				First		After		After
Institutional Information				Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
	Conver.		Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	5/23/08	Change
Institution	Date	Ticker	($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Averages — Standard Conversions:
Medians — Standard Conversions:

Second Step Conversions
BCSB Bancorp, Inc., MD	4/11/08	BCSB-NASDAQ	$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%	63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.50	15.0%
Averages — Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%	63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.50	15.0%
Medians — Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%	63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.50	15.0%

Mutual Holding Company Conversions
Malvern Federal Bancorp, Inc., PA*	5/20/08	MLVF-NASDAQ	$542	8.23%	1.24%	71%	$26.5	43%	115%	5.2%	S	4.65%	8.7%	4.4%	10.9%	1.7%	0.00%	63.7%	29.9x	10.4%	0.3%	11.8%	2.9%	$10.00	$10.98	9.8%	$11.00	10.0%	$11.00	10.0%	$11.00	10.0%
William Penn Bancorp, Inc., PA*	4/16/08	WMPN-NASDAQ	$269	12.54%	0.28%	246%	$10.3	28%	85%	6.0%	C/S	150K/6.54%	8.0%	6.5%	16.3%	9.5%	0.00%	56.5%	18.0x	12.2%	0.7%	15.1%	4.5%	$10.00	$11.75	17.5%	$13.25	32.5%	$13.75	37.5%	$13.95	39.5%
Averages — Mutual Holding Company Conversions:			$405	10.39%	0.76%	159%	$18.4	36%	100%	5.6%	NA	NA	8.4%	5.4%	13.6%	5.6%	0.00%	60.1%	23.9x	11.3%	0.5%	13.5%	3.7%	$10.00	$11.37	13.7%	$12.13	21.3%	$12.38	23.8%	$12.48	24.8%
Medians — Mutual Holding Company Conversions:			$405	10.39%	0.76%	159%	$18.4	36%	100%	5.6%	NA	NA	8.4%	5.4%	13.6%	5.6%	0.00%	60.1%	23.9x	11.3%	0.5%	13.5%	3.7%	$10.00	$11.37	13.7%	$12.13	21.3%	$12.38	23.8%	$12.48	24.8%
Averages — All Conversions:			$478	8.83%	0.67%	136%	$18.8	45%	95%	7.8%	NA	NA	7.6%	4.4%	12.3%	4.8%	0.00%	61.3%	23.9x	9.1%	0.5%	11.5%	3.7%	$10.00	$11.26	12.6%	$11.87	18.7%	$12.03	20.3%	$12.15	21.5%
Medians — All Conversions:			$542	8.23%	0.49%	89%	$19.8	43%	85%	6.0%	NA	NA	8.0%	4.4%	10.9%	3.3%	0.00%	63.6%	23.9x	10.4%	0.5%	11.8%	3.7%	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.50	15.0%

Note: * — Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
May 23, 2008

RP® Financial, LC.	VALUATION ANALYSIS IV. 20
Malvern Federal’s stock prices were up 15.0%, 39.5% and 10.0% from their respective IPO prices.
          Shown in Table 4.3 are the current pricing ratios for the one company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange. Based on its closing stock price as of May 23, 2008, Baltimore County was trading at a P/TB ratio of 73.11%.
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on Hibernia Homestead’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Louisiana. As shown in Exhibit IV-4, there were five Louisiana thrift acquisitions completed from the beginning of 2004 through May 23, 2008, and there are currently no acquisitions pending of a Louisiana savings institution. The recent acquisition activity involving Louisiana savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Hibernia Homestead’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Hibernia Homestead’s stock would tend to be less compared to the stocks of the Peer Group companies.
* * * * * * * * * * *
     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a moderate

RP® Financial, LC.	VALUATION ANALYSIS IV.21
Table 4.3
Market Pricing Comparatives
Prices As of May 23, 2008

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($ )	($Mil)	($ )	($ )	(x )	( %)	( %)	( %)	(x )	($ )	( %)	( %)	($Mil)	( %)	( %)	( %)	( %)	( %)	( %)
All Public Companies		$12.93	$333.60	$0.30	$13.23	20.32x	107.48%	13.64%	119.76%	20.68x	$0.36	2.60%	36.01%	$3,273	12.15%	1.27%	0.33%	2.50%	0.31%	2.49%
Converted Last 3 Months (no MHC)		$11.50	$35.89	($0.06)	$16.53	NM	69.57%	5.62%	73.11%	NM	$0.00	0.00%	NM	$638	8.08%	0.49%	-0.38%	-4.72%	-0.03%	-0.36%

Converted Last 3 Months (no MHC)
BCSB	BCSB Bancorp, Inc. of MD	$11.50	$35.89	($0.06)	$16.53	NM	69.57%	5.62%	73.11%	NM	$0.00	0.00%	NM	$638	8.08%	0.49%	-0.38%	-4.72%	-0.03%	-0.36%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.22
downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     Pursuant to the new strategic direction that is being undertaken by Hibernia Homestead, the Bank has developed a new management team over the past couple of years and some new Directors were added to the Bank’s Board of Directors in 2008. The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations to implement the strategies set forth in the current business plan. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The Bank currently does not have any senior management positions that are vacant.
     Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted FDIC regulated institution, Hibernia Homestead will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).
     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Bank’s reported and core earnings reflected a net loss for the twelve months ended March 31, 2008, the Bank’s pro forma P/E multiples were not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. In deriving Hibernia Homestead’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma

RP® Financial, LC.	VALUATION ANALYSIS IV.24
value, since the P/E approach did not render meaningful P/E multiples for the Bank. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.
     The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 23, 2008, the pro forma market value of the Bank’s conversion offering equaled $12,500,000 at the midpoint, equal to 1,250,000 shares at $10.00 per share.
1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled a net loss of $209,000 for the twelve months ended March 31, 2008. In deriving Hibernia Homestead’s core

RP® Financial, LC.	VALUATION ANALYSIS IV. 25
earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investment securities, which equaled $8,000 for the twelve months ended March 31, 2008. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustment, the Bank’s core earnings were determined to equal a net loss of $214,000 for the twelve months ended March 31, 2008. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income	$(209)
Deduct: Net gain on sale of investments(1)	(5)

Core earnings estimate	$214

(1)	Tax effected at 34.0%.
     Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core earnings were negative throughout the valuation range and, therefore, the Bank’s pro forma P/E multiples were not meaningful. Comparatively, as shown in Table 4.4, the Peer Group’s average reported and core P/E multiples were 20.56 times and 19.48 times, respectively, and the Peer Group’s median reported and core earnings multiples were 21.27 times and 18.65 times, respectively.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $12.5 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 50.74%. In comparison to the average P/B and P/TB ratios for the Peer Group of 81.71% and 85.25%, the Bank’s ratios reflected a discount of 37.9% on a P/B basis and a discount of 40.5% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 82.08% and 82.29%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 38.2% and 38.3%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26
Table 4.4
Public Market Pricing
Hibernia Homestead Bank and the Comparables
As of May 23, 2008

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

Hibernia Homestead Bank
Superrange		$10.00	$16.53	($0.15)	$17.01	NM	58.79%	26.02%	58.79%	NM	$0.00	0.00%	0.00%	$64	44.28%	0.00%	-0.38%	-0.86%	-0.39%	-0.88%
Maximum		$10.00	$14.38	($0.18)	$18.27	NM	54.73%	23.31%	54.73%	NM	$0.00	0.00%	0.00%	$62	42.59%	0.00%	-0.42%	-0.98%	-0.43%	-1.00%
Midpoint		$10.00	$12.50	($0.22)	$19.71	NM	50.74%	20.82%	50.74%	NM	$0.00	0.00%	0.00%	$60	41.04%	0.00%	-0.45%	-1.10%	-0.46%	-1.12%
Minimum		$10.00	$10.63	($0.27)	$21.65	NM	46.19%	18.19%	46.19%	NM	$0.00	0.00%	0.00%	$58	39.40%	0.00%	-0.49%	-1.24%	-0.50%	-1.26%

All Public Companies(7)
Averages		$12.93	$333.60	$0.30	$13.23	20.32x	107.48%	13.64%	119.76%	20.68x	$0.36	2.60%	36.01%	$3,273	12.15%	1.27%	0.33%	2.50%	0.31%	2.49%
Medians		$11.44	$73.62	$0.37	$11.79	19.16x	99.83%	10.71%	110.19%	19.89x	$0.30	2.66%	11.48%	$837	10.17%	0.60%	0.43%	3.69%	0.43%	3.41%

All Non-MHC State of LA(7)
Averages		$21.86	$59.86	$1.34	$22.89	23.99x	92.91%	16.56%	95.02%	19.78x	$0.59	2.08%	21.84%	$409	18.17%	0.86%	0.80%	5.53%	0.76%	5.27%
Medians		$17.25	$74.45	$0.46	$21.87	28.41x	91.46%	11.06%	91.46%	19.78x	$0.40	2.32%	0.22%	$291	14.03%	0.86%	0.94%	3.91%	0.93%	3.91%

Comparable Group Averages
Averages		$11.74	$37.10	$0.50	$14.36	20.56x	81.71%	10.99%	85.25%	19.48x	$0.39	3.22%	41.88%	$330	13.44%	1.19%	0.45%	3.53%	0.43%	3.38%
Medians		$10.21	$28.86	$0.39	$11.91	21.27x	82.08%	8.81%	82.29%	18.65x	$0.24	2.67%	54.55%	$339	11.03%	0.72%	0.41%	2.55%	0.41%	2.55%

Comparable Group
CFBK	Central Federal Corp. of OH	$4.75	$21.22	$0.07	$6.17	NM	76.99%	7.68%	76.99%	NM	$0.20	4.21%	NM	$276	9.97%	0.58%	0.00%	0.00%	0.12%	1.13%
CZWI	Citizens Community Bancorp Inc. of WI	$8.49	$57.42	$0.21	$11.13	NM	76.28%	13.49%	83.89%	NM	$0.20	2.36%	NM	$426	17.68%	0.50%	0.38%	1.85%	0.38%	1.85%
FFDF	FFD Financial Corp. of Dover OH	$13.99	$14.97	$1.21	$17.00	11.02x	82.29%	8.32%	82.29%	11.56x	$0.66	4.72%	54.55%	$180	10.11%	0.72%	0.78%	7.49%	0.74%	7.14%
FBSI	First Bancshares, Inc. of MO	$14.08	$21.84	$0.10	$17.71	NM	79.50%	8.77%	80.23%	NM	$0.00	0.00%	0.00%	$249	11.03%	1.56%	0.12%	1.09%	0.06%	0.58%
FCAP	First Capital, Inc. of IN	$14.26	$40.13	$1.17	$16.62	11.23x	85.80%	8.81%	97.74%	12.19x	$0.72	5.05%	61.54%	$456	10.26%	1.41%	0.79%	7.90%	0.73%	7.28%
FCLF	First Clover Leaf Financial Corp. of IL	$9.00	$73.59	$0.28	$10.38	32.14x	86.71%	17.93%	99.34%	32.14x	$0.24	2.67%	NM	$410	20.68%	0.69%	0.59%	2.55%	0.59%	2.55%
GSLA	GS Financial corp. of LA	$17.25	$22.18	$0.39	$21.87	32.55x	78.88%	11.06%	78.88%	NM	$0.40	2.32%	NM	$201	14.03%	1.62%	0.38%	2.47%	0.28%	1.82%
JFBI	Jefferson Bancshares Inc. of TN	$9.49	$58.91	$0.22	$11.67	NM	81.32%	17.64%	81.32%	NM	$0.24	2.53%	NM	$334	21.70%	0.25%	0.41%	1.86%	0.41%	1.86%
LSBI	LSB Financial Corp. of Lafayette IN	$18.00	$28.06	$0.76	$21.93	21.43x	82.08%	7.92%	82.08%	23.68x	$1.00	5.56%	NM	$354	9.65%	3.26%	0.37%	3.79%	0.34%	3.43%
LBCP	Liberty Bancorp, Inc. of MO	$10.21	$40.89	$0.44	$11.91	21.27x	85.73%	12.06%	85.73%	23.20x	$0.10	0.98%	22.73%	$339	14.07%	1.95%	0.60%	3.91%	0.55%	3.59%
WAYN	Wayne Savings Bancshares of OH	$9.59	$28.86	$0.68	$11.52	14.31x	83.25%	7.20%	89.29%	14.10x	$0.48	5.01%	70.59%	$401	8.65%	0.50%	0.50%	5.87%	0.51%	5.95%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.27
At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 58.79%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 28.1% and 31.0%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflect discounts of 28.3% and 28.6%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value, particularly in light of the Bank’s high level of pre-conversion capital. The discounts reflected under the P/B approach were also supported by the pro forma net loss shown under the P/E approach and the resulting premium pricing ratio indicated under the P/A approach.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $12.5 million midpoint of the valuation range, the Bank’s value equaled 20.82% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.99%, which implies a premium of 89.4% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 8.81%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 136.3%.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The most recent standard conversion offering completed,

RP® Financial, LC.	VALUATION ANALYSIS
IV.28
which did not include a simultaneous acquisition, was completed by Danvers Bancorp of Massachusetts on January 10, 2008. Danvers Bancorp’s closing P/TB was 82.3%. In comparison to Danvers Bancorp’s closing pro forma P/TB ratio, the Bank’s P/TB ratio of 50.74% at the midpoint value reflects an implied discount of 38.3% and at the top of the super range the discount narrows to 28.6 based on the Bank’s pro forma P/TB ratio of 58.79%. As of May 23, 2008, Danvers Bancorp’s stock closed 19.8% above its IPO price.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of May 23, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $12,500,000 at the midpoint, equal to 1,250,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $10,625,000 and a maximum value of $14,375,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,062,500 at the minimum and 1,437,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $16,531,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,653,125. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	LIST OF EXHIBITS
EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS
LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Office Locations
I-2	Audited Financial Statements
I-3	Key Operating Ratios
I-4	Investment Portfolio Composition
I-5	Yields and Costs
I-6	Loan Loss Allowance Activity
I-7	Interest Rate Risk Analysis
I-8	Fixed and Adjustable Rate Loans
I-9	Loan Portfolio Composition
I-10	Contractual Maturity by Loan Type
I-11	Loan Originations, Purchases, and Sales
I-12	Deposit Composition
I-13	Maturity of Time Deposits
I-14	Borrowing Activity

II-1	Description of Office Facilities
II-2	Historical Interest Rates

RP® Financial, LC.	LIST OF EXHIBITS
LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions
III-2	Public Market Pricing of Southeast Thrift Institutions
III-3	Public Market Pricing of Midwest Thrifts Institutions
III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of May 23, 2008
IV-2	Historical Stock Price Indices
IV-3	Historical Thrift Stock Indices
IV-4	Market Area Acquisition Activity
IV-5	Director and Senior Management Summary Resumes
IV-6	Pro Forma Regulatory Capital Ratios
IV-7	Pro Forma Analysis Sheet
IV-8	Pro Forma Effect of Conversion Proceeds
IV-9	Peer Group Core Earnings Analysis

V-1	Firm Qualifications Statement

EXHIBIT I-1
Hibernia Homestead Bank
Map of Office Locations

EXHIBIT I-2
Hibernia Homestead Bank
Audited Financial Statements
[Incorporated by Reference]

EXHIBIT I-3
Hibernia Homestead Bank
Key Operating Ratios

Exhibit I-3
Hibernia Homestead Bank
Key Operating Ratios

Selected Operating Ratios:(1)
Average yield on interest-earning assets	5.52%	5.46%	5.48%	5.22%
Average rate on interest-bearing liabilities	3.30	3.41	3.43	2.47
Average interest rate spread(2)	2.22	2.05	2.05	2.75
Net interest margin(2)	2.97	2.81	2.76	3.30
Average interest-earning assets to average interest-bearing liabilities	127.56	125.32	126.02	128.82
Net interest income after provision for loan losses to non-interest expense	60.63	73.25	72.87	60.16
Total non-interest expense to average assets	4.30	3.43	3.35	4.90
Efficiency ratio(3)	147.66	122.25	119.74	148.34
Return on average assets	(0.23)	(0.10)	(0.29)	(1.05)
Return on average equity	(0.79)	(0.38)	(1.05)	(3.82)
Average equity to average assets	28.64%	26.43%	27.32%	27.60%

Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable	—%	—%	—%	—%
Non-performing assets as a percent of total assets	—	—	—	—
Non-performing assets and troubled debt restructurings as a percent of total assets	—	—	—	—
Allowance for loan losses as a percent of non-performing loans	—	—	—	—
Net charge-offs to average loans receivable	—	—	—	—

Capital Ratios:(5)
Tier 1 leverage ratio	28.47%	27.61%	28.76%	26.38%
Tier 1 risk-based capital ratio	58.96%	60.87%	61.44%	59.51%
Total risk-based capital ratio	60.09%	62.00%	62.60%	60.41%

(1)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Hibernia Homestead did not have any non-performing loans or other non-performing assets, including real estate owned, as of the dates indicated. Non-performing loans consist of all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(5)	Capital ratios are end of period ratios.
Source: Hibernia Homestead’s prospectus.

EXHIBIT I-4
Hibernia Homestead Bank
Investment Portfolio Composition

Exhibit I-4
Hibernia Homestead Bank
Investment Portfolio Composition

	March 31,		December 31,
	2008		2007		2006
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$14,570	$14,492	$15,347	$15,005	$18,237	$17,673
U.S. Government Agencies	—	—	—	—	1,998	1,997
FNBB stock	210	210	210	210	210	210
FHLB stock	168	168	166	166	158	158

Total investment and mortgage-backed securities	$14,948	$14,870	$15,723	$15,381	$20,603	$20,038

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-5
Hibernia Homestead Bank
Yields and Costs

Exhibit I-5
Hibernia Homestead Bank
Yields and Costs

	Three Months Ended March 31,
	2008			2007
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$28,978	$445	6.14%	$29,138	$443	6.08%
Investment securities	14,872	161	4.33	18,842	212	4.50
Other interest-earning assets	211	2	4.00	169	2	4.94

Total interest-earning assets	44,061	608	5.52%	48,149	657	5.46%

Non-interest-earning assets	6,115			5,776

Total assets	$50,176			$53,925

Interest-bearing liabilities:
Savings, NOW and money market accounts	11,776	33	1.13%	13,402	34	1.04%
Certificates of deposit	22,110	245	4.45	23,344	267	4.64

Total deposits	33,886	278	3.30	36,746	301	3.33
FHLB advances	655	5	3.26	1,676	22	5.23

Total interest-bearing liabilities	34,541	283	3.30	38,422	323	3.41

Non-interest-bearing liabilities	1,266			1,253

Total liabilities	35,807			39,675
Retained earnings	14,369			14,250

Total liabilities and retained earnings	$50,176			$53,925

Net interest-earning assets	$9,520			$9,727

Net interest income; average interest rate spread		$325	2.22%		$334	2.05%

Net interest margin(2)			2.97%			2.81%

Average interest-earning assets to average interest-bearing liabilities			127.56%			125.32%

(1)	Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.
Source: Hibernia Homestead’s prospectus.

Exhibit I-5(continued)
Hibernia Homestead Bank
Yields and Costs

	Year Ended December 31,
	2007			2006
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$28,988	$1,768	6.10%	$23,389	$1,393	5.96%
Investment securities	16,662	738	4.43	21,757	980	4.50
Other interest-earning assets	511	25	4.95	2,840	132	4.65

Total interest-earning assets	46,161	2,531	5.48%	47,986	2,505	5.22%

Non-interest-earning assets	5,921			5,746

Total assets	$52,082			$53,732

Interest-bearing liabilities:
Savings, NOW and money market accounts	12,701	135	1.06%	16,275	158	0.97%
Certificates of deposit	23,369	1,094	4.68	20,121	718	3.57

Total deposits	36,070	1,229	3.41	36,396	876	2.41
FHLB advances	559	29	5.17	855	45	5.30

Total interest-bearing liabilities	36,629	1,258	3.43%	37,251	921	2.47%

Non-interest-bearing liabilities	1,224			1,649

Total liabilities	37,853			38,900
Retained earnings	14,229			14,832

Total liabilities and retained earnings	$52,082			$53,732

Net interest-earning assets	$9,532			$10,735

Net interest income; average interest rate spread		$1,273	2.05%		$1,584	2.75%

Net interest margin(2)			2.76%			3.30%

Average interest-earning assets to average interest-bearing liabilities			126.02%			128.82%

(1)	Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)	Equals net interest income divided by average interest-earning assets.
Source: Hibernia Homestead’s prospectus.

EXHIBIT I-6
Hibernia Homestead Bank
Loan Loss Allowance Activity

Exhibit I-6
Hibernia Homestead Bank
Loan Loss Allowance Activity

	At or For the Three		At or for the Year
	Months Ended March 31,		Ended December 31,
	2008	2007	2007	2006
		(Dollars in thousands)
Total loans outstanding at end of period	$28,879	$29,281	$29,686	$29,645
Average loans outstanding	29,251	29,378	29,253	23,641
Allowance for loan losses, beginning of period	273	273	273	273
Provision for loan losses	—	—	—	—
Charge-offs	—	—	—	—

Recoveries on loans previously charged off	—	—	—	—

Allowance for loan losses, end of period	$273	$273	$273	$273

Allowance for loan losses as a percent of non-performing loans	N/A	N/A	N/A	N/A
Ratio of net charge-offs during the period to average loans outstanding during the period	—%	—%	—%	—%

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-7
Hibernia Homestead Bank
Interest Rate Risk Analysis

Exhibit I-7
Hibernia Homestead Bank
Interest Rate Risk Analysis

		More than	More than	More than	More than
	3 Months	3 Months	6 Months	1 Year	3 Years	More than	Total
	or Less	to 6 Months	to 1 Year	to 3 Years	to 5 Years	5 Years	Amount
	(Dollars in thousands)
Interest-earning assets(1):
Loans receivable(2)	$1,483	$1,134	$2,268	$7,395	$4,797	$11,830	$28,907
Investment securities	1,996	876	1,753	6,652	2,911	759	14,948
Other interest-earning assets	422	—	—	—	—	—	422

Total interest-earning assets	3,901	2,010	4,021	14,047	7,708	12,590	44,274

Interest-bearing liabilities:
Savings accounts	$382	$—	$—	$6,586	$—	$—	$6,968
Checking accounts	133	—	550	3,377	—	—	4,060
Money market accounts	73	—	—	1,377	—	—	1,450
Certificate accounts	5,555	4,620	9,240	2,850	—	—	22,265
FHLB advances	200	—	—	—	—	—	200

Total interest-bearing liabilities	$6,343	$4,620	$9,790	$14,190	$—	$—	$34,943

Interest-earning assets less interest-bearing liabilities	$(2,442)	$(2,610)	$(5,769)	$(143)	$7.708	$12,590

Cumulative interest-rate sensitivity gap(3)	$(2,442)	$(5,052)	$(10,821)	$(10,964)	$(3,256)	$9,334

Cumulative interest-rate gap as a percentage of total assets at March 31, 2008	(5)%	(10)%	(22)%	(22)%	(7)%	19%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at March 31, 2008	62%	54%	48%	69%	91%	127%
Source: Hibernia Homestead’s prospectus.

EXHIBIT I-8
Hibernia Homestead Bank
Fixed and Adjustable Rate Loans

Exhibit I-8
Hibernia Homestead Bank
Fixed and Adjustable Rate Loans

		Floating or	Total at March 31,
	Fixed-Rate	Adjustable-Rate	2008
	(In thousands)
One- to four-family residential	$27,285	$—	$27,285
Multi-family residential	782	—	782
Second mortgage residential	85	—	85
Residential construction	439	—	439
Other loans	—	59	59

Total	$28,591	$59	$28,650

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-9
Hibernia Homestead Bank
Loan Portfolio Composition

Exhibit I-9
Hibernia Homestead Bank
Loan Portfolio Composition

	March 31,		December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$27,494	95.21%	$27,839	93.78%	$28,357	95.65%
Multi-family residential	782	2.71	786	2.65	803	2.71
Second mortgage residential	85	0.29	146	0.49	124	0.42
Residential construction	439	1.52	851	2.86	325	1.10

Total real estate loans	28,800	99.73	29,622	99.78	29,609	99.88

Other loans:
Home equity line of credit	59	0.20	52	0.18	—	—
Loans secured by deposits	20	0.07	12	0.04	36	0.12

Total other loans	79	0.27	64	0.22	36	0.12

Total loans	$28,879	100.00%	$29,686	100.00%	$29,645	100.00%

Less:
Allowance for loan losses	273		273		273
Deferred loan fees	(28)		(27)		(4)

	245		246		269

Net loans	$28,634		$29,440		$29,376

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-10
Hibernia Homestead Bank
Contractual Maturity by Loan Type

Exhibit I-10
Hibernia Homestead Bank
Contractual Maturity by Loan Type

	One- to Four-		Second
	Family	Multi-family	Mortgage	Residential
	Residential	Residential	Residential	Construction	Other	Total
	(In thousands)
Amounts due after March 31, 2008 in:
One year or less	$209	$—	$—	$—	$20	$229
After one year through two years	—	—	—	—	—	—
After two years through three years	394	—	—	—	—	394
After three years through five years	1,510	579	—	—	61	2,150
After five years through ten years	1,780	—	—	139	—	1,919
After ten years through 15 years	3,228	203	86	—	—	3,517
After 15 years	20,367	—	—	303	—	20,670

Total	$27,488	$782	$86	$442	$81	$28,879

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-11
Hibernia Homestead Bank
Loan Originations, Purchases and Sales

Exhibit I-11
Hibernia Homestead Bank
Loan Originations, Purchases, and Sales

	Three Months Ended		Year Ended
	March 31,		December 31,
	2008	2007	2007	2006
	(In thousands)
Loan originations:
One- to four-family residential	$619	$654	$3,328	$13,496
Multi-family residential	—	—	—	590
Second mortgage residential	—	97	97	—
Residential construction	—	—	419	244
Other	—	—	15	27

Total loan originations	619	751	3,859	14,357

Loans purchased	—	—	—	—

Loans sold	—	—	—	—
Loan principal repayments	(1,574)	(1,115)	(3,564)	(3,288)

Total loans sold and principal repayments	(1,574)	(1,115)	(3,564)	(3,288)

Increase or (decrease) due to other items, net(1)	149	9	(231)	(29)

Net increase (decrease) in total loans	$(806)	$(355)	$64	$11,040

(1)	Other items consist of loans in process, deferred fees and the allowance for loan losses.
Source: Hibernia Homestead’s prospectus.

EXHIBIT I-12
Hibernia Homestead Bank
Deposit Composition

Exhibit I-12
Hibernia Homestead Bank
Deposit Composition

	March 31,		December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
2.01% — 3.00%	$1,121	3.23%	$—	—%	$570	1.49%
3.01% — 4.00%	6,097	17.55	1,202	3.46	7,236	18.97
4.01% — 5.00%	15,047	43.30	20,926	60.32	4,481	11.75
5.01% — 6.00%	—	—	38	0.11	10,941	28.69
6.01% — 7.00%	—	—	—	—	—	—
7.01% or more	—	—	—	—	154	0.40

Total certificate accounts	22,265	64.08%	22,166	63.89%	23,382	61.30%

Transaction accounts:
Savings	6,968	20.06%	6,807	19.62%	8,024	21.05%
Checking:
Interest bearing	3,366	9.69	3,556	10.25	4,196	11.00
Non-interest bearing	694	2.00	776	2.24	961	2.52
Money market	1,450	4.17	1,387	4.00	1,577	4.13

Total transaction accounts	12,478	35.92	12,526	36.11	14,758	38.70

Total deposits	$34,743	100.00%	$34,692	100.00%	$38,140	100.00%

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-13
Hibernia Homestead Bank
Maturity of Time Deposits

Exhibit I-13
Hibernia Homestead Bank
Maturity of Time Deposits

	Balance at March 31, 2008
	Maturing in the 12 Months Ending March 31,
Certificates of Deposit	2009	2010	2011	Thereafter	Total
	(In thousands)
Less than 2.00%	$—	$—	$—	$—	$—
2.01% — 3.00%	1,070	51	—	—	1,121
3.01% — 4.00%	5,477	620	—	—	6,097
4.01% — 5.00%	12,830	2,217	—	—	15,047
5.01% — 6.00%	—	—	—	—	—
6.01% — 7.00%	—	—	—	—	—
7.01% or more	—	—	—	—	—

Total certificate accounts	$19,377	$2,888	$—	$—	$22,265

Source: Hibernia Homestead’s prospectus.

EXHIBIT I-14
Hibernia Homestead Bank
Borrowing Activity

Exhibit I-14
Hibernia Homestead Bank
Borrowing Activity

	At or For the Three		At or For the Year Ended
	Months Ended March 31,		December 31,
	2008	2007	2007	2006
		(Dollars in thousands)
FHLB advances:
Average balance outstanding	$655	$1,676	$559	$855
Maximum amount outstanding at any month-end during the period	1,100	2,900	3,400	2,700
Balance outstanding at end of period	200	600	600	2,000
Average interest rate during the period	3.26%	5.23%	5.17%	5.30%
Weighted average interest rate at end of period	2.17%	5.13%	4.32%	5.21%
Source: Hibernia Homestead’s prospectus.

EXHIBIT II-1
Hibernia Homestead Bank
Description of Office Facilities

Exhibit II-1
Hibernia Homestead Bank
Description of Office Facilities

		Date of Lease	Net Book Value of
Description/Address	Leased/Owned	Expiration	Property	Amount of Deposits
			(In thousands)
Main Office:
325 Carondelet Street New Orleans, Louisiana 70130	Owned	N/A	3,206	10,273
Branch Offices:
700 S. Carrollton Avenue New Orleans, Louisiana 70118	Owned	N/A	375	7,990
933 Metairie Road(1) Metairie, Louisiana 70005	Owned	N/A	752	N/A
Former Branch Location:
923 Metairie Road(1) Metairie, Louisiana 70005	Leased	July 31, 2008	—	16,480

Total			$4,333	$34,743

(1)	Our branch office located at 923 Metairie Road relocated to 933 Metairie Road in June 2008.
Source: Hibernia Homestead’s prospectus.

EXHIBIT II-2
Historical Interest Rates

Exhibit II-2
Historical Interest Rates(1)

		Prime		90 Day		One Year		10 Year
Year/Qtr. Ended		Rate		T-Bill		T-Note		T-Bond

1999:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	7.75 7.75 8.25 8.50	% % % %	4.49 4.78 4.88 5.33	% % % %	4.72 5.07 5.22 5.98	% % % %	5.25 5.81 5.90 6.45	% % % %

2000:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	9.00 9.50 9.50 9.50	% % % %	5.88 5.88 6.23 5.89	% % % %	6.28 6.08 6.07 5.32	% % % %	6.03 6.03 5.80 5.12	% % % %

2001:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	8.00 6.75 6.00 4.75	% % % %	4.30 3.65 2.40 1.74	% % % %	4.09 3.72 2.49 2.17	% % % %	4.93 5.42 4.60 5.07	% % % %

2002:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	4.75 4.75 4.75 4.25	% % % %	1.79 1.70 1.57 1.22	% % % %	2.70 2.06 1.53 1.32	% % % %	5.42 4.86 3.63 3.83	% % % %

2003:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	4.25 4.00 4.00 4.00	% % % %	1.14 0.90 0.95 0.95	% % % %	1.19 1.09 1.15 1.26	% % % %	3.83 3.54 3.96 4.27	% % % %

2004:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	4.00 4.00 4.75 5.25	% % % %	0.95 1.33 1.70 2.22	% % % %	1.20 2.09 2.16 2.75	% % % %	3.86 4.62 4.12 4.24	% % % %

2005:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	5.75 6.00 6.75 7.25	% % % %	2.80 3.12 3.55 4.08	% % % %	3.43 3.51 4.01 4.38	% % % %	4.51 3.98 4.34 4.39	% % % %

2006:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	7.75 8.25 8.25 8.25	% % % %	4.63 5.01 4.88 5.02	% % % %	4.82 5.21 4.91 5.00	% % % %	4.86 5.15 4.64 4.71	% % % %

2007:	Quarter 1 Quarter 2 Quarter 3 Quarter 4	8.25 8.25 7.75 7.25	% % % %	5.04 4.68 3.82 3.36	% % % %	4.90 4.91 4.05 3.34	% % % %	4.65 5.03 4.59 4.04	% % % %

2008:	Quarter 1	5.25%		1.36%		1.55%		3.45%
As of May 23, 2008		5.00%		1.86%		2.11%		3.85%

(1)	End of period data.
Sources: Federal Reserve and The Wall Street Journal

EXHIBIT III-1
General Characteristics of Publicly-Traded Institutions

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit III-1
Characteristics of Publicly-Traded Thrifts
May 28, 2008(1)

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Primary Market	Strat.(2)	Assets		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)

California Companies
IMB	IndyMac Bancorp, Inc. of CA	NYSE	Pasadena, CA	Thrift	32,735	D	31	12-31	11/86	1.88	165
DSL	Downey Financial Corp. of CA	NYSE	Newport Beach CA	Thrift	13,131		172	12-31	01/71	9.12	254
FED	FirstFed Financial Corp. of CA	NYSE	Santa Monica, CA	Thrift	7,081		34	12-31	12/83	15.56	213
PFB	PFF Bancorp, Inc. of Pomona CA	NYSE	Rancho Cucamr CA	Thrift	4,374	D	38	03-31	03/96	1.69	38
PROV	Provident Fin. Holdings of CA	NASDAQ	Riverside, CA	M.B.	1,641	D	13	06-30	06/96	12.45	77
HWFG	Harrington West Fncl Grp of CA	NASDAQ	Solvang, CA	Thrift	1,244		16	12-31	11/02	5.60	34
BOFI	Bofi Holding, Inc. of CA	NASDAQ	San Diego, CA	Thrift	1,110		1	06-30	03/05	6.94	58
KFED	K-Fed Bancorp MHC of CA (36.5)	NASDAQ	Covina, CA	Thrift	864		9	06-30	03/04	11.81	163
FPTB	First Pactrust Bancorp of CA	NASDAQ	Chula Vista, CA	Thrift	798		9	12-31	08/02	15.90	69
BYFC	Broadway Financial Corp. of CA	NASDAQ	Los Angeles, CA	Thrift	381		4	12-31	01/96	7.11	13

Florida Companies

BKUNA	BankUnited Fin. Corp. of FL	NASDAQ	Coral Gables, FL	Thrift	14,344		85	09-30	12/85	3.20	114
BFF	BFC Financial Corp. of FL	NYSE	FortLauderdale FL	Thrift	7,115	D	102	12-31	/	0.82	37
BBX	BankAtlantic Bancrop Inc of FL	NYSE	FortLauderdale FL	M.B.	6,391		102	12-31	11/83	2.34	131
FDT	Federal Trust Corp. of FL	AMEX	Sanford, Fl	Thrift	673		11	12-31	12/97	1.00	9
FCFL	First Community Bk Corp of FL	NASDAQ	Pinellas Park FL	Thrift	467		8	12-31	05/03	12.00	49

Mid-Atlantic Companies

SOV	Sovereign Bancorp, Inc. of PA	NYSE	Philadelphia, PA	M.B.	81,914		745	12-31	08/86	8.07	3,893
HCBK	Hudson City Bancorp, Inc of NJ	NASDAQ	Paramus, NJ	Thrift	46,770		119	12-31	06/05	18.47	9,583
NYB	New York Community Bcrp of NY	NYSE	Westbury, NY	Thrift	30,910		220	12-31	11/93	19.69	6,398
AF	Astoria Financial Corp. of NY	NYSE	Lake Success, NY	Thrift	21,454		86	12-31	01/03	23.32	2,236
FNFG	First Niagar Fin. Group of NY	NASDAQ	Lockport, NY	Thrift	8,096	D	116	12-31	01/03	14.27	1,565
NWSB	Northwest Bcrp MHC of PA (37.9)	NASDAQ	Warren, PA	Thrift	6,852		167	06-30	11/94	24.75	1,199
PFS	Provident Fin. Serv. Inc of NJ	NYSE	Jersey City, NJ	Thrift	6,359	D	86	12-31	01/03	15.29	912
ISBC	Investors Bcrp MHC of NJ (43.4)	NASDAQ	Short Hills, NJ	Thrift	5,919		50	06-30	10 /05	14.43	1,558
DCOM	Dima Community Bancshares of NY	NASDAQ	Brooklyn, NY	Thrift	3,640		21	12-31	06/96	18.83	638
BNCL	Beneficial Mut MHC of PA (44.3)	NASDAQ	Philadelphia, PA	Thrift	3,558	D	73	12-31	07/07	11.01	906
FFIC	Flushing Fin. Corp. of NY	NASDAQ	Lake Success, NY	Thrift	3,469		15	12-31	11/95	19.04	406
TRST	TrustCo Ban Corp NY of NY	NASDAQ	Glenville, NY	Thrift	3,398		105	12-31	/	8.50	642
WSFS	WSFS Financial Corp. of DE	NASDAQ	Wilmington, DE	Div.	3,175		29	12-31	11/86	49.87	306
PBNY	Provident NY Bncrp, Inc. of NY	NASDAQ	Montebello, NY	Thrift	2,824		35	09-30	01/04	13.05	523
KRNY	Kearny Fin Cp MHC of NJ (28.4)	NASDAQ	Fairfield, NJ	Thrift	2,060		26	06-30	02/05	11.16	788
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	1,920		23	12-31	06/90	10.30	126
OCFC	OceanFirst Fin. Corp of NJ	NASDAQ	Toms River, NJ	Thrift	1,905		23	12-31	07/96	19.53	241
PVSA	Parkvale Financial Corp of PA	NASDAQ	Monroeville, PA	Thrift	1,857		48	06-30	07/87	26.01	145
WFBC	Willow Financial Bcp Inc of PA	NASDAQ	Wayne, PA	Thrift	1,575	S	30	06-30	04/02	7.70	119
NFBK	Northfield Bcp MHC of NJ (45.0)	NASDAQ	Avenel, NY	Thrift	1,450	P	18	12-31	11/07	10.40	466
ORIT	Oritani Fin Cp MHC of NJ (32.0)	NASDAQ	Twnship of WA NJ	Thrift	1,406		20	06-30	01/07	15.90	645
CBNJ	Cape Bancorp, Inc. of NJ	NASDAQ	Cape My St Hs, NJ	Thrift	1,124	P	20	12-31	02/08	10.00	133
ABBC	Abington Bancorp, Inc. of PA	NASDAQ	Jankintown, Pa	Thrift	1,108		19	12-31	06/07	10.71	262
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Strodsburg, PA	Thrift	968		13	09-30	04/07	12.38	210
SVBI	Severn Bancorp, Inc. of MD	NASDAQ	Annapolis, MD	Thrift	962		4	12-31	/	8.30	84
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse NY	Thrift	944		7	12-31	10/07	10.58	78
ROMA	Roma Fin Corp MHC of NJ (31.0)	NASDAQ	Robbinsville, NJ	Thrift	922		10	12-31	07/06	14.81	464
FXCB	Fox Chase Bncp MHC of PA (44.5)	NASDAQ	Hatboro, PA	Thrift	865		12	12-31	10/06	11.90	170
CSBK	Clifton svg Bp MHC of NJ(41.0)	NASDAQ	Clifton, NJ	Thrift	815	D	10	03-31	03/04	10.11	276
CARV	Carver Bancorp, Inc. of NY	NASDAQ	New york, NY	Thrift	803	D	10	03-31	10/94	9.79	24
HARL	Harleysville Svgs Fin Cp of PA	NASDAQ	Harleyaville, PA	Thrift	792	D	6	09-30	08/87	13.00	46
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	739		13	09-30	06/88	14.82	45
THRD	TF Fin. Corp. Of Newton PA	NASDAQ	Newtown, PA	Thrift	721		15	12-31	07/94	25.00	71
PBCI	Pamrapo Bancorp, Inc. of NJ	NASDAQ	Bayonne, NJ	Thrift	652		11	12-31	11/89	16.19	81
BCSB	BCSE Bancorp, Inc. of MD	NASDAQ	Baltimore, MD	Thrift	638	P	18	09-30	04/08	12.19	38
OSHC	Ocean Shr Hldg MHC of NJ (44.0)	NASDAQ	Ocean City, NJ	Thrift	630	D	8	12-31	12/04	10.00	83
ABNJ	American Bncrp of NJ Inc of NJ	NASDAQ	Bloomfield, NJ	Thrift	624		5	09-30	10/05	10.50	117

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528 - 1700
Exhibit III-1
Characteristics of Publicly — Traded Thrifts
May 28, 2008 (1)

			Primary	Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat. (2)	Assets		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)

Mid-Atlantic Companies (continued)

FKFS	First Keystone Fin., Inc of PA	NASDAQ	Media, PA	Thrift	520		8	09-30	01/95	10.38	25
MGYR	Magyar Bancorp MHC of NJ (45.1)	NASDAQ	Nw Brunswick, NJ	Thrift	504		5	09-30	01/06	9.92	57
PBIP	Prudential Bncp MHC PA (40.5)	NASDAQ	Philadelphia, PA	Thrift	471	D	7	09-30	03/05	12.00	136
WSB	WSB Holdings, Inc. of Bowie MD	NASDAQ	Bowie, MD	Thrift	465		5	12-31	08/88	5.53	42
COBK	Colonial Bank MHC of NJ (44.9)	NASDAQ	Bridgeton, NJ	Thrift	458	D	7	12-31	06/05	9.95	44
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	439		6	06-30	11/93	15.95	36
ALLB	Alliance Bank MHC of PA (45.0)	NASDAQ	Broomall, PA	Thrift	428		9	12-31	01/07	9.35	66
BFSB	Brooklyn Fed MHC of NY (31.0)	NASDAQ	Brooklyn, NY	Thrift	420		4	09-30	04/05	12.16	161
ESBK	Elmira Svgs Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	390	S	11	12-31	03/85	15.85	28
GCBC	Green Co Bcrp MNC of NY (44.5)	NASDAQ	Catskill, NY	Thrift	380		10	06-30	12/98	13.80	57
LSBK	Lake Shore Bnp MHC of NY (43.7)	NASDAQ	Dunkirk, NY	Thrift	358	D	8	12-31	04/06	9.51	61
NECB	NE Comm Bncrp MHC of NY (45.0)	NASDAQ	White Plains, NY	Thrift	344	D	6	12-31	07/06	11.62	154
FFCO	FedFirst Fin MHC of PA (45.2)	NASDAQ	Monessen, PA	Thrift	326		9	12-31	04/05	6.90	45
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	322		5	12-31	03/05	11.21	83
PBHC	Pathfinder BC MHC of NY (36.3)	NASDAQ	Oswego, NY	Thrift	321	D	8	12-31	11/95	9.50	24
MSBF	MSB Fin Corp MHC of NJ (45.0)	NASDAQ	Millington, NJ	Thrift	293	D	4	06-30	01/07	10.52	59
CMSB	CMS Bancorp Inc of W Plains NY	NASDAQ	White Plains, NY	Thrift	180		6	09-30	04/07	10.00	20
IFSB	Independence FSB of DC	NASDAQ	Washington, DC	Thrift	151	D	4	12-31	06/85	6.70	10
GOV	Gouverneur Bcp MHC of NY (43.0)	AMEX	Gouverneur, NY	Thrift	133		2	09-30	03/99	8.02	18

Mid-West Companies
FBC	Flagatar Bancorp, Inc. of MI	NYSE	Troy, MI	Thrift	15,923		164	12-31	04/97	4.85	293
TFSL	TFS Fin Corp MHC of OH (31.7)	NASDAQ	Cleveland, OH	Thrift	10,461		37	09-30	04/07	12.54	4,167
CFFN	Capitol Fd Fn MHC of ks (29.8)	NASDAQ	Topeka, Ks	Thrift	8,034		38	09-30	04/99	41.23	3,054
ABCW	Anchor BanCorp Wisconain of WI	NASDAQ	Madison, WI	M.B.	4,726	D	79	03-31	04/92	14.62	312
BKMU	Bank Mutual Corp of WI	NASDAQ	Milwaukee, WI	Thrift	3,548		78	12-31	10/03	10.82	520
TONE	TierOne Corp. of Lincoln NE	NASDAQ	Lincoln, NE	Thrift	3,376		69	12-31	10/02	7.24	131
FPFC	First Place Fin. Corp. of OH	NASDAQ	Warren, OH	Thrift	3,289		47	06-30	01/99	12.04	198
UCFC	United Commnuity Fin. of OH	NASDAQ	Youngstown, OH	Thrift	2,727		39	12-31	07/98	7.78	234
CTZN	Citizens First Bancorp of MI	NASDAQ	Port Huron, MI	Thrift	2,097		24	12-31	03/01	8.26	66
FDEF	First Defiance Fin. Corp of OH	NASDAQ	Defiance, OH	Thrift	1,886		27	12-31	10/95	18.25	148
WAUW	Wauwatosa Hlds MHC of WI (29.1)	NASDAQ	Wauwatosa, WI	Thrift	1,778		10	12-31	10/05	12.97	405
NASB	NASB Fin, Inc. of Grandview MO	NASDAQ	Grandview, MO	Thrift	1,547		9	09-30	09/85	22.75	179
BFIN	BankFinancial Corp. of IL	NASDAQ	Burr Ridge, IL	Thrift	1,475		18	12-31	06/05	15.39	338
PULB	Pulaski Fin Cp of ST. Louis MO	NASDAQ	St. Louis, MO	Thrift	1,260		12	09-30	12/98	10.55	106
CITZ	CFS Bancorp, Inc of Munster IN	NASDAQ	Munster, IN	Thrift	1,194		21	12-31	07/98	14.59	156
HMNF	HMN Financial, Inc. of MN	NASDAQ	Rochester, MN	Thrift	1,105		15	12-31	06/94	18.26	76
HFFC	HP Financial Corp. of SD	NASDAQ	Sioux Falls, SD	Thrift	1,021	D	33	12-31	04/92	17.40	69
MFSP	MutualFirst Fin. Inc. of IN	NASDAQ	Muncie, IN	Thrift	960		21	12-31	12/99	11.38	48
PCBI	Peoples Community Bcrp. of OH	NASDAQ	West Chester, OH	Thrift	887	D	19	09-30	03/00	3.00	15
PVFC	PVF Capital Corp. of Solon OH	NASDAQ	Solon, OH	R.E.	870		17	06-30	12/92	9.02	70
HFBC	HopFed Bancorp, Inc. of KY	NASDAQ	Hopkinsville, KY	Thrift	808	D	19	12-31	02/98	13.65	49
CASH	Meta Financial Group of IA	NASDAQ	Storm Lake, IA	Thrift	686	S	16	09-30	09/93	25.80	67
FFSX	First Federal Bankshares of IA	NASDAQ	Sioux City, IA	Thrift	597		14	06-30	04/99	11.05	37
FFFD	North Central Bankshares of IA	NASDAQ	Fort Dodge, IA	Thrift	509		11	12-31	03/96	27.49	37
MFBC	MFB Corp. of Mishawaka IN	NASDAQ	Mishawaka, IN	Thrift	501		10	09-30	03/94	30.17	42
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	456		12	12-31	01/99	14.15	40
ASBI	Amerians Bncp of New Castle IN	NASDAQ	New Castle, IN	Thrift	427	D	10	12-31	03/87	9.05	27
CZWI	Citizens Comm Bncorp Inc of WI	NASDAQ	Eau Claire, WI	Thrift	426		12	09-30	11/06	8.35	56
FCLP	First Clover Leaf Fin CP of IL	NASDAQ	Edwardsville, IL	Thrift	410		4	12-31	07/06	9.00	74
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	401	D	11	03-31	01/03	9.01	27
UCBA	United Comm Bncp MHC IN (43.8)	NASDAQ	Lawrenceburg, IN	Thrift	376		6	06-30	03/06	8.26	67
LPSB	LaPorte Bancrp MHC of IN (47.3)	NASDAQ	La Porte, IN	Thrift	367	D	7	12-31	10/07	6.54	31
LSBI	LSB Fin. Corp. of Lafayatta IN	NASDAQ	Lafayette, IN	Thrift	354		5	12-31	02/95	18.50	29
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	350	D	8	12-31	12/96	15.54	25
FBTC	First BancTrust Corp of IL	NASDAQ	Paris, IL	Thrift	340		7	12-31	04/01	9.95	22
LBCP	Liberty Bancorp, Inc. of MO	NASDAQ	Liberty, MO	Thrift	339	D	6	09-30	07/06	10.20	45
FFHS	First Franklin Corp. of OH	NASDAQ	Cincinnati, OH	Thrift	323		8	12-31	01/88	8.20	14
CHEV	Cheviot Fin Cp MHC of OH (40.3)	NASDAQ	Cincinnati, OH	Thrift	321		7	12-31	01/04	9.70	86
JXSB	Jcksnville Bcp MHC of IL (47.7)	NASDAQ	Jacksonville, IL	Thrift	301		8	12-31	04/95	10.42	21

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit III-1
Characteristics of Publicly-Traded Thrifts
May 28, 2008(1)

			Primary	Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat.(2)	Assets		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)

Mid-West Companies (continued)

KFFB	FY Fat Fed Bp MHC of KY (44.5)	NASDAQ	Hazard, KY	Thrift	266	D	4	06-30	03/05	10.00	81
FBSI	First Bancshares, Inc. of MO	NASDAQ	Mntn Grove, MO	Thrift	249		11	06-30	12/93	13.52	21
FFNM	First Fed of N. Michigan of MI	NASDAQ	Alpena, MI	Thrift	245		9	12-31	04/05	6.00	17
PFED	Park Bancorp of Chicago IL	NASDAQ	Chicago, IL	Thrift	224		4	12-31	08/96	19.70	24
FFDF	FFD Financial Corp of Dover OH	NASDAQ	Dover, OH	Thrift	180		4	06-30	04/96	13.65	15

New England Companies

PBCT	Peoples United Financial of CT	NASDAQ	Bridgeport, CT	Div.	21,108		303	12-31	04/07	16.65	5,703
NAL	NewAlliance Bancshares of CT	NYSE	New Haven, CT	Thrift	8,182		89	12-31	04/04	13.03	1,415
BHLB	Berkshire Hills Bancorp of MA	NASDAQ	Pittsfield, MA	Thrift	2,546		42	12-31	06/00	26.39	276
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	2,545		17	12-31	07/02	10.04	584
DNBK	Danvers Bancorp, Inc. of MA	NASDAQ	Danvers, MA	Thrift	1,580		15	12-31	01/08	11.75	210
RCKB	Rockville Fin MHC of CT (44.8)	NASDAQ	Vrn Rockville CT	Thrift	1,372		20	12-31	05/05	13.54	259
UBNK	United Financial Bncrp of MA	NASDAQ	W Springfield MA	Thrift	1,153		13	12-31	12/07	11.91	212
WFD	Westfield Fin. Inc. of MA	NASDAQ	Westfield, MA	Thrift	1,083		11	12-31	01/07	9.56	302
FBSB	Meridian Fn Serv MHC MA (45.0)	NASDAQ	East Boston, MA	Thrift	1,054		14	12-31	01/08	10.14	233
BFBC	Benjamin Frkln Bncrp Inc of MA	NASDAQ	Franklin, MA	Thrift	959		11	12-31	04/05	13.25	102
LEGC	Legacy Bancorp, Inc. of MA	NASDAQ	Pittsfield, MA	Thrift	912		17	12-31	10/05	13.46	123
SIFI	SI Fin Gp Inc MHC of CT (41.3)	NASDAQ	Willimantic, CT	Thrift	845		20	12-31	10/04	9.92	120
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	829		28	12-31	05/86	11.01	63
MASB	MassBank Corp. of Reading MA	NASDAQ	Reading, MA	Thrift	800		15	12-31	05/86	39.51	167
HIFS	Hingham Inst. For Sav. of Ma	NASDAQ	Hingham, MA	Thrift	758		9	12-31	12/88	29.16	62
LSBX	LSB Corp of No. Andover MA	NASDAQ	North Andover, MA	Thrift	676		7	12-31	05/86	15.68	70
CEBK	Central Bncrp of Somerville MA	NASDAQ	Somerville, MA	Thrift	555	D	11	03-31	10/86	17.62	29
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfiled, MA	Thrift	529	D	8	06-30	01/07	11.21	89
NVSL	Naug Vlly Fin MHC of CT (43.2)	NASDAQ	Naugatuck, CT	Thrift	492		9	12-31	10/04	9.10	65
PSBH	PSB Hldgs Ins MHC of CT (44.0)	NASDAQ	Putnam, CT	Thrift	485		7	06-30	10/04	8.90	58
CBNK	Chicopee Bancorp, Inc. of MA	NASDAQ	Chicoppe, MA	Thrift	481		6	12-31	07/06	13.25	92
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	384		5	12-31	07/06	12.50	57
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	243	D	7	04-30	12/87	11.50	24

North-West Companies

WFSL	Washington Federal, Inc. of WA	NASDAQ	Seattle, WA	Thrift	11,739		136	09-30	11/82	22.31	2,047
FFNW	First Fin NW, Inc of Renton WA	NASDAQ	Renton, WA	Thrift	1,209		1	12-31	10/07	10.49	240
RVSB	Riverview Bancorp, Inc. of WA	NASDAQ	Vancouver, WA	Thrift	887		18	03-31	10/97	9.51	104
RPFG	Rainier Pacific Fin Grp of WA	NASDAQ	Tacoma, WA	Thrift	879		14	12-31	10/03	12.80	83
TSBK	Timberland Bancorp, Inc. of WA	NASDAQ	Hoquiam, WA	Thrift	654		22	09-30	01/98	11.40	78

South-East Companies

SUPRD	Superior Bancorp of AL	NASDAQ	Birmingham, AL	Thrift	2,964		69	12-31	12/98	15.18	153
FFCH	First Fin. Holdings Inc. of SC	NASDAQ	Charleston, SC	Thrift	2,888		53	09-30	11/83	24.34	284
ACFC	Atl Cst Fed Cp of GA MHC(36.2)	NASDAQ	Waycross, GA	Thrift	961		13	12-31	10/04	8.84	120
FFBH	First Fed. Bancshares of AR	NASDAQ	Harrison, AR	Thrift	829		18	12-31	05/96	12.22	59
CSBC	Citizens South Bnkg Corp of NC	NASDAQ	Gastonia, NC	Thrift	777		14	12-31	10/02	9.07	69
TSH	Teche Hlding Cp of N Iberia LA	AMEX	New Iberia, LA	Thrift	735	D	20	09-30	04/95	35.75	76
CFFC	Community Fin. Corp. of VA	NASDAQ	Staunton, VA	Thrift	491	D	10	03-31	03/88	8.46	37
HBOS	Heritage Fn Gp MHC of GA(27.6)	NASDAQ	Albany, GA	Thrift	484		7	12-31	06/05	12.42	133
JFBI	Jefferson Bancshares Inc of TN	NASDAQ	Morristown, TN	Thrift	334		5	06-30	07/03	9.87	61
LABC	Louisiana Bancorp, Inc. of LA	NASDAQ	Metairie, LA	Thrift	291		3	12-31	07/07	12.93	82
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	286		4	12-31	11/07	11.92	57
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	201		5	12-31	04/97	17.88	23

South-West Companies

GFG	Guaranty Financial Group of TX	NYSE	Austin, TX	Thrift	16,423		156	12-31	/	6.47	241

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit III-1
Characteristics of Publicly-Traded Thrifts
May 28, 2008(1)

			Primary	Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat.(2)	Assets	Offices	Year	Date	Price	Value
					($Mil)				($)	($Mil)

South-West Companies (continued)

VPPG	ViewPoint Finl MHC of TX(45.4)	NASDAQ	Plano, TX	Thrift	1,770	31	12-31	10/06	16.29	411
QSBK	Osage Bancshares, Inc. of OK	NASDAQ	Pawhuska, OK	Thrift	138	2	06-30	01/07	9.66	31

Western Companies (Excl CA)

UWBK	United Western Bncp, Inc of CO	NASDAQ	Denver, CO	Thrift	2,146	3	12-31	10/96	17.21	126
HOME	Home Federal Bancorp Inc of ID	NASDAQ	Nampa, ID	Thrift	768	17	09-30	12/07	11.91	207
Other Areas

NOTES:	(1)	Or most recent date available (M = March, S = September, D = December, J = June, E = Estimated, and P = Pro Forma)

	(2)	Operating strategies are: Thrift = Traditional Thrift, M.B. = Mortgage Banker, R.E. = Real Estate Developer, Div. = Diversified, and Ret. = Retail Banking.

	(3)	BIF insured savings bank.

Source:	Corporate offering circulars, SNL Securities Quarterly Thrift Report, and financial reports of publicly Traded Thrifts.
Date of Last Update: 05/28/08

EXHIBIT III-2
Public Market Pricing of Southeast Thrift Institutions

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit III-2
Market Pricing Comparatives
Prices As of May 23, 2008

		Market		Per Share Data
		Capitalization		Core	Book	Pricing Ratios (3)					Dividends (4)			Financial Characteristics (6)
		Price/	Market	12-Mth	Value/						Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
		Share (1)	Value	EPS (2)	Share	P/E	P/B	P/A	P/TB	P/CORE	Share	Yield	Ratio (5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

Financial Institution

All Public Companies		12.93	333.60	0.30	13.23	20.32	107.48	13.64	119.76	20.68	0.36	2.60	36.01	3.273	12.15	1.27	0.33	2.50	0.31	2.49
Special Selection Grouping (8)		14.60	74.30	0.80	14.66	17.68	105.33	14.39	112.68	14.98	0.47	3.14	29.36	753	14.66	1.16	0.58	5.12	0.57	5.10

Comparable Group

Special Comparative Group (8)
ACFC	AT 1 Cst Fed Cp of GA MHC (36.2)	8.58	43.59	0.03	6.57	NM	130.59	12.17	134.69	NM	0.60	6.99	NM	961	9.32	1.35	0.04	0.46	0.04	0.46
CSBC	Citizens South Bnkg Corp of NC	9.27	70.02	0.74	11.21	13.43	82.69	9.02	130.20	12.53	0.34	3.67	45.95	777	10.90	0.39	0.68	6.16	0.73	6.60
CPPC	Community Fin. Corp. of VA	8.51	36.90	0.88	8.80	9.78	96.70	7.51	96.70	9.67	0.26	3.06	29.55	491	7.77	0.33	0.77	9.74	0.78	9.85
FABK	First Advantage Bancorp of TN	11.82	56.37	0.09	16.90	NM	69.94	19.68	69.94	NM	0.00	0.00	0.00	286	28.14	0.41	0.18	0.60	0.16	0.54
FFBH	First Fed. Bancshares of AR	12.00	58.18	0.80	15.27	16.22	78.59	7.02	78.59	15.00	0.64	5.33	NM	829	8.93	5.54	0.44	4.84	0.48	5.23
FFCH	First Fin. Holdings Inc. of SC	23.51	274.20	1.79	16.00	12.37	146.94	9.49	166.97	13.13	1.02	4.34	56.98	2.888	6.46	0.60	0.80	11.82	0.76	11.13
GSLA	GS Financial Corp. of LA	17.25	22.18	0.39	21.87	32.55	78.88	11.06	78.88	NM	0.40	2.32	NM	201	14.03	1.62	0.38	2.47	0.28	1.82
HBOS	Heritage Fn Gp MHC of GA (27.6)	11.80	39.61	0.28	6.11	NM	193.13	26.03	196.01	NM	0.28	2.37	NM	484	13.48	0.98	0.60	4.32	0.65	4.65
JFBI	Jefferson Bancshares Inc of TN	9.49	58.91	0.22	11.67	NM	81.32	17.64	81.32	NM	0.24	2.53	NM	334	21.70	0.25	0.41	1.86	0.41	1.86
LABC	Louisiana Bancrop, Inc. of LA	13.07	82.94	0.46	14.29	28.41	91.46	28.50	91.46	28.41	0.00	0.00	0.00	291	31.16	0.10	1.07	3.91	1.07	3.91
SUPRD	Superior Bancorp of AL (7)	14.67	147.48	0.32	35.00	24.45	41.91	4.98	89.23	NM	0.00	0.00	0.00	2,964	11.87	1.27	0.22	1.88	0.12	1.00
TSH	Teche Hlding Cp of N Iberia LA	35.25	74.45	3.16	32.52	11.02	108.39	10.12	114.71	11.16	1.38	3.91	43.67	735	9.34	NA	0.94	10.20	0.93	10.07

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.

(3)	P/E = Price to earnings, P/B = Price to book, P/A = Price to assets; P/TB =; Price to tangible book value, and P/CORE = Price to estimated core earnings.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7)	Excludes from average those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)	Includes South-East Companies,

Sources:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2006 by RP Financial, LC.

EXHIBIT III-3
Public Market Pricing of Midwest Thrift Institutions

RP FINANCIAL, LC.
Financial Service Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit III-3
Market Pricing Comparatives
Prices As of May 23, 2008

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12-Mth	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/E	P/A	P/TB	P/CORE	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(X)	($)%		%	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		12.93	333.60	0.30	13.23	20.32	107.48	13.64	119.76	20.68	8.36	2.60	36.01	3.273	12.15	1.27	0.33	2.50	0.31	2.49
Special Selection Grouping(8)		12.94	137.65	0.23	14.33	17.49	96.77	11.20	105.27	18.88	0.47	3.34	48.19	17.80	10.92	1.71	0.20	1.93	0.17	1.48

Comparable Group

Special Comparative Group(8)
ASBI	Ameriana Bncp of New Castle IN	9.00	26.90	0.37	11.26	22.50	79.93	6.30	82.04	24.32	0.16	1.78	43.24	427	7.89	NA	0.28	3.64	0.26	3.37
ABCW	Anchor BanCorp Wisconsin of WI	14.02	299.16	1.45	15.98	8.87	87.73	6.33	93.16	9.67	0.72	5.14	49.66	4,726	7.22	1.85	0.74	10.01	0.68	9.18
BKMU	Bank Mutual Corp of WI	10.95	526.54	0.33	8.80	30.42	124.43	14.84	142.95	33.10	0.36	3.29	NM	3,548	11.93	0.47	0.49	3.78	0.45	3.47
BFIN	BankFinancial Corp. of IL	14.81	325.66	0.42	13.17	37.03	112.45	22.08	125.40	35.26	0.28	1.89	66.67	1,475	19.63	0.76	0.58	2.93	0.61	3.08
CITZ	CFS Bancorp, Inc of Munster IN	14.53	155.18	0.71	12.34	19.37	117.75	13.00	118.81	20.46	0.48	3.30	67.61	1,194	11.04	2.62	0.67	6.16	0.64	5.83
CFFN	Capitol Fd Fn MHC of RS (29.8)	40.60	886.66	0.46	11.73	NM	346.12	37.43	346.12	NM	2.00	4.93	NM	8,034	10.81	0.16	0.43	3.92	0.43	3.92
CFBK	Central Federal Corp. of OH	4.75	21.22	0.07	6.17	NM	76.99	7.68	76.99	NM	0.20	4.21	NM	276	9.97	0.58	0.00	0.00	0.12	1.13
CHEV	Cheviot Fin Cp MHC of OH (40.3)	9.15	36.31	0.09	7.57	NM	120.87	25.37	120.87	NM	0.36	3.93	NM	321	20.99	0.39	0.25	1.16	0.25	1.16
CZWI	Citizens Comm Bncorp Inc of WI	8.49	57.42	0.21	11.13	NM	76.28	13.49	83.89	NM	0.20	2.36	NM	426	17.68	0.50	0.38	1.85	0.38	1.85
CTZN	Citizens First Bancorp of MI	7.90	62.77	0.16	21.21	NM	37.25	2.99	40.10	NM	0.36	4.56	NM	2,097	8.04	3.28	0.06	0.64	0.07	0.73
FFDF	FFD Financial Corp of Dover OH	13.99	14.97	1.21	17.00	11.02	82.29	8.32	92.29	11.56	0.66	4.72	54.55	180	10.11	0.72	0.78	7.49	0.74	7.14
FBTC	First BancTrust Corp of IL	9.54	20.85	0.44	12.42	17.04	76.81	6.14	80.37	21.68	0.24	2.52	54.55	340	7.99	0.40	0.39	4.62	0.31	3.63
FBSI	First Bancshares, Inc. of MO	14.08	21.84	0.10	17.71	NM	79.50	8.77	80.23	NM	0.00	0.00	0.00	249	11.03	1.56	0.12	1.09	0.06	0.58
FCAP	First Capital, Inc. of IN	14.26	40.13	1.17	16.62	11.23	85.50	8.81	97.74	12.19	0.72	5.05	61.54	456	10.26	1.41	0.79	7.90	0.73	7.28
FCLF	First Clover Leaf Fin Cp of IL	9.00	73.59	0.28	10.38	32.14	86.71	17.93	99.34	32.14	0.24	2.67	NM	410	20.68	0.69	0.59	2.55	0.59	2.55
FDEF	First Defiance Fin. Corp of OH	19.51	158.25	1.50	24.02	11.54	81.22	8.39	124.03	13.01	1.04	5.33	69.33	1,886	10.33	0.94	0.84	8.02	0.75	7.12
FFNM	First Fed of N. Michigan of MI	7.10	20.48	-0.47	11.26	NM	63.06	8.37	70.37	NM	0.20	2.82	NM	245	13.27	4.42	-0.52	-4.04	-0.52	-4.04
FFSX	First Federal Bankshares of IA	11.00	36.34	-0.09	17.47	NM	62.97	6.08	92.59	NM	0.00	0.00	NM	597	9.66	NA	-0.02	-0.20	-0.05	-0.45
FFHS	First Franklin Corp. of OH	8.00	13.45	0.17	15.25	32.00	52.46	4.16	52.46	NM	0.36	4.50	NM	323	7.93	NA	0.13	1.64	0.09	1.11
FPFC	First Place Fin. Corp. Of OH	12.34	202.60	0.73	19.11	15.05	64.57	6.16	97.55	16.90	0.68	5.51	NM	3,289	9.54	2.15	0.42	4.19	0.37	3.73
FBC	Flagstar Bancorp, Inc. of MI	4.56	275.08	-1.83	11.66	NM	39.11	1.73	39.11	NM	0.00	0.00	NM	15,923	4.42	2.51	-0.36	-7.76	-0.69	-14.94
HFFC	HP Financial Corp. of SD	17.99	71.19	1.08	16.28	13.73	110.50	6.97	119.69	16.66	0.43	2.39	39.81	1,021	6.31	0.40	0.51	8.13	0.42	6.70
HMNF	HMN Financial Inc. of MN	17.90	74.61	2.14	23.85	7.85	75.05	6.75	78.06	0.36	1.00	5.59	46.73	1,105	9.00	2.56	0.85	9.81	0.79	9.21
HFBC	HopFed Bancorp. Inc. of KY	14.02	50.11	1.13	15.61	12.19	89.81	6.20	104.08	12.41	0.48	3.42	42.48	808	6.90	NA	0.52	7.66	0.52	7.52
JXSB	Jcksnville Bcp MHC of IL (47.7)	10.42	9.87	0.42	11.70	23.68	89.06	6.87	100.97	24.81	0.30	2.88	34.03	301	7.72	0.41	0.31	3.96	0.29	3.78
KFFB	KY Fst Fed Bp MHC of KY (44.5)	10.05	38.13	0.09	7.52	NM	133.64	30.55	177.56	NM	0.40	3.98	NM	266	22.86	NA	0.27	1.20	0.27	1.20
LSBI	LSB Fin. Corp. of Lafayette IN	18.00	28.06	0.76	21.93	21.43	82.08	7.92	82.08	23.68	1.00	5.56	NM	354	9.65	3.26	0.37	3.79	0.34	3.43
LPSB	LaPorte Bancrp MHC of IN (47.3)	7.40	16.73	0.31	9.76	NM	75.82	9.64	96.86	23.87	0.00	0.00	0.00	367	12.71	0.69	0.00	0.00	0.48	4.03
LBCP	Liberty Bancorp, Inc. of Mo	10.21	40.89	0.44	11.91	21.27	85.73	12.06	85.73	23.20	0.10	0.98	22.73	339	14.07	1.95	0.60	3.91	0.55	3.59
MFBC	MFB Corp. of Mishawaka IN (7)	27.43	38.07	1.54	31.00	22.48	88.48	7.60	96.79	17.81	0.76	2.77	49.35	501	8.59	NA	0.33	4.08	0.42	5.15
CASH	Meta Financial Group of IA	25.50	66.20	1.03	18.53	NM	137.61	9.65	142.06	24.76	0.52	2.04	50.49	686	7.01	NA	0.07	1.07	0.37	5.81
MFSF	MutualFirst Pin. Inc. of IN	9.94	41.55	0.99	20.75	9.47	47.90	4.33	58.03	10.04	0.64	6.44	64.65	960	9.03	1.47	0.46	5.02	0.43	4.74
NASB	NASB Pin, Inc. of Grandview MO	20.96	164.91	0.41	19.21	14.16	109.11	10.66	111.19	NM	0.90	4.29	NM	1,547	9.77	1.24	0.76	7.76	0.21	2.15
FFFD	North Central Bancshares of IA	28.00	37.52	2.81	30.74	9.96	91.09	7.38	103.51	9.96	1.40	5.00	49.82	509	8.10	NA	0.73	9.07	0.73	9.07
PVFC	PVF Capital Corp.of Solon OH (7)	9.79	76.11	0.23	9.21	37.65	106.30	8.75	106.30	NM	0.30	3.06	NM	870	8.23	NA	0.23	2.82	0.20	2.50
PFED	Park Bancorp of Chicago IL	20.00	24.10	-0.07	24.85	NM	80.48	10.75	80.48	NM	0.72	3.60	NM	224	13.36	1.33	-0.07	-0.47	-0.04	-0.27
PCBI	Peoples Community Bcrp. Of OH	3.40	16.45	-6.94	11.07	NM	30.71	1.85	44.68	NM	0.00	0.00	NM	887	6.04	3.70	-3.44	-41.76	-3.46	-42.06
PULB	Pulaski Fin Cp of St. Louis NO	11.49	115.98	0.60	8.44	12.09	136.14	9.21	143.63	19.15	0.36	3.13	60.00	1,260	6.76	1.57	0.82	11.73	0.52	7.41
RIVR	River Valley Bancorp of IN	15.50	25.34	1.32	15.70	11.48	98.73	7.24	98.79	11.74	0.84	5.42	63.64	350	7.33	NA	0.64	8.95	0.63	8.75
TFSL	TFS Fin Corp MHC of OH (31.7)	12.20	1283.44	0.09	6.08	NM	200.66	38.75	201.65	NM	0.20	1.64	NM	10,461	19.31	1.42	0.29	1.66	0.29	1.66
TONE	TierOne Corp. of Lincoln NE	7.09	128.05	-4.63	15.79	NM	44.90	3.79	45.92	NM	0.32	4.51	NM	3,376	8.45	4.62	-2.38	-23.95	-2.40	-24.22
UCBA	United Comm Bncp MHC IN (43.8)	9.00	34.28	-0.10	7.01	NM	128.39	18.92	128.39	NM	0.36	4.00	NM	376	14.73	3.48	-0.21	-1.32	-0.21	-1.32
UCFC	United Community Fin. Of OH	7.31	219.68	0.01	9.12	NM	80.15	8.06	91.83	NM	0.38	5.20	NM	2,727	10.05	4.20	0.13	1.31	0.01	0.11
WAUM	Wauwatosa Hids MHC of WI (29.1)	12.69	127.47	-0.06	6.48	NM	195.83	22.31	195.83	NM	0.00	0.00	NM	1,778	11.39	NA	0.00	0.00	-0.11	-0.89
WAYN	Wayne Savings Bancshares of OH	9.59	28.86	0.68	11.52	14.31	83.25	7.20	89.29	14.10	0.48	5.01	70.59	401	8.65	0.50	0.50	5.87	0.51	5.95

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.

(3)	P/E = Price to earnings, P/B = Price to book, P/A = Price to assets, P/TB = Price to tangible book value, and P/CORB = Price to estimated core earnings.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7)	Excluded from average those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)	Includes Mid-West Companies;
Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright © 2006 by RP Financial, LC.

EXHIBIT III-4
Peer Group Market Area Comparative Analysis

Exhibit III-4
Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2000-2007	2007-2012		% State	Market
Institution	County	2000	2007	2012	% Change	% Change	Amount	Average	Share(1)
		(000)	(000)

Central Federal Corp. of OH	Summit	543	548	550	0.9%	0.4%	28,918	107.6%	1.0%
Citizens Community Bancorp of WI	Eau Claire	93	98	100	4.9%	2.6%	25,684	93.1%	9.9%
FFD Financial Corp. of OH	Tuscarawas	91	93	94	2.1%	1.3%	21,262	79.1%	11.3%
First Bancshares of MO	Wright	18	18	18	0.8%	0.3%	16,270	63.9%	20.6%
First Capital, Inc. of IN	Harrison	34	37	40	8.9%	5.9%	24,068	91.3%	37.9%
First Clover Leaf Financial Corp. of IL	Madison	259	267	274	3.3%	2.3%	25,986	88.1%	6.6%
GS Financial Corp. of LA	Jefferson	455	437	424	-4.0%	-3.0%	22,982	116.1%	1.1%
Jefferson Bancshares Inc. of TN	Hamblen	58	61	63	5.1%	3.4%	22,121	88.7%	23.7%
LSB Financial Corp. of IN	Tippecanoe	149	161	169	8.0%	5.1%	25,857	98.1%	13.1%
Liberty Bancorp, Inc. of MO	Clay	184	206	224	12.2%	8.6%	29,677	116.5%	5.2%
Wayne Savings Bancshares of OH	Wayne	112	116	119	4.0%	2.6%	23,228	86.5%	13.5%

	Averages:	181	186	189	4.2%	2.7%	24,187	93.5%	13.1%
	Medians:	112	116	119	4.0%	2.6%	24,068	91.3%	11.3%

Hibernia Homestead Bank	Orleans	485	265	286	-45.4%	7.9%	18,901	95.5%	0.2%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2007.
Sources: ESRI, FDIC.

EXHIBIT IV-1
Stock Prices:
As of May 23, 2008

RP FINANCIAL , LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1
Weekly Thrift Market Line — Part One
Prices As of May 23, 2008

										Current Per Share Financials
				Price Change Data									Trangible
	Market Capitalization						% Change From			Trailing	12 Mo.	Book	Book
	Price/	Shares	Market	52 Week (1)		Last	Last	52 Wks	Dec 31,	12 Mo.	Core	Value/	Value	Assets/
	Share (1)	Outstanding	Capitalization (9)	High	Low	Week	Week	Ago (2)	2004 (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
Financial Institution	($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Market Average, All Public Companies (no MHC)

All Public Companies (123)	13.26	29,242	396.2	20.45	11.06	13.31	-0.22	-25.26	-8.81	0.30	0.32	15.04	13.44	165.88
SAIF-Insured Thrifts (123)	13.26	29,242	396.2	20.45	11.06	13.31	-0.22	-25.26	-8.81	0.30	0.32	15.04	13.44	165.88
NYSE Traded Companies (13)	10.02	114,773	1,373.9	29.85	8.16	10.11	-3.73	-57.50	-35.41	-1.86	-1.66	18.66	15.41	253.66
AMEX Traded Companies (2)	10.19	5,774	42.6	27.25	15.23	18.38	5.80	-52.82	-26.02	0.73	0.73	18.24	17.34	209.76
NASDAQ Listed OTC Companies (108)	13.54	19,914	291.2	19.25	11.31	13.58	0.07	-21.05	-5.44	0.54	0.54	14.56	13.14	155.01
California Companies (9)	8.57	19,857	101.6	32.98	7.27	8.47	-0.25	-59.48	-42.20	-1.97	-1.70	19.83	19.55	284.07
Florida Companies (5)	4.50	26,324	72.6	14.79	3.75	4.64	-0.14	-71.10	-35.75	-0.94	-0.82	10.11	9.55	175.32
Mid-Atlantic Companies (34)	14.78	57,138	858.3	19.25	11.85	14.74	0.63	-13.36	-2.75	0.65	0.75	13.37	11.40	152.36
Mid-West Companies (37)	12.71	9,569	99.6	20.25	10.83	12.71	0.46	-29.94	-12.88	0.34	0.25	15.66	14.22	174.49
New England Companies (18)	15.83	35,751	527.3	19.19	13.70	15.97	-0.81	-10.26	-0.96	0.57	0.58	15.78	13.49	130.61
North-West Companies (5)	13.12	26,979	490.5	19.02	11.08	13.50	-2.80	-23.00	-6.77	0.79	0.76	12.37	10.97	99.80
South-East Companies (10)	15.57	5,458	81.6	21.05	13.38	15.83	-1.22	-15.24	-3.17	0.97	0.95	16.50	15.64	144.29
South-West Companies (3)	5.37	21,975	86.5	14.61	4.43	5.73	-6.63	-64.47	-42.27	-0.47	-0.57	15.46	11.30	236.08
Western Companies (Excl CA) (2)	14.49	12,331	165.2	20.61	8.80	14.56	-0.58	-27.05	-1.69	0.91	0.82	13.61	13.61	168.74
Thrift Strategy (116)	13.06	22,699	324.1	19.97	10.85	13.10	-0.12	-24.07	-7.96	0.28	0.30	14.88	13.33	162.76
Mortgage Banker Strategy (4)	9.35	141,524	1,149.9	22.11	8.49	9.37	-1.95	-60.16	-34.43	-0.26	-0.36	14.37	11.85	192.36
Diversified Strategy (2)	32.46	174,321	2,962.5	44.57	27.71	33.26	-2.04	-22.67	-5.55	2.57	2.82	25.23	22.87	289.35
Companies Issuing Dividends (96)	14.43	27,993	435.1	20.92	12.05	14.50	-0.25	-22.16	-6.05	0.63	0.62	15.16	13.51	164.78
Companies without Dividends (27)	8.88	33,934	249.8	18.68	7.34	8.87	-0.09	-36.93	-19.18	-0.92	-0.82	14.59	13.15	170.01
Equity/Assets<6% (12)	7.62	33,687	294.9	19.81	6.41	7.70	-0.52	-62.81	-37.63	-0.80	-0.57	13.38	11.78	266.93
Equity/Assets 6-12% (74)	14.23	24,639	323.3	23.19	12.05	14.32	-0.85	-28.71	-11.07	0.48	0.45	16.02	14.63	194.49
Equity/Assets>12% (37)	13.08	36,752	566.1	15.39	10.53	13.05	-0.77	-7.49	-4.10	0.29	0.33	13.65	11.65	80.93
Converted Last 3 Mths (no MHC) (1)	11.50	3,121	35.9	26.98	10.45	12.19	-5.66	-57.38	-3.44	-0.78	-0.06	16.53	15.73	204.54
Actively Traded Companies (9)	19.97	66,926	752.1	26.63	17.43	20.33	-1.31	-19.94	-7.09	0.82	0.82	17.52	15.95	206.77
Market Value Below $20 Million (7)	7.36	3,187	14.3	13.57	5.58	7.09	-6.20	-42.13	-21.16	-1.27	-1.27	11.00	10.51	145.74
Holding Company Structure (117)	13.28	30,455	413.6	20.65	11.09	13.34	-0.31	-25.63	-9.31	0.30	0.32	15.16	13.47	166.45
Assets Over $1 Billion (55)	13.42	59,714	819.4	23.12	10.87	13.52	-1.00	-29.10	-12.47	0.08	0.11	15.49	12.94	184.30
Assets $500 Million-$1 Billion (36)	14.78	5,901	73.8	21.47	12.60	14.88	-0.33	-27.74	-9.66	0.55	0.59	16.14	14.72	179.46
Assets $250-$500 Million (23)	11.07	4,233	44.2	14.43	9.45	11.01	-0.78	-16.69	-0.75	0.57	0.56	12.59	12.32	120.33
Assets less than $250 Million (9)	12.19	1,875	20.9	16.31	10.48	12.07	-2.26	-15.21	-4.67	-0.04	-0.06	14.48	14.33	122.50
Goodwill Companies (80)	14.04	40,478	565.4	22.13	11.64	14.10	0.36	-27.95	-11.79	0.43	0.48	15.63	13.21	180.38
Non-Goodwill Companies (43)	11.83	8,642	85.8	17.38	9.99	11.87	0.05	-20.34	-3.35	0.06	0.02	13.95	13.85	139.29
Acquirore of FSLIC Cases (4)	11.66	30,049	556.5	30.86	9.51	12.05	-2.20	-36.60	-13.35	-3.15	-3.19	18.16	17.47	211.29

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in 2005 or within the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	Eps (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	Corporate reports and offering circulars for publicly traded companies, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2006 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part One
Prices As of May 23, 2008

										Current Per Share Financials
				Price Change Data									Trangible
	Market Capitalization			52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
	Price/	Shares	Market			Last	Last	52 Wks	Dec 31,	12 Mo.	Core	Value/	Value	Assets/
Financial Institution	Share (1)	Outstanding	Capitalization (9)	High	Low	Week	Week	Ago (2)	2004 (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
	($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Market Averages. MHC Institutions

All Public Companies (41)	11.97	28,597	152.0	15.08	10.07	12.00	0.28	-15.09	1.69	0.25	0.22	7.97	7.48	63.42
SAIP-Insured Thrifts (41)	11.97	28,597	152.0	15.08	10.07	12.00	0.28	-15.09	1.69	0.25	0.22	7.97	7.48	63.42
AMEX Traded Companies (1)	8.40	2,299	8.2	20.00	7.53	8.02	4.74	-20.75	9.38	0.44	0.42	9.01	9.01	57.73
NASDAQ Listed OTC Companies (40)	12.06	29,254	155.6	14.96	10.13	12.10	0.17	-14.95	1.50	0.24	0.22	7.94	7.44	63.56
California Companies (1)	11.29	13,830	59.4	19.00	7.61	11.81	-4.40	-38.87	11.89	0.28	0.28	6.76	6.45	62.44
Mid-Atlantic Companies (24)	11.68	23,839	130.8	14.59	9.98	11.63	0.74	-11.77	3.36	0.30	0.25	8.03	7.53	61.59
Mid-West Companies (8)	13.94	58,665	304.1	16.57	11.22	13.96	1.32	-15.93	-0.28	0.13	0.16	8.48	7.81	67.73
New England Companies (5)	10.27	13,534	66.3	12.41	8.64	10.32	-0.63	-14.97	1.00	0.23	0.22	7.68	7.35	66.36
South-East Companies (2)	10.19	12,156	41.6	17.81	9.48	10.63	-3.97	-41.13	-11.44	0.15	0.16	6.34	6.20	57.92
South-West Companies (1)	16.05	25,219	186.3	18.81	13.75	16.29	-1.47	-12.87	-2.90	0.22	0.17	8.11	8.07	70.17
Thrift Strategy (41)	11.97	28,597	152.0	15.08	10.07	12.00	0.28	-15.09	1.69	0.25	0.22	7.97	7.48	63.42
Companies Issuing Dividends (29)	12.29	27,608	145.3	15.83	10.43	12.44	-0.98	-17.61	0.33	0.30	0.26	7.88	7.35	64.25
Companies without Dividends (12)	11.19	30,987	168.1	13.28	9.20	10.92	3.32	-8.99	4.99	0.12	0.13	8.17	7.81	61.41
Equity/Assets 6-12% (19)	13.15	15,750	117.8	16.90	10.89	13.25	-0.56	-19.01	2.28	0.32	0.31	8.52	7.88	87.05
Equity/Assets >12% (22)	10.95	39,692	181.5	13.52	9.35	10.91	1.00	-11.70	1.18	0.18	0.15	7.49	7.14	43.01
Market Value Below $20 Million (1)	8.40	2,299	8.2	20.00	7.53	8.02	4.74	-20.75	9.38	0.44	0.42	9.01	9.01	57.73
Holding Company Structure (38)	12.04	29,480	157.4	15.10	10.13	12.05	0.45	-14.49	1.56	0.25	0.23	8.06	7.55	64.88
Assets Over $1 Billion (12)	16.08	74,972	417.6	18.16	12.87	16.20	-0.45	-4.58	6.04	0.25	0.24	8.21	7.62	60.03
Assets $500 Million-$1 Billion (10)	10.77	14,033	63.9	14.83	9.26	10.88	-0.87	-21.58	-0.25	0.20	0.20	7.63	7.22	64.51
Assets $250-$500 Million (18)	10.10	7,232	31.9	12.90	8.79	10.04	1.15	-18.17	-0.55	0.26	0.22	7.93	7.45	65.39
Assets less than $250 Million (1)	8.40	2,299	8.2	20.00	7.53	8.02	4.74	-20.75	9.38	0.44	0.42	9.01	9.01	57.73
Goodwill Companies (21)	11.36	36,316	168.2	14.79	9.85	11.47	-0.59	-16.55	-2.48	0.28	0.24	7.85	6.91	65.49
Non-Goodwill Companies (19)	12.70	21,246	140.5	15.61	10.29	12.62	1.25	-14.79	5.87	0.21	0.21	7.94	7.94	59.64
MHC Institutions (41)	11.97	28,597	152.0	15.08	10.07	12.00	0.28	-15.09	1.69	0.25	0.22	7.97	7.48	63.42
MHC Converted Last 3 Months (1)	11.00	6,153	30.5	11.20	10.36	11.00	0.00	10.00	10.00	0.32	0.32	10.81	10.81	91.68

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in 2005 or within the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	Corporate reports and offering circulars for publicly traded companies, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2006 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part One
Prices As of May 23, 2008

					Price Change Data						Current Per Share Financials
		Market Capitalization						% Change From			Trailing	12 Mo.		Tangible
		Price/	Shares	Market	52 week (1)		Last	Last	52 Wks	Dec 31,	12 MO.	Core	Book Value/	Book Value/	Assets/
		Share(1)	Outstanding	Capitalization(9)	High	Low	week	week	Ago (2)	2004 (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
Financial Institution		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NYSE Traded Companies
AF	Astoria Financial Corp. of NY	23.13	95,900	2,218.2	29.99	19.75	23.32	-0.81	-14.30	-0.60	1.23	1.34	12.83	10.90	223.71
BFF	BFC Financial Corp. of FL(8)	0.79	45,109	35.6	5.00	0.50	0.82	-3.66	-81.41	-47.68	-0.17	-0.34	3.75	2.07	157.72
BBX	BankAtlantic Bancorp. Inc. of FL	2.06	56,105	115.6	10.00	2.05	2.34	-11.97	-78.76	-49.76	-0.92	-0.96	7.73	6.39	113.91
DSL	Downey Financial Corp. of CA	8.29	27,854	230.9	74.14	8.25	9.12	-9.10	-88.82	-73.35	-12.46	-12.74	39.15	39.15	471.43
FED	FirstFed Financial Corp. of CA	16.36	13,677	223.8	66.59	13.48	15.56	5.14	-75.29	-54.33	-0.68	-0.76	42.91	42.88	517.76
FBC	Flagstar Bancorp, Inc. of MI	4.56	60,325	275.1	13.40	4.36	4.85	-5.98	-66.05	-34.58	-0.95	-1.83	11.66	11.66	263.96
GFG	Guaranty Financial Group of TX	5.43	37,302	202.5	16.78	5.00	6.47	-16.07	***.**	-66.06	-0.21	-0.21	23.91	19.38	440.27
IMB	IndyMac Bancorp, Inc. of CA	2.00	87,827	175.7	37.50	1.74	1.88	6.38	-94.36	-66.39	-7.00	-3.96	15.30	13.89	372.72
NYB	New York Community Bcrp of NY	20.26	324,953	6,583.5	20.38	14.44	19.69	2.89	15.57	15.24	0.88	1.14	12.80	4.97	95.12
NAL	NewAlliance Bancshares of CT	13.00	108,590	1,411.7	17.09	9.50	13.03	-0.23	-19.00	12.85	0.25	0.41	13.03	7.70	75.35
PFB	PFF Bancorp, Inc. of Pomona CA	1.34	22,625	30.3	30.37	1.28	1.69	-20.71	-95.45	-88.87	-0.39	-0.38	14.42	14.37	193.32
PFS	Provident Fin. Serv. Inc of NJ	15.32	59,674	914.2	17.99	11.62	15.29	0.20	-8.59	6.24	0.63	0.58	16.77	8.06	106.57
SOV	Sovereign Bancorp. Inc. of PA	8.51	482,443	4,105.6	23.95	6.48	8.07	5.45	-64.39	-25.35	-2.72	-2.53	13.43	5.61	169.79

AMEX Traded Companies
FDT	Federal Trust Corp. of FL	1.13	9,436	10.7	8.75	0.95	1.00	13.00	-86.72	-45.41	-1.75	-1.71	3.95	3.95	71.31
GOV	Gouverneur Bcp MHC of NY (43.0)	8.40	2,299	8.2	20.00	7.53	8.02	4.74	-20.75	9.38	0.44	0.42	9.01	9.01	57.73
TSH	Teche Hiding Cp of N Iberia LA	35.25	2,112	74.4	45.75	29.50	35.75	-1.40	-18.93	-6.62	3.20	3.16	35.52	30.73	348.21

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA	10.23	24,450	250.1	11.69	8.50	10.71	-4.48	-11.35	8.83	0.31	0.31	10.23	10.23	45.32
ALLB	Alliance Bank MHC of PA (45.0)	9.50	7,043	30.9	9.84	6.89	9.35	1.60	-1.45	29.96	0.10	0.13	7.10	7.10	60.79
ASBI	Ameriana Bncp of New Castle IN	9.00	2,989	26.9	11.10	7.01	9.05	-0.55	-15.09	5.88	0.40	0.37	11.26	10.97	142.79
ABNJ	American Bncrp of NJ Inc of NJ	10.50	11,143	117.0	11.25	10.00	10.50	0.00	-6.08	3.65	0.01	0.01	8.38	8.38	56.04
ABCW	Anchor BanCorp Wisconsin of WI	14.02	21,338	299.2	29.10	13.93	14.62	-4.10	-58.88	-40.39	1.58	1.45	15.98	15.05	221.47
ACFC	Atl Cst Fed Cp of GA MHC (36.2)	8.58	13,625	43.6	19.42	8.10	8.84	-2.94	-55.45	-27.78	0.03	0.03	6.57	6.37	70.50
BCSB	BCSB Bancorp, Inc. of MD	11.50	3,121	35.9	26.98	10.45	12.19	-5.66	-57.38	-3.44	-0.78	-0.06	16.53	15.73	204.54
BKMU	Bank Mutual Corp of WI	10.95	48,086	526.5	12.32	9.68	10.82	1.20	-7.36	3.60	0.36	0.33	8.80	7.66	73.78
BFIN	BankFinancial Corp. of IL	14.81	21,989	325.7	16.75	13.01	15.39	-3.77	-9.20	-6.38	0.40	0.42	13.17	11.18	67.08
BKUNA	BankUnited Fin. Corp. of FL	3.28	35,644	116.9	23.14	3.01	3.20	2.50	-85.64	-52.46	-1.75	-1.23	19.63	18.83	402.43
BFED	Beacon Federal Bancorp of NY	10.80	7,396	79.9	12.26	9.57	10.58	2.08	8.00	8.00	0.40	0.47	15.14	15.14	127.70
BNCL	Beneficial Mut MHC of PA (44.3)	11.48	82,264	418.7	11.56	8.31	11.01	4.27	14.80	18.11	-0.05	-0.04	7.53	5.84	43.25
BFBC	Benjamin Frkln Bncrp Inc of MA	13.48	7,671	103.4	15.68	11.50	13.25	1.74	-7.03	2.67	0.54	0.52	13.95	9.25	124.96
BHLB	Berkshire Hills Bancorp of MA	25.94	10,475	271.7	33.29	19.50	26.39	-1.71	-19.19	-0.23	1.40	1.74	31.38	13.97	243.09
BOPI	Bofi Holding, Inc. Of CA	6.85	8,288	56.8	7.86	5.20	6.94	-1.30	-5.12	-4.20	0.36	0.26	8.67	8.67	133.94
BYPC	Broadway Financial Corp. of CA	7.95	1,759	14.0	11.29	3.50	7.11	11.81	-26.73	-8.52	0.85	0.84	11.37	11.37	216.60
BRKL	Brookline Bancorp, Inc. of MA	9.93	58,211	578.0	13.49	8.99	10.04	-1.10	-17.73	-2.26	0.27	0.28	8.73	7.88	42.16
BFSB	Brooklyn Fed MHC of NY (31.0)	12.25	13,233	48.6	15.50	11.65	12.16	0.74	-18.44	-7.34	0.39	0.37	6.54	6.54	31.71
CITZ	CFS Bancorp, Inc of Munster IN	14.53	10,680	155.2	14.97	13.04	14.59	-0.41	-2.42	-1.09	0.75	0.71	12.34	12.23	111.80
CMSB	CMS Bancorp Inc of W Plains NY	10.00	1,973	19.7	11.76	8.25	10.00	0.00	-5.21	-3.38	-0.51	-0.51	11.82	11.82	91.29
CBNJ	Cape Bancorp, Inc. of NJ	9.80	13,314	130.5	10.15	9.44	10.00	-2.00	-2.00	-2.00	0.27	0.36	13.75	9.53	84.41
CFFN	Capitol Fd Fn MHC of KS (29.8)	40.60	74,064	886.7	41.45	27.63	41.23	-1.53	3.18	30.97	0.46	0.46	11.73	11.73	108.48
CARV	Carver Bancorp, Inc. of NY	9.31	2,488	23.2	16.85	8.65	9.79	-4.90	-43.40	-31.34	1.92	1.83	21.76	18.97	322.64
CEBK	Central Bncrp of Somerville MA	16.35	1,640	26.8	28.49	16.35	17.62	-7.21	-42.27	-18.86	0.85	0.43	23.89	22.53	338.21
CFBK	Central Federal Corp. of OH	4.75	4,468	21.2	7.00	3.75	4.72	0.64	-29.21	23.06	0.00	0.07	6.17	6.17	61.86
CHEV	Cheviot Fin Cp MHC of OH (40.3)	9.15	8,913	36.3	13.75	7.66	9.70	-5.67	-32.77	-3.79	0.09	0.09	7.57	7.57	36.07
CBNK	Chicopee Bancorp, Inc. of MA	13.25	6,967	92.3	16.19	11.62	13.25	0.00	-14.02	2.32	0.18	0.12	14.43	14.43	69.08
CZWI	Citizens Comm Bncorp Inc of WI	8.49	6,763	57.4	9.65	7.90	8.35	1.68	-7.92	-3.19	0.21	0.21	11.13	10.12	62.94
CTZN	Citizens First Bancorp of MI	7.90	7,945	62.8	24.07	7.20	8.26	-4.36	-63.46	-35.62	0.14	0.16	21.21	19.70	263.90
CSBC	Citizens South Bnkg Corp of NC	9.27	7,553	70.0	12.99	9.00	9.07	2.21	-27.86	-8.49	0.69	0.74	11.21	7.12	102.82
CSBK	Clifton Svg Bp MHC of NJ (41.0)	10.10	27,307	129.4	12.02	8.85	10.11	-0.10	-15.20	3.06	0.09	0.09	6.25	6.25	29.84
COBK	Colonial Bank MHC of NJ (44.9)	10.75	4,451	22.4	15.35	9.05	9.95	8.04	-30.42	5.91	0.28	0.28	8.77	8.77	102.87
CFFC	Community Fin. Corp. of VA	8.51	4,336	36.9	12.00	7.03	8.46	0.59	-23.40	-5.34	0.87	0.88	8.80	8.80	113.31
DNBK	Danvers Bancorp, Inc. of MA	11.98	17,843	213.8	12.00	9.40	11.75	1.96	19.80	19.80	-0.24	-0.32	13.04	13.02	88.53
DCOM	Dime Community Bancshars of NY	18.14	33,873	614.5	19.31	10.70	18.83	-3.66	35.17	42.05	0.67	0.67	7.97	6.33	107.47
ESBF	ESB Financial Corp. of PA	10.25	12,277	125.8	11.29	9.30	10.30	-0.49	-8.56	2.50	0.63	0.63	10.97	7.39	156.39
ESSA	ESSA Bancorp, Inc. of PA	12.35	16,981	209.7	12.50	9.56	12.38	-0.24	7.30	9.78	-0.23	-0.23	12.33	12.33	56.99
ESBK	Elmira Svgs Bank. FSB of NY	16.52	1,744	28.8	27.51	15.85	15.85	4.23	-34.44	-15.71	0.97	1.28	14.54	14.45	223.64
FFDF	FFD Financial Corp of Dover OH	13.99	1,070	15.0	17.50	13.60	13.65	2.49	-14.85	-3.52	1.27	1.21	17.00	17.00	168.13
FFCO	FedFirst Fin MHC of PA (45.2)	7.30	6,479	22.4	9.45	6.74	6.90	5.80	-21.08	-19.07	-0.11	-0.13	6.70	6.53	50.28
FSBI	Fidelity Bancorp, Inc. of PA	15.25	3,022	46.1	18.12	12.69	14.82	2.90	-15.79	16.77	1.28	1.31	15.68	14.78	244.55

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part One
Prices As of May 23, 2008

		Market Capitalization			Price Change Data						Current Per Share Financials
														Tangible
			Shares	Market	52 Week (1)			% Change From			Trailing	12 MO.	Book	Book
		Price/	Outst -	Capital -			Last	Last	52 Wks	Dec 31,	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution		Share (1)	anding	ization (9)	High	Low	Week	Week	Ago (2)	2004 (2)	EPS(3)	EPS (3)	Share	Share(4)	Shares
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NASDAQ LISTED OTC COMPANIES(CONTINUED)
FABK	First Advantage Bancorp of TN	11.82	4,769	56.4	12.00	10	11.9	-0.84	18.20	11.40	0.10	0.09	16.90	16.90	60.06
FBTC	First BancTrust Corp of IL	9.54	2,186	20.9	12.06	7.59	9.95	-4.12	-18.60	-10.34	0.56	0.44	12.42	11.87	155.48
FBSI	First Bancshares, Inc. of MO	14.08	1,551	21.8	18.40	12.38	13.52	4.14	-12.00	-17.03	0.19	0.10	17.71	17.55	160.55
FCAF	First Capital, Inc. of IN	14.26	2,814	40.1	18.17	14.00	14.15	0.78	-20.69	-13.58	1.27	1.17	16.62	14.59	161.92
FCLF	First Clover Leaf Fin Cp of IL	9.00	8,177	73.6	11.62	8.94	9.00	0.00	-15.89	-11.33	0.28	0.28	10.38	9.06	50.19
FCFL	First Community Bk Corp of FL	11.51	4,111	47.3	17.28	9.00	12.00	-4.08	-33.28	4.64	0.65	0.63	9.14	9.03	113.62
FDEF	First Defiance Fin. Corp of OH	19.51	8,111	158.2	30.00	16.97	18.25	6.90	-30.07	-11.40	1.69	1.50	24.02	15.73	232.53
FFNM	First Fed of N. Michigan of MI	7.10	2,884	20.5	9.19	5.21	6.00	18.33	-21.72	-3.40	-0.47	-0.47	11.26	10.09	84.87
FFBH	First Fed. Bancshares of AR	12.00	4,848	58.2	24.40	11.79	12.22	-1.80	-50.39	-14.89	0.74	0.80	15.27	15.27	171.01
FFSX	First Federal Bankshares of IA	11.00	3,304	36.3	19.54	10.11	11.05	-0.45	-40.54	-21.71	-0.04	-0.09	17.47	11.88	180.80
FFNW	First Fin Nw, Inc of Renton WA	10.50	22,853	240.0	11.95	8.78	10.49	0.10	5.00	6.71	0.19	-0.24	13.80	13.18	52.64
FFCH	First Fin. Holdings Inc. of SC	23.51	11,663	274.2	35.95	20.20	24.34	-3.41	-30.07	-14.26	1.90	1.79	16.00	14.08	247.66
FFHS	First Franklin Corp.of OH	8.00	1,681	13.4	16.57	6.33	8.20	-2.44	-52.91	-20.00	0.25	0.17	15.25	15.25	192.25
FKFS	First Keystone Fin., Inc of PA	10.08	2,433	24.5	19.90	8.11	10.38	-2.89	-47.28	6.55	0.27	0.24	14.76	14.76	213.54
FNFG	First Niagara Fin. Group of NY	14.09	109,703	1,545.7	15.13	9.98	14.27	-1.26	1.29	17.03	1.01	1.67	12.33	5.50	73.80
FPTB	First Pactrust Bancorp of CA	15.76	4,342	68.4	26.35	15.26	15.90	-0.88	-37.56	-13.45	0.71	0.74	19.31	19.31	183.68
FPFC	First Place Fin. Corp. of OH	12.34	16,418	202.6	22.22	9.85	12.04	2.49	-38.52	-11.79	0.82	0.73	19.11	12.65	200.33
FFIC	Flushing Fin. Corp. of NY	19.48	21,343	415.8	20.20	12.51	19.04	2.31	14.99	21.37	1.03	1.30	11.03	10.15	162.52
FXCB	Fox Chase Bncp MHC of PA(44.5)	12.01	14,322	78.4	13.99	10.27	11.90	0.92	-14.21	5.35	0.14	0.18	8.62	8.62	60.43
FBTX	Franklin Bank Corp of TX	1.01	25,369	25.6	16.85	0.83	1.05	-3.81	-94.02	-76.57	-1.53	-1.84	12.86	4.91	225.57
GSLA	GS Financial Corp. of LA	17.25	1,286	22.2	21.10	14.25	17.88	-3.52	-14.60	-8.92	0.53	0.39	21.87	21.87	155.93
GCBC	Green Co Bcrp MHC of NY (44.5)	13.50	4,110	24.9	14.70	10.50	13.80	-2.17	-8.16	12.03	0.55	0.55	8.96	8.96	92.36
HFFC	HF Financial Corp. of SD	17.99	3,957	71.2	18.15	1.59	17.40	3.39	2.57	18.75	1.31	1.08	16.28	15.03	257.94
HMNF	HMN Financial, Inc. of MN	17.90	4,168	74.6	35.55	17.75	18.26	-1.97	-48.24	-27.09	2.28	2.14	23.85	22.93	265.06
HBNK	Hampden Bancorp, Inc. of MA	11.08	7,950	88.1	11.80	9.00	11.21	-1.16	-4.73	10.91	-0.15	-0.17	13.06	13.06	66.50
HARL	Harleysville Svgs Fin Cp of PA	12.40	3,543	43.9	17.00	10.55	13.00	-4.62	-23.93	-0.80	0.93	0.90	13.33	13.33	223.51
HWFG	Harrington West Fncl Grp of CA	5.80	6,131	35.6	17.28	5.25	5.60	3.57	-65.37	-48.44	-0.15	0.04	6.96	5.96	202.91
HBOS	Heritage Fn Gp MHC of GA(27.6)	11.80	10,686	39.6	16.20	10.86	12.42	-4.99	-26.80	4.89	0.26	0.28	6.11	6.02	45.33
HIFS	Hingham Inst. For Sav. of MA	28.95	2,120	61.4	32.99	28.05	29.16	-0.72	-11.60	-2.33	2.28	2.28	26.39	26.39	357.65
HOME	Home Federal Bancorp Inc of ID	11.80	17,343	204.6	15.31	2.00	11.91	-0.92	-20.81	17.53	0.27	0.23	11.84	11.84	44.29
HFBC	HopFed Bancorp, Inc. of KY	14.02	3,574	50.1	16.35	13.00	13.65	2.71	-12.38	-4.88	1.15	1.13	15.61	13.47	226.18
HCBK	Hudaon City Bancorp, Inc of NJ	17.83	518,859	9,251.3	19.78	11.45	18.47	-3.47	34.87	18.71	0.60	0.60	9.08	8.77	90.14
IFSB	Independence FSB of DC	7.05	1,552	10.9	10.75	4.52	6.70	5.22	-31.88	8.46	-2.10	-1.94	6.57	6.57	97.24
ISBC	Investors Bcrp MHC of NJ(43.4)	14.02	107,999	745.5	15.80	11.46	14.43	-2.84	0.21	-0.85	0.14	0.13	7.59	7.59	54.81
JXSB	Jcksaville Bcp MHC of IL(47.7)	10.42	1,988	9.9	13.50	9.00	10.42	0.00	-16.64	-14.94	0.44	0.42	11.70	10.32	151.64
JFBI	Jefferson Bancshares Inc of TN	9.49	6,208	58.9	12.06	8.82	9.87	-3.85	-20.78	-6.04	0.22	0.22	11.67	11.67	53.79
KFED	K-Fed Bancorp MHC of CA (36.5)	11.29	13,830	59.4	19.00	7.61	11.81	-4.40	-38.87	11.89	0.28	0.28	6.76	6.45	62.44
KFFB	KY Fst Fed Bp MHC of KY (44.5)	10.05	8,089	38.1	10.59	9.50	10.00	0.50	0.30	1.52	0.09	0.09	7.52	5.66	32.90
KRNY	Kearny Fin Cp MHC of NJ (28.4)	11.02	70,628	237.3	14.02	9.94	11.16	-1.25	-19.33	-7.47	0.08	0.08	6.76	5.59	29.17
LSBX	LSB Corp of No. Andover MA	15.45	4,472	69.1	17.49	14.86	15.68	-1.47	-4.92	-3.44	0.87	0.98	13.79	13.79	151.07
LSBI	LSB Fin. Corp. of Lafayette IN	18.00	1,559	28.1	26.52	17.33	18.50	-2.70	-28.49	-6.25	0.84	0.76	21.93	21.93	227.29
LPSB	LaPorte Bancrp MHC of IN (47.3)	7.40	4,783	16.7	10.06	6.20	6.54	13.15	-26.00	9.63	0.00	0.31	9.76	7.64	76.78
LSBK	Lake Shore Bnp MHC of NY(43.7)	9.50	6,394	28.3	12.60	7.81	9.51	-0.11	-23.69	10.34	0.28	0.28	8.36	8.36	55.96
LEGC	Legacy Bancorp. Inc. of MA	13.40	9,105	122.0	15.16	11.87	13.46	-0.45	-10.79	1.06	0.13	0.09	14.41	13.01	100.20
LBCP	Liberty Bancorp, Inc. of MO	10.21	4,005	40.9	11.39	9.75	10.20	0.10	-5.99	-0.39	0.48	0.44	11.91	11.91	84.67
LABC	Louisiana Bancorp, Inc. of LA	13.07	6,346	82.9	13.18	9.85	12.93	1.08	30.70	24.59	0.46	0.46	14.29	14.29	45.86
MFBC	MFB Corp. of Mishawaka IN(8)	27.43	1,388	38.1	36.68	24.40	30.17	-9.08	-18.99	4.46	1.22	1.54	31.00	28.34	360.81
MSBF	MSB Fin Corp MHC of NJ(45.0)	10.80	5,619	27.3	11.75	9.16	10.52	2.66	-6.09	13.09	0.13	0.13	7.78	7.78	52.13
MGYR	Magyar Bancorp MHC of NJ(45.1)	10.97	5,790	29.9	15.00	8.40	9.92	10.58	-24.60	3.00	0.02	0.02	8.52	8.52	87.05
MLVP	Malvern Fed Bncp MHC of NJ(45.0)	11.00	6,153	30.5	11.20	10.36	11.00	0.00	10.00	10.00	0.32	0.32	10.81	10.81	91.68
MASB	MassBank Corp. of Reading MA	39.38	4,233	166.7	39.96	32.65	39.51	-0.33	20.06	8.13	1.38	1.71	25.53	25.27	189.01
MFLR	Mayflower Bancorp. Inc. of MA	10.60	2,097	22.2	13.77	10.00	11.50	-7.83	1.92	-11.67	0.49	0.41	9.64	9.62	116.04
EBSB	Meridian Pn Serv MHC MA (45.0)	10.10	23,000	104.5	10.30	8.21	10.14	-0.39	1.00	1.00	-0.04	-0.04	8.85	8.85	45.82
CASH	Meta Financial Group of IA	25.50	2,596	66.2	42.00	15.86	25.80	-1.16	-32.54	-38.06	0.19	1.03	18.53	17.95	264.28
MFSF	MutualFirst Fin. Inc. of IN	9.94	4,180	41.5	19.75	9.81	11.38	-12.65	-49.67	-28.69	1.05	0.99	20.75	17.13	229.70
NASB	NASB Fin. Inc. of Grandview MO	20.96	7,868	164.9	37.53	19.42	22.75	-7.87	-39.37	-20.55	1.48	0.41	19.21	18.85	196.67
NECB	NE Comm Bncrp MHC of NY (45.0)	11.70	13,225	69.6	12.89	9.25	11.62	0.69	-2.90	1.10	0.92	-0.03	8.23	8.08	26.00
NHTB	NH Thrift Bancshares of NH	11.10	5,748	63.8	16.20	10.43	11.01	0.82	-23.45	-10.48	0.85	0.82	12.89	7.62	144.21
NVSL	Naug Vlly Fin MHC of CT (43.2)	9.05	7,159	30.0	12.20	8.51	9.10	-0.55	-24.27	-4.74	0.22	0.21	7.03	7.00	68.75
NFSB	Newport Bancorp, Inc. of RI	13.00	4,564	59.3	13.80	10.01	12.50	4.00	-5.04	10.17	0.13	0.13	12.78	12.78	84.06
FFFD	North Central Bancshares of IA	28.00	1,340	37.5	41.00	26.69	27.49	1.86	-30.17	-12.50	2.81	2.81	30.74	27.05	379.49
NFBX	Northfield Bcp MHC of NY (45.0)	10.63	44,803	214.3	12.00	9.45	10.40	2.21	6.30	-1.76	0.30	0.25	7.41	7.05	32.36
NWSB	Northwest Bcrp MHC of PA (37.9)	24.50	48,454	479.6	30.16	23.50	24.75	-1.01	-13.55	-7.79	1.04	1.09	12.81	9.06	141.42
OSHC	Ocean Shr Hldg MHC of NJ (44.0)	10.15	8,336	39.2	13.44	9.00	10.00	1.50	-23.97	2053	0.33	0.33	7.56	7.56	75.52
OCPC	OceanFirst Fin. Corp of NJ	19.86	12,362	245.5	21.16	14.05	19.53	1.69	10.09	25.62	0.85	090	9.97	9.97	154.14

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part One
Prices As of May 23, 2008

		Market Capitalization			Price Change Data						Current Per Share Financials
			Shares	Market				% Change From			Trailing	12 Mo.	Book	Tangible
		Price/	Outst-	Capital-	52 Week (1)		Last	Last	52 Wks	Dec 31,	12 Mo.	Core	Value/	Book Value/	Assets/
Financial Institution		Shares (1)	anding	ization (9)	High	Low	Week	Week	Ago (2)	2004 (2)	EPS (3)	EPS (3)	Share	Share (4)	Shares
		($)	(000)	(SMil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NASDAQ Listed OTC Companies (continued)
ONFC	Oneida Financl MHC of NY (43.9)	9.50	7,785	33.0	13.44	8.71	10.49	-9.44	-19.29	-1.14	0.45	0.41	7.62	4.36	67.09
ORIT	Oritani Fin Cp MHC of NJ (32.0)	15.94	40,552	206.9	17.23	10.78	15.90	0.25	2.57	29.59	0.38	0.38	6.99	6.99	34.67
OSBR	Osage Bancshares, Inc. of OK	9.66	3,254	31.4	10.20	7.47	9.66	0.00	1.15	15.83	0.34	0.33	9.62	9.62	42.40
PSBN	PSB Hldgs Inc MHC of CT (44.0)	8.70	6,531	26.8	10.89	7.57	8.90	-2.25	-20.11	-3.23	0.43	0.40	7.66	6.47	74.28
PVPC	PVP Capital Corp. of Solon OH (8)	9.79	7,774	76.1	16.14	7.00	9.02	8.54	-20.15	-12.20	0.26	0.23	9.21	9.21	111.90
PBCI	Pamrapo Bancorp, Inc. of NJ	16.32	4,976	81.2	22.29	13.02	16.19	0.80	-20.55	-19.21	0.83	0.83	11.76	11.76	131.05
PPSD	Park Bancorp of Chicago IL	20.00	1,205	24.1	34.08	18.60	19.70	1.52	-39.70	-18.37	-0.12	-0.07	24.85	24.85	186.05
PVSA	Parkvale Financial Corp of PA	26.36	5,580	147.1	30.50	24.66	26.01	1.35	-10.83	-5.01	2.57	2.61	23.35	17.87	332.76
PBHC	Pathfinder BC MHC of NY (36.3)	9.08	2,484	8.0	16.55	8.30	9.50	-4.42	-26.77	-11.41	0.45	0.34	8.74	7.19	129.10
PCBI	Peoples Community Bcrp. of OH	3.40	4,839	16.5	18.38	1.90	3.00	13.33	-76.63	-75.78	-6.89	-6.94	11.07	7.61	183.39
PBCT	Peoples United Financial of CT	16.43	342,500	5,627.3	20.32	14.29	16.65	-1.32	-18.90	-7.70	0.39	0.47	15.24	10.75	61.63
PROV	Provident Fin. Holdings of CA	12.80	6,208	79.5	25.40	11.50	12.45	2.81	-46.62	-22.24	1.04	0.62	20.35	20.35	264.25
PBNY	Provident NY Bncrp, Inc. of NY	12.88	40,086	516.3	14.86	11.08	13.05	-1.30	-5.99	-0.31	0.54	0.52	10.18	5.94	70.44
PBIP	Prudential Bncp MHC PA (40.5)	11.84	11,088	61.0	13.75	11.40	12.00	-1.33	-13.83	-4.90	0.28	0.28	7.16	7.16	42.43
PULB	Pulaski Fin Cp of St. Louis MO	11.49	10,094	116.0	16.90	9.40	10.55	8.91	-25.29	14.90	0.95	0.60	8.44	8.00	124.80
RPFG	Rainier Pacific Fin Grp of WA	13.38	6,452	86.3	20.72	11.01	12.80	4.53	-33.53	-9.66	0.68	0.68	13.03	12.50	136.22
RIVR	River Valley Bancop, of IN	15.50	1,635	25.3	20.00	13.75	15.54	-0.26	-8.82	8.39	1.35	1.32	15.70	15.69	214.10
RVSB	Riverview Bancorp, Inc. of WA	8.73	10,914	95.3	15.82	7.30	9.51	-8.20	-37.64	-24.42	0.79	0.77	8.48	6.09	81.26
RCKB	Rockville Fin MHC of CT (44.8)	13.71	19,110	119.9	15.90	9.75	13.54	1.26	-9.80	12.38	0.40	0.39	8.21	8.15	71.81
ROMA	Roma Fin Corp MHC of NJ (31.0)	14.28	31,308	144.9	18.00	12.15	14.81	-3.58	-12.50	-8.99	0.21	0.21	6.95	6.93	29.44
ROME	Rome Bancorp, Inc. of Rome NY	11.40	7,444	84.9	12.59	10.91	11.21	1.69	-7.92	-1.47	0.39	0.39	8.79	8.79	43.32
SIFI	SI Fin Gp Inc MHC of CT (41.3)	9.80	11,869	50.3	12.77	9.15	9.92	-1.21	-21.66	-0.41	0.12	0.12	6.65	6.29	71.16
SVBI	Severn Bancorp, Inc. of MD	8.30	10,067	83.6	18.17	7.80	8.30	0.00	-53.42	-14.34	0.97	0.96	9.62	9.59	95.60
SUPRD	Superior Bancorp of AL (8)	14.67	10,053	147.5	43.88	14.36	15.18	-3.36	-63.40	-31.70	0.60	0.32	35.00	16.44	294.83
THRD	TF Fin. Corp. of Newtown PA	26.50	2,820	74.7	30.65	18.96	25.00	6.00	-12.45	7.55	1.68	1.62	24.73	23.12	255.82
TFSL	TFS Fin Corp MHC of OH (31.7)	12.20	332,319	1,283.4	13.20	10.43	12.54	-2.71	-1.05	2.18	0.09	0.09	6.08	6.05	31.48
TONE	TierOne Corp. of Lincoln NE	7.09	18,060	128.0	32.52	6.53	7.24	-2.07	-76.63	-67.99	-4.58	-4.63	15.79	15.44	186.96
TSBK	Timberland Bancorp, Inc. of WA	10.71	6,877	73.7	19.15	10.05	11.40	-6.05	-38.20	-12.07	1.09	1.04	10.88	9.90	95.17
TRST	TrustCo Bank corp NY of NY	8.38	75,527	632.9	11.67	7.28	8.50	-1.41	-12.98	-15.52	0.48	0.49	3.22	3.21	44.99
UCBA	United Comm Bncp MHC IN (43.8)	9.00	7,909	34.3	12.67	8.18	8.26	8.96	-28.00	-26.83	-0.10	-0.10	7.01	7.01	47.58
UCFC	United Community Fin. of OH	7.31	30,052	219.7	10.90	4.28	7.78	-6.04	-30.71	32.43	0.12	0.01	9.12	7.96	90.73
UBNK	United Financial Bncrp of MA	11.98	17,764	212.8	15.37	9.99	11.91	0.59	-21.80	7.93	0.31	0.32	12.86	12.84	64.92
UWBK	United Western Bncp, Inc of CO	17.17	7,319	125.7	25.90	15.60	17.21	-0.23	-33.29	-14.15	1.54	1.41	15.38	15.38	293.19
VPFG	ViewPoint Finl MHC of TX (45.4)	16.05	25,219	186.3	18.87	13.75	16.29	-1.47	-12.87	-2.90	0.22	0.17	8.11	8.07	70.17
WSB	WSB Holdings, Inc. of Bowie MD	5.65	7,597	42.9	8.65	0.2	5.53	2.17	-33.92	7.62	0.22	0.20	8.25	8.25	61.15
WSFS	WSFS Financial Corp. of DE	48.49	6,141	297.8	68.81	41.12	49.87	-2.77	-26.44	-3.41	4.74	5.16	35.21	34.99	517.07
WVFC	WVS Financial Corp. of PA	16.21	2,234	36.2	17.19	15.77	15.95	1.63	-1.28	-1.34	1.81	1.81	14.27	14.27	196.42
WFSL	Washington Federal, Inc. of WA	22.29	87,801	1,957.1	27.44	18.26	23.31	-4.38	-10.63	5.59	1.56	1.55	15.67	13.18	133.70
WAUW	Wauwatosa Hlds MHC of WI (29.1)	12.69	31,251	127.5	17.37	11.17	12.97	-2.16	-26.43	-1.01	0.00	-0.06	6.48	6.48	56.88
WAYN	Wayne Savings Bancshares of OH	9.59	3,009	28.9	14.00	8.50	9.01	6.44	-28.43	-11.78	0.67	0.68	11.52	10.74	133.25
WFD	Westfield Fin. Inc. of MA	9.55	31,572	301.5	12.29	8.52	9.56	-0.10	-6.00	-1.55	0.27	2.28	8.93	8.93	34.29
WFBC	Willow Financial Bcp Inc of PA	9.30	15,668	145.7	13.12	6.00	7.70	20.78	-21.32	10.85	0.49	0.47	13.17	6.22	100.54

RP FINANCIAL , LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2209
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1
Weekly Thrift Market Line — Part Two
Prices As of May 23, 2008

	Key Financial Ratios										Pricing Ratios					Dividend Data (5)
		Tang-						Asset Quality Ratios						Price/	Price/	Ind.	Divi-
	Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution	Assets	Assets	ROA (5)	ROE (5)	ROI (5)	ROA (5)	ROE (5)	Assets	NPAs	Loans	Earnings	Book	Assets	Book	Earnings	Share	Yield	Ratio (7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(X)	($)	($)	($)

Market Averages. All Public Companies (no MHCs)

SAIF-Insured Thrifts (123)	11.30	10.11	0.28	2.33	3.80	0.29	2.41	1.48	131.62	1.10	19.09	92.67	10.65	105.60	19.36	0.40	2.77	40.55
NYSE Traded Companies (13)	8.74	6.11	-0.42	-6.34	-5.28	-0.33	-5.42	3.15	109.66	1.81	22.05	63.60	6.60	82.29	23.29	0.27	1.77	69.84
AMEX Traded Companies (2)	7.44	7.18	-0.70	-13.17	9.08	-0.68	-12.81	8.60	27.29	1.92	11.02	68.50	5.85	71.66	11.16	0.69	1.96	43.13
NASDAQ Listed OTC Companies(108)	11.66	10.62	0.38	3.61	4.47	0.38	3.60	1.16	136.11	1.00	19.08	96.46	11.21	108.69	19.26	0.41	2.90	40.01
California Companies (9)	6.84	6.74	-0.36	-4.78	-1.04	-0.29	-3.40	3.92	98.29	1.86	15.72	50.94	3.47	52.65	19.44	0.23	2.33	20.66
Florida Companies (5)	6.31	5.94	-0.74	-12.00	5.65	-0.71	-11.37	4.08	53.00	1.89	17.71	49.47	3.58	51.43	18.27	0.01	0.40	0.00
Mid-Atlantic Companies (34)	10.68	8.98	0.40	4.31	3.97	0.47	4.97	0.67	154.83	0.82	20.17	117.57	12.08	139.02	18.48	0.42	2.73	41.27
Mid-West Companies(37)	9.97	9.09	0.21	2.07	4.27	0.16	1.43	1.85	65.11	1.13	17.22	82.02	8.33	90.24	18.38	0.47	3.49	48.17
New England Companies(18)	15.10	13.27	0.43	3.29	3.13	0.45	3.33	0.43	206.87	0.97	24.29	100.25	15.24	119.93	26.42	0.40	2.40	42.46
North-West Companies(5)	13.87	12.39	0.73	6.59	5.90	0.69	6.37	1.13	156.45	1.04	13.71	104.48	13.69	121.47	13.92	0.44	3.39	45.24
South-East Companies(10)	15.38	14.79	0.63	5.73	5.64	0.62	5.67	1.16	209.56	1.28	17.68	92.77	13.34	100.97	14.98	0.48	2.80	29.33
South-West Companies(3)	11.27	9.76	0.02	-2.74	-0.17	-0.04	-3.50	1.32	235.53	1.02	28.41	43.66	8.15	49.67	29.27	0.11	1.17	0.00
Western Companies (Excl CA)(2)	15.99	15.99	0.58	6.60	5.63	0.51	5.95	0.50	111.61	0.79	11.15	105.65	16.25	105.65	12.18	0.23	1.63	15.58
Thrift Strategy(116)	11.36	10.22	0.29	2.41	3.65	0.30	2.50	1.50	133.17	1.10	19.42	93.29	10.74	105.62	19.40	0.40	2.79	41.02
Mortgage Banker Strategy(4)	7.40	5.85	-0.31	-3.17	9.70	-0.36	-3.70	1.43	81.88	1.30	10.59	60.16	4.50	85.00	15.16	0.29	2.31	42.02
Diversified Strategy(2)	15.27	12.10	0.93	8.72	6.07	1.06	9.69	0.55	162.03	1.12	10.23	122.76	18.02	145.71	22.18	0.54	2.32	10.13
Companies Issuing Dividends(96)	11.27	9.98	0.47	4.72	5.49	0.47	4.72	1.30	127.25	1.01	18.39	100.09	11.22	114.54	19.01	0.50	3.51	48.50
Companies without Dividends(27)	11.39	10.58	-0.44	-6.69	-3.79	-0.41	-6.26	2.16	148.02	1.46	27.63	64.78	8.52	72.34	24.65	0.00	0.00	0.00
Equity/Assets <6%(12)	5.06	4.47	-0.35	-5.80	0.74	-0.30	-4.91	2.87	74.84	1.27	13.16	60.57	3.15	66.57	13.17	0.22	1.76	37.41
Equity/Assets 6-12%(74)	8.51	7.70	0.31	3.71	5.16	0.30	3.60	1.59	115.25	1.16	16.22	95.74	8.10	106.98	16.71	0.48	3.28	41.90
Equity/Assets >12%(37)	18.51	16.41	0.40	2.09	1.95	0.44	2.32	0.80	187.82	0.94	28.30	96.34	17.78	114.81	27.37	0.29	2.09	36.97
Converted Last 3 Mths (no MHC)(1)	8.08	7.69	-0.38	-4.72	-6.78	-0.03	-0.36	0.49	86.32	0.63	NM	69.57	5.62	73.11	NM	0.00	0.00	0.00
Actively Traded Companies(9)	8.89	8.00	0.41	4.49	5.85	0.43	4.55	0.69	124.98	0.87	18.38	112.85	10.44	128.75	20.13	0.69	3.25	49.40
Market Value Below $20 Million(7)	7.80	7.53	-1.02	-13.54	-2.40	-1.00	-13.29	2.90	122.01	1.54	17.46	65.13	5.40	67.12	20.51	0.17	1.68	37.75
Holding Company Structure(117)	11.35	10.10	0.30	2.52	4.10	0.31	2.59	1.50	130.80	1.13	19.11	92.48	10.70	106.08	19.33	0.40	2.82	40.79
Assets Over $1 Billion(55)	10.78	8.82	0.26	2.09	3.30	0.28	2.16	1.69	111.11	1.19	20.40	97.25	10.75	119.06	21.37	0.41	2.81	46.55
Assets $500 Million-$1 Billion(36)	10.37	9.51	0.26	2.35	5.44	0.27	2.58	1.45	154.65	1.10	16.24	89.67	9.65	99.70	16.07	0.46	2.85	42.21
Assets $250-$500 Million(23)	13.38	13.09	0.49	4.55	4.91	0.48	4.51	0.90	163.20	0.92	19.39	88.65	11.82	90.66	19.26	0.32	2.75	30.38
Assets less than $250 Million(9)	12.50	12.33	-0.09	-2.05	-2.27	-0.10	-2.06	1.43	137.29	1.04	23.40	87.39	10.82	88.31	22.23	0.30	2.31	25.98
Goodwill Companies(80)	10.26	8.49	0.33	3.02	4.57	0.35	3.27	1.42	113.95	1.13	17.59	94.79	9.93	114.48	18.75	0.45	3.01	46.85
Non-Goodwill Companies(43)	13.20	13.08	0.19	1.05	2.45	0.18	0.85	1.58	168.11	1.05	22.03	88.79	11.98	89.54	20.77	0.31	2.33	28.55
Acquirors of FSLIC Cases(4)	8.67	8.15	-0.74	-10.08	-6.11	-0.72	-9.77	4.61	46.85	1.73	18.39	87.66	8.00	94.91	19.35	0.37	2.83	46.92

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in 2001 or in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances, ROI (return on investment) is current EPS divided by current price.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

*	All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.
Source:	Corporate reports and offering circulars for publicly traded companies, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2006 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528 — 1700
Exhibit IV -1 (continued)
Weekly Thrift Market Line — Part Two
Prices As Of May 23, 2008

	Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data (6)
		Tang.												Price/	Price/
	Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Ind. Div./	Dividend	Payout
Financial Institution	Assets	Assets	ROA (5)	ROE (5)	ROI (5)	ROA (5)	ROE (5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio (7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	X	(%)	(%)	(%)	x	$	(%)	(%)

Market Averages, MHC Institutions

SAIF — Insured Thrifts (41)	14.62	13.85	0.47	3.00	2.04	0.37	2.70	0.61	159.93	0.72	26.91	150.46	22.32	160.50	28.07	0.27	2.10	34.60
AMEX Traded Companies (1)	15.61	15.61	0.76	4.94	5.24	0.73	4.72	0.58	113.66	0.83	19.09	93.23	14.55	93.23	20.00	0.32	3.81	72.73
NASDAQ Listed OTC Companies (40)	14.59	13.81	0.46	2.95	1.96	0.36	2.65	0.61	161.58	0.72	27.47	151.89	22.52	162.18	28.70	0.27	2.06	32.06
California Companies (1)	10.83	10.33	0.47	4.17	2.48	0.47	4.17	0.18	192.26	0.42	NM	167.01	18.08	175.04	NM	0.44	3.90	0.00
Mid — Atlantic Companies (24)	15.54	14.76	0.62	3.58	2.47	0.44	2.99	0.48	180.73	0.72	27.12	146.63	23.60	158.57	28.75	0.20	1.69	27.77
Mid — West Companies (8)	15.07	13.89	0.17	1.32	0.86	0.21	1.69	1.09	63.56	0.58	23.68	161.30	23.73	171.03	24.34	0.45	2.67	68.18
New England Companies (5)	12.13	11.68	0.32	2.94	2.22	0.31	2.81	0.34	238.40	0.76	27.25	134.16	15.96	140.38	28.45	0.18	1.88	62.21
South — East Companies (2)	11.40	11.16	0.32	2.39	1.28	0.35	2.55	1.17	74.73	1.21	NM	161.86	19.10	165.35	NM	0.44	4.68	0.00
South — West Companies (1)	11.56	11.50	0.34	2.65	1.37	0.26	2.05	0.28	133.11	0.68	NM	197.90	22.87	198.88	NM	0.28	1.74	0.00
Thrift Strategy (41)	14.62	13.85	0.47	3.00	2.04	0.37	2.70	0.61	159.93	0.72	26.91	150.46	22.32	160.50	28.07	0.27	2.10	34.60
Companies Issuing Dividends (29)	14.62	13.81	0.56	3.66	2.52	0.41	3.15	0.66	170.81	0.66	24.62	154.25	22.79	165.84	26.95	0.38	2.97	61.51
Companies Without Dividends (12)	14.62	13.94	0.24	1.39	0.89	0.26	1.61	0.49	135.74	0.84	36.07	141.32	21.20	147.59	32.21	0.00	0.00	0.00
Equity/Assets 6 — 12% (19)	10.09	9.42	0.37	3.61	2.58	0.35	3.44	0.50	204.35	0.76	27.11	151.31	15.51	164.51	28.21	0.39	2.75	36.17
Equity/Assets > 12% (22)	18.53	17.68	0.55	2.46	1.57	0.38	2.07	0.70	118.47	0.69	26.52	149.74	28.21	157.03	27.73	0.16	1.54	33.38
Market Value Below $20 Million (1)	15.61	15.61	0.76	4.94	5.24	0.73	4.72	0.58	113.66	0.83	19.09	93.23	14.55	93.23	20.00	0.32	3.81	72.73
Holding Company Structure (38)	14.49	13.68	0.47	2.99	2.05	0.36	2.67	0.65	156.87	0.76	26.91	149.34	21.99	159.96	28.07	0.27	2.07	32.15
Assets Over $1 Billion (12)	15.86	14.87	0.41	2.74	1.38	0.38	2.58	0.48	138.32	0.75	31.09	190.38	29.05	204.38	28.82	0.31	1.26	12.50
Assets $500 Million — $1 Billion (10)	13.13	12.50	0.36	2.59	1.87	0.36	2.58	0.55	274.02	0.65	28.75	144.08	19.85	155.52	29.43	0.24	2.38	15.15
Assets $250 — $500 Million (18)	14.56	13.82	0.56	3.29	2.41	0.35	2.74	0.76	98.84	0.73	25.64	130.58	19.65	137.75	28.39	0.25	2.42	52.90
Assets less than $250 Million (1)	15.61	15.61	0.76	4.94	5.24	0.73	4.72	0.58	113.66	0.83	19.09	93.23	14.55	93.23	20.00	0.32	3.81	72.73
Goodwill Companies (21)	14.68	13.19	0.54	3.38	2.32	0.35	2.83	0.63	144.43	0.80	23.90	146.66	22.21	166.25	25.42	0.28	2.44	41.13
Non — Goodwill Companies (19)	14.69	14.69	0.39	2.58	1.69	0.39	2.54	0.59	181.88	0.62	29.69	157.23	22.99	157.23	30.12	0.27	1.85	34.80
MHC Institutions (41)	14.62	13.85	0.47	3.00	2.04	0.37	2.70	0.61	159.93	0.72	26.91	150.46	22.32	160.50	28.07	0.27	2.10	34.60
MHC Converted Last 3 Months (1)	11.79	11.79	0.35	2.96	2.91	0.35	2.96	0.00	0.00	0.00	34.38	101.76	12.00	101.76	34.38	0.00	0.00	0.00

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in 2001 or in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances, ROI (return on investment) is current EPS divided by current price.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

•	All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	Corporate reports and offering circulars for publicly traded companies, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2006 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(709) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part Two
Prices As of May 23, 2008

		Key Principal Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Date (6)
			Tang.												Price/	Price/	Ind.	Divi.
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)

NYSE Traded Companies
AF	Astoria Financial Corp. of NY	5.74	4.87	0.55	9.73	5.32	0.60	10.60	0.56	66.16	0.51	18.80	180.28	10.34	212.20	17.26	1.04	4.50	NM
BFF	BFC Financial Corp. of FL (8)	2.38	1.31	-0.11	-4.53	-21.52	-0.22	-9.07	1.34	94.34	1.96	NM	21.07	0.50	38.16	NM	0.00	0.00	NM
BBX	BankAltantic Bancorp Inc of FL	6.79	5.61	-0.80	-10.79	NM	-0.84	-11.25	1.56	90.12	1.96	NM	26.65	1.81	32.24	NM	0.02	0.97	NM
DSL	Downey Financial Corp. of CA	8.30	8.30	-2.44	-25.62	NM	-2.50	-26.20	11.90	34.99	4.85	NM	21.17	1.76	21.17	NM	0.48	5.79	NM
FED	FirstFed Financial Corp. of CA	8.29	8.28	-0.12	-1.39	-4.16	-0.14	-1.56	6.21	56.81	3.83	NM	38.13	3.16	38.15	NM	0.00	0.00	NM
FBC	Flangetar Bancorp, Inc. of MI	4.42	4.42	-0.36	-7.76	-20.83	-0.69	-14.94	2.51	30.38	1.04	NM	39.11	1.73	39.11	NM	0.00	0.00	NM
GFG	Guaranty Financial Group of TX	5.43	4.40	-0.05	-0.77	-3.87	-0.05	-0.77	1.74	60.14	1.67	NM	22.71	1.23	28.02	NM	0.00	0.00	NM
IMB	Indymac Bancorp, Inc. of CA	4.10	3.73	-1.95	-32.88	NM	-01.11	-18.60	6.52	22.90	2.41	NM	13.07	0.54	14.40	NM	0.00	0.00	NM
NYB	New York Community Bcrp of NY	13.46	5.22	0.96	7.13	4.-34	1.24	9.24	0.07	416.39	0.45	23.02	158.28	21.30	NM	17.77	1.00	4.94	NM
NAL	NewAlliance Bancshares of CT	17.29	10.22	0.34	1.91	1.92	0.55	3.14	0.24	232.34	0.95	NM	99.77	17.25	168.83	31.71	0.28	2.15	NM
PFB	PFF Bankcorp, Inc. of Pomana CA	7.46	7.43	-0.20	-2.40	-29.10	-0.19	-2.34	5.40	30.84	1.81	NM	9.29	0.69	9.32	NM	0.00	0.00	NM
PFS	Providend Fin. Serv. Inc of NJ	15.74	4.56	0.62	3.68	4.11	0.57	3.39	0.48	133.69	0.96	24.32	91.35	14.38	190.07	26.41	0.44	2.87	69.84
SOV	Sovereign Bancorp, Inc. of PA	7.91	3.30	-1.57	-16.87	NM	-1.46	-15.69	0.67	141.18	1.32	NM	63.37	5.01	151.69	NM	0.00	0.00	NM

AMEX Traded Companies
FDT	Federal Trust Corp. of FL	5.54	5.54	-2.35	-36.53	NM	-2.29	-35.70	8.60	27.29	2.93	NM	28.61	1.58	28.61	NM	0.00	0.00	NM
GOV	Gouverneur Bcp MHC of NY(43.0)	15.61	15.61	0.76	4.94	5.24	0.73	4.72	0.58	113.66	0.83	19.09	93.23	14.55	93.23	20.00	0.32	3.81	72.73
TSH	Teche Hlding Cp of N Iberia LA	9.34	8.83	0.94	10.20	9.08	0.93	10.07	NA	NA	0.91	11.02	108.39	10.12	114.71	11.16	1.38	3.91	43.13

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA	22.57	22.57	0.72	3.42	3.03	0.72	3.42	0.29	57.96	0.27	33.00	100.00	22.57	100.00	33.00	0.20	1.96	64.52
ALLB	Alliance Bank MHC of PA (45.0)	11.68	11.68	0.17	1.40	1.05	0.22	1.83	0.60	112.09	1.08	NM	133.80	15.63	133.80	NM	0.24	2.53	NM
ASBI	Ameriana Bncp of New Castle IN	7.89	7.68	0.28	3.64	4.44	0.26	3.37	NA	NA	0.97	22.50	79.93	6.30	82.04	24.32	0.16	1.78	40.00
ABNJ	American Bncrp of NJ Inc of NJ	14.95	14.95	0.02	0.11	0.10	0.02	0.11	NA	NA	0.61	NM	125.30	18.74	125.30	NM	0.20	1.90	NM
ABCW	Anchor BanCorp Wisconsin of WI	7.22	6.80	0.74	10.01	11.27	0.68	9.18	1.85	32.91	0.72	8.87	87.73	6.33	93.16	9.67	0.72	5.14	45.57
ACFC	Atl Cat Fed Cp of GA NHC (36.2)	9.32	9.04	0.04	0.46	0.35	0.04	4.46	1.35	49.78	0.91	NM	130.59	12.17	134.69	NM	0.60	6.99	NM
BCSB	BCSB Bancorp, Inc. of MD	8.08	7.69	-0.38	-4.72	-6.78	-0.03	-0.36	0.49	86.32	0.63	NM	69.57	5.62	73.11	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp of WI	11.93	10.38	0.49	3.78	3.29	0.45	3.47	4.47	68.36	0.59	30.42	124.43	14.84	142.95	33.18	0.36	3.29	NM
BFIN	BankFinancial Corp. of IL	19.63	17.61	0.58	2.93	2.70	0.61	3.08	4.76	97.11	0.86	37.03	112.45	22.08	125.40	35.26	0.28	1.89	70.00
BKUNA	BankUnited Fin. Corp. of FL	4.88	4.68	-0.43	-8.07	NM	-0.30	-5.67	4.75	29.67	1.59	NM	16.71	0.82	17.42	NM	0.02	0.61	NM
BFED	Beacon Federal Bancorp of NY	11.86	11.86	0.37	4.10	3.70	0.44	4.82	0.15	539.13	1.03	27.00	71.33	8.46	71.33	22.98	0.00	0.00	0.00
BNCL	Beneficial Mut MHC of PA (44.3)	17.41	13.50	-0.12	-0.67	-0.44	-0.09	-0.53	0.52	108.02	0.95	NM	152.46	26.54	196.58	NM	0.00	0.00	NM
BFBC	Benjamin Frkln Bancorp Inc of MA	11.16	7.40	0.45	3.85	4.01	0.44	3.71	0.20	132.63	0.94	24.96	96.63	10.79	148.73	25.92	0.32	2.37	59.26
BHLB	Berkshire Hills Cancorp of MA	12.91	5.75	0.62	4.84	5.40	0.77	6.01	NA	NA	1.14	18.53	82.66	10.67	185.68	14.91	0.64	2.47	45.71
BOFI	Bofi Holdin, Inc. of CA	6.47	6.47	0.30	4.27	5.26	0.22	3.08	0.08	244.62	0.34	19.03	79.01	5.11	79.01	26.35	0.00	0.00	0.00
BYFC	Broadway Financial Corp. of CA	5.25	5.25	0.44	7.88	10.69	0.44	7.79	0.17	341.86	0.67	9.35	69.92	3.67	69.92	9.46	0.20	2.52	23.53
BRKL	Brookline Bancorp, INC. of MA	20.71	18.69	0.66	2.94	2.72	0.68	3.05	0.21	476.16	1.29	36.78	113.75	23.55	126.02	35.46	0.34	3.42	NM
BFSB	Brooklyn Fed MHC of NY (31.0)	20.62	20.62	1.29	6.04	3.18	1.22	5.73	NA	NA	NA	31.41	187.31	38.63	187.31	33.11	0.28	2.29	71.79
CITZ	CFS Bancorp, Inc of Munster IN	11.04	10.94	0.67	6.16	5.16	0.64	5.83	2.62	26.67	1.09	19.37	117.75	13.00	118.81	20.46	0.48	3.30	64.00
CMSB	CMS Bancorp Inc of W Plains NY	12.95	12.95	-0.61	-4.82	-5.10	-0.61	-4.82	NA	NA	0.20	NM	84.60	10.95	84.60	NM	0.00	0.00	NM
CBNJ	Cape Bancorp, Inc. of NJ	16.29	11.29	0.32	1.96	2.76	0.43	2.62	1.22	NA	NA	36.30	71.27	11.61	102.83	27.22	0.00	0.00	0.00
CFFN	Capitol Fd Fn MHC of KS (29.8)	10.81	10.81	0.43	3.92	1.13	0.43	3.92	0.16	33.60	0.08	NM	346.12	37.43	346.12	NM	2.00	4.93	NM
CARV	Carver Bancorp, Inc. of NY	6.74	5.88	0.62	9.16	20.62	0.59	8.73	0.52	132.72	0.84	4.85	42.78	2.89	49.08	9.09	0.40	4.30	20.83
CEBK	Central Bncrp of Somerville MA	7.06	6.66	0.25	3.59	5.20	0.13	1.82	1.68	37.64	0.76	19.24	68.44	4.83	72.57	38.02	0.72	4.40	NM
CFBK	Central Federal Corp. of OH	9.97	9.97	0.00	0.00	0.00	0.12	1.13	0.58	168.15	1.19	NM	76.99	7.68	76.99	NM	0.20	4.21	NM
CHEV	Cheviot Fin Cp MCH of OH(40.3)	20.99	20.99	0.25	1.16	0.98	0.25	1.16	0.39	52.37	0.26	NM	120.87	25.37	120.87	NM	0.36	3.93	NM
CBNK	Chicapee bancorp, Inc. of MA	20.89	20.89	0.27	1.18	1.36	0.18	0.79	0.28	225.96	0.79	NM	91.82	19.18	91.82	NM	0.00	0.00	0.00
CZWI	Citizens Comm Bncorp of WI	17.68	16.08	0.38	1.85	2.47	0.38	1.85	0.50	50.50	0.31	NM	76.28	13.49	83.89	NM	0.20	2.36	NM
CTZN	Citizens First Bancorp of MI	8.04	7.46	0.06	0.64	1.77	0.07	0.73	3.28	26.58	1.19	NM	37.25	2.99	740.10	NM	0.36	4.56	NM
CSBC	Citizens South Bnkg Corp of NC	10.90	6.92	0.68	6.16	7.44	0.73	6.61	0.39	213.81	1.12	13.43	82.69	9.02	130.20	12.53	0.34	3.67	49.28
CSBK	Clifton Svg Bp MHC of NJ (41.0)	20.95	20.95	0.31	1.41	0.89	0.31	1.42	0.03	332.45	0.21	NM	161.60	33.85	161.60	NM	0.20	1.98	NM
COBK	Colonial Bank MHC of Nj (44.9)	8.53	8.53	0.29	3.33	2.60	0.29	3.33	0.22	133.91	0.53	38.39	122.58	10.45	122.58	38.39	0.00	0.00	0.00
CFFC	Community Fin. Corp. of VA	7.77	7.77	0.77	9.74	10.22	0.78	9.85	0.33	NA	NA	9.78	96.70	7.51	96.70	9.67	0.26	3.06	29.89
DNBK	Danvers Bancorp, Inc. of MA	14.73	14.71	-0.28	-2.80	-2.00	-0.38	-3.73	0.61	98.36	0.97	NM	91.87	13.53	92.01	NM	0.00	0.00	NM
DCOM	Dime Community Bancshares of NY	7.42	5.89	0.67	8.29	3.69	0.67	8.29	0.11	393.10	0.53	27.07	227.60	16.88	286.57	27.07	0.56	3.09	NM
ESBF	ESB Financial Corp. of PA	7.01	4.73	0.41	5.99	6.15	0.41	5.99	0.20	145.92	0.86	16.27	93.44	6.55	138.70	16.27	0.40	3.90	63.49
ESSA	ESSA Bankcorp, Inc. of PA	21.64	21.64	-0.42	-2.20	-1.86	-0.42	-2.20	NA	NA	0.66	NM	100.16	21.67	100.16	NM	0.00	0.00	NM
ESBK	Elmira SVGS Bank, FSB of NY	6.50	6.46	0.45	6.86	5.87	0.59	9.06	NA	NA	0.82	17.03	113.62	7.39	114.33	12.91	0.88	5.33	NM
FFDF	FFD Financial Corp of Dover OH	10.11	10.11	0.78	7.49	9.08	0.74	7.14	0.72	98.38	0.80	11.02	82.29	8.32	82.29	11.56	0.66	4.72	51.97
FFCO	Fedfirst Fin MHC of Pa (45.2)	13.33	12.99	-0.24	-1.60	-1.51	-0.28	-1.89	0.49	84.48	0.69	NM	108.96	14.52	117.79	NM	0.00	0.00	NM
FSBI	Fifelity Bancorp, Inc. of PA	6.41	6.04	0.53	8.30	8.39	0.54	8.50	NA	NA	NA	11.91	97.26	6.24	103.18	11.64	0.56	3.67	43.75
FABK	First Advantage Bancorp of TN	28.14	28.14	0.53	0.60	0.85	0.16	0.54	0.41	152.34	1.27	NM	69.94	19.68	69.94	NM	0.00	0.00	0.00

RP FINANACIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line — Part Two
Prices As Of May 23, 2008

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data (6)
			Tang.												Price/	Price/	Ind.	Divi-
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)

NASDAQ Listed OTC Compaanies (continued)
FBTC	First BabcTrust Corp of IL	7.99	7.63	0.39	4.62	5.87	0.31	3.63	0.40	170.07	0.94	17.04	76.81	6.14	80.37	21.68	0.24	2.52	42.86
FBSI	First Bancshares, Inc. of MO	11.03	10.93	0.12	1.09	1.35	0.06	0.58	1.56	59.17	1.35	NM	79.50	8.77	80.23	NM	0.00	0.00	0.00
FCAP	First Capital, Inc. of IN	10.26	9.01	0.79	7.90	8.91	0.73	7.28	1.41	35.39	0.69	11.23	85.80	8.81	97.74	12.19	0.72	5.05	56.69
FCLF	First Clover Leaf Fin Cp of IL	20.68	18.05	0.59	2.55	3.11	0.59	2.55	0.69	71.88	0.66	32.14	86.71	17.93	99.34	32.14	0.24	2.67	NM
FCFL	First Community Bk Corp of FL	8.04	7.95	0.62	7.38	5.65	0.61	7.15	1.39	64.91	1.08	17.71	125.93	10.13	127.46	18.27	0.00	0.00	0.00
FDEF	First Defiance Fin. Corp of Oh	10.33	6.76	0.84	8.02	8.66	0.75	7.12	0.94	104.70	1.20	11.54	81.22	8.39	124.03	13.01	1.04	5.33	61.54
FFNM	First Fed of N. Michigan of MI	13.27	11.89	-0.52	-4.04	-6.62	-0.52	-4.04	4.42	36.75	1.99	NM	63.06	8.37	70.37	NM	0.20	2.82	NM
FFBH	First Fed. Bancshares of AR	8.93	8.93	0.44	4.84	6.17	0.48	5.23	5.54	13.29	1.03	16.22	78.59	7.02	78.59	15.00	0.64	5.33	NM
FFSX	First federal Bankshares of IA	9.66	6.57	-0.02	-0.20	-0.36	-0.05	-0.45	NA	NA	1.13	NM	62.97	6.08	92.59	NM	0.00	0.00	NM
FFNW	First Fin NW, Inc of Renton WA	26.22	25.04	-0.37	-1.39	-1.81	-0.47	-1.76	2.59	25.55	0.86	NM	76.09	19.95	79.67	NM	0.30	2.86	NM
FFCH	First Fin. Holdings Inc. of SC	6.46	5.69	0.80	11.82	8.08	0.76	11.13	0.60	104.02	0.80	12.37	146.94	9.49	166.97	13.13	1.02	4.34	53.68
FFHS	First Franklin Corp. of OH	7.93	7.93	0.13	1.64	3.13	0.09	1.11	NA	NA	0.43	32.00	52.46	4.16	52.46	NM	0.36	4.50	NM
FKFS	First Keystone fin., Inc of PA	6.91	6.91	0.13	1.88	2.68	0.11	1.67	0.23	284.50	1.20	37.33	68.29	4.72	68.29	NM	0.00	0.00	0.00
FNFG	First Ningara Fin. Group of NY	16.71	7.45	1.37	8.19	7.17	2.26	13.54	0.38	215.86	1.17	13.95	114.27	19.09	256.18	8.44	0.56	3.97	55.45
FPTB	First PacTrust Bancorp of CA	10.51	10.51	0.40	3.69	4.51	0.41	3.84	2.36	31.40	0.79	22.20	81.62	8.58	81.62	21.30	0.74	4.70	NM
FPFC	First Place Fin. Corp.of OH	9.54	6.31	0.42	4.19	6.65	0.37	3.73	2.15	40.84	1.07	15.05	64.57	6.16	97.55	16.90	0.68	5.51	NM
FFIC	Flushing Fin. Corp. of NY	6.79	6.25	0.68	9.63	5.29	0.86	12.15	0.23	86.67	0.24	18.91	176.61	11.99	191.92	14.98	0.52	2.67	50.49
FXCB	Fox Chase Bncp MHC of PA (44.5)	14.26	14.26	0.26	1.60	1.17	0.33	2.06	0.09	457.36	0.77	NM	139.33	19.87	139.33	NM	0.00	0.00	0.00
FBTX	Franklin Bank Corp of TX	5.70	2.18	-0.71	-10.77	NM	-0.85	-12.95	2.18	32.39	0.98	NM	7.85	0.45	20.57	NM	0.00	0.00	NM
GSLA	GS FiNAncial Corp. of LA	14.03	14.03	0.38	2.47	3.07	0.28	1.82	1.62	104.25	2.54	32.55	78.88	11.06	78.88	NM	0.40	2.32	NM
GCHC	Green Co Bcrp MHC of NY (44.5)	9.70	9.70	0.66	6.28	4.07	0.66	6.28	NA	NA	0.78	24.55	150.67	14.62	150.67	24.55	0.64	4.74	NM
HFFC	HF Financial Corp. of SD	6.31	5.83	0.51	8.13	7.28	0.42	6.70	0.40	129.38	0.72	13.73	110.50	6.97	119.69	16.66	0.43	2.39	32.82
HMNF	HMN Financial. Inc. of MN	9.00	8.65	0.85	9.81	12.74	0.79	9.21	2.56	49.28	1.55	7.85	75.05	6.75	78.06	8.36	1.00	5.59	43.86
HBNK	Hampden Bancorp, Inc. of MA	19.64	19.54	-0.23	-1.34	-1.35	-0.26	-1.52	NA	NA	NA	NM	84.84	16.66	84.84	NM	0.12	1.08	NM
HARL	Harleyaville svgs Fin Cp of PA	5.96	5.96	0.43	6.83	7.50	0.41	6.61	NA	NA	0.44	13.33	93.02	5.55	93.02	13.78	0.68	5.48	73.12
HWFG	Harrington West Fncl Grp of CA	3.43	2.64	-0.08	-1.54	-2.59	0.02	0.41	0.96	57.88	0.86	NM	83.33	2.86	97.32	NM	0.28	4.83	NM
HBOS	Heritage Fn Gp MHC of GA (27.6)	13.48	13.28	0.60	4.32	2.20	0.65	4.65	0.98	99.68	1.51	NM	193.13	26.03	196.01	NM	0.28	2.37	NM
HIFS	Hingham Inst. For Sav. Of MA	7.38	7.38	0.66	8.93	7.88	0.66	8.93	0.28	188.17	0.66	12.70	109.70	8.09	109.70	12.70	0.80	2.76	35.09
HOME	Home Federal Bancorp Inc of ID	26.73	26.73	0.63	3.15	2.29	0.53	2.68	0.30	143.53	0.68	NM	99.66	26.64	99.66	NM	0.22	1.86	NM
HFBC	HopFed Bancorp, Inc. of KY	6.90	5.96	0.52	7.66	8.20	0.52	7.52	NA	NA	0.82	12.19	89.81	6.20	104.08	12.41	0.48	3.42	41.73
HCBK	Kudson City Bancorp, Inc of NJ	10.07	9.73	0.74	6.65	3.37	0.74	6.65	0.23	34.32	0.15	29.72	196.37	19.78	203.31	29.72	0.44	2.47	73.33
IFSB	Independence FSB of DC	6.76	6.76	-2.09	-28.69	-29.79	-1.93	-26.50	1.33	37.48	0.60	NM	107.31	7.25	107.31	NM	0.00	0.00	NM
ISBC	Investors Bcrp MHC of NJ (43.4)	13.85	13.85	0.26	1.81	1.00	0.24	1.60	0.10	172.43	0.24	NM	184.72	25.58	184.72	NM	0.00	0.00	0.00
JXSB	Jckanville Bcp MHC of IL(47.7)	7.72	6.81	0.31	3.96	4.22	0.29	3.78	0.41	142.13	1.00	23.68	89.06	6.87	100.97	24.81	0.30	2.88	68.18
JFBI	Jefferson Bancshares Inc of TN	21.70	21.70	0.41	1.86	2.32	0.41	1.86	0.25	218.52	0.63	NM	81.32	17.64	81.32	NM	0.24	2.53	NM
JFED	K-Fed Bancorp MHC of CA (36.5)	10.83	10.33	0.47	4.17	2.48	0.47	4.17	0.18	192.26	0.42	NM	167.01	18.08	175.04	NM	0.44	3.90	NM
KFFB	KY Fst Fed Bp MHC of KY (44.5)	22.86	17.20	0.27	1.20	0.9	0.27	1.20	NA	NA	NA	NM	133.64	30.55	177.56	NM	0.40	3.98	NM
KRNY	Kearny Fin Cp MHC of NJ (28.4)	23.17	19.16	0.28	1.20	0.73	0.28	1.20	NA	NA	0.64	NM	163.02	37.78	197.14	NM	0.20	1.81	NM
LSBX	LSB Corp of No. Andover MA	9.13	9.13	0.64	6.53	5.63	0.72	7.35	0.24	302.36	1.31	17.76	112.04	10.23	112.04	15.77	0.56	3.62	64.37
LSBI	LSB Fin. Corp. of Lafayette IN	9.65	9.65	0.37	3.79	4.67	0.34	3.43	3.26	28.37	1.07	21.43	82.08	7.92	82.08	23.68	1.00	5.56	NM
LPSB	LaPorte Bancrp MHC of Inc(47.3)	12.71	9.95	0.00	0.00	0.00	0.48	4.03	0.69	70.75	0.81	NM	75.82	9.64	96.86	23.87	0.00	0.00	NM
LSBK	Lake Shore Bnp Bnp MHC of NY(43.7)	14.94	14.94	0.51	3.36	2.95	0.51	3.36	NA	NA	NA	33.93	113.64	16.98	113.64	33.93	0.20	2.11	71.43
LEGC	Legacy Bancorp, INC. of MA	14.38	12.98	0.14	0.86	0.97	0.09	0.60	0.86	72.05	0.86	NM	92.99	13.37	103.00	NM	0.20	1.49	NM
LBCP	Liberty Bancorp, Inc. of MO	14.07	14.07	0.60	3.91	4.7	0.55	3.59	1.95	44.07	1.22	21.27	85.73	12.06	85.73	23.20	0.10	0.98	20.83
LABC	Louisiana Bancorp, Inc. of La	31.16	31.16	1.07	3.91	3.52	1.07	3.91	0.10	660.67	1.93	28.41	91.46	28.50	91.46	28.41	0.00	0.00	0.00
MFBC	MFB Corp. of Mishawaka IN(8)	8.59	7.85	0.33	4.08	4.45	0.42	5.15	NA	NA	1.24	22.48	88.48	7.60	96.79	17.81	0.76	2.77	62.30
MSBF	MSB Fin Corp MHC of NJ (45.0)	14.92	14.92	0.25	1.68	1.2	0.25	1.68	NA	NA	NA	NM	138.82	20.72	138.82	NM	0.12	1.11	NM
MGYR	Magyar bancorp MHC of NJ(45.1)	9.79	9.79	0.02	0.24	0.18	0.02	0.24	1.67	48.19	1.02	NM	128.76	12.60	128.76	NM	0.40	0.00	0.00
MVLF	Malvern Fed Bncp MHC PA(45.0)	11.79	11.79	0.35	2.96	2.91	0.35	2.96	NA	NA	NA	34.38	101.76	12.00	101.76	34.38	0.00	0.00	0.00
MASB	MassBank Corp. of Reading MA	13.51	13.37	0.72	5.41	3.5	0.89	6.70	0.01	NA	0.73	28.54	154.25	20.83	155.84	23.03	1.16	2.95	NM
MFLR	Mayflower Bancorp, Inc. of MA	8.31	8.29	0.42	5.24	4.62	0.36	4.38	0.44	127.47	1.06	21.63	109.96	9.13	110.19	25.85	0.40	3.77	NM
EBSB	Meridian Fn Serv MHC MA (45.0)	19.31	19.31	-0.09	-0.58	-0.40	-0.09	-0.58	0.39	91.41	0.65	NM	114.12	22.04	114.12	NM	0.00	0.00	NM
CASH	Meta Financial Group of IA	7.01	6.79	0.07	1.07	0.75	0.37	5.81	NA	NA	NA	NM	137.61	9.65	142.06	24.76	0.52	2.04	NM
MFSF	MutualFirst Fin. Inc. of RI	9.03	7.46	0.46	5.02	10.56	0.43	4.74	1.47	59.70	1.05	9.47	47.90	4.33	58.03	10.04	0.64	6.44	60.95
NASB	NASB Fin, Inc. ofn Grandview MO	9.77	9.58	0.76	7.76	7.06	0.21	2.15	1.24	47.51	0.66	14.16	109.11	10.66	111.19	NM	0.90	4.29	60.81
NECB	NE Comm Bncrp MHC of NY (45.0)	31.65	31.08	3.93	11.72	7.86	-0.13	-0.38	0.66	65.48	0.52	12.72	142.16	45.00	144.80	NM	0.12	1.03	13.04
NHTB	NH Thrifht Bancshares of IA	8.94	5.28	0.64	7.70	7.66	0.61	7.43	NA	NA	0.81	13.06	86.11	7.70	145.97	13.54	0.52	4.68	61.18
NVSL	Naug Vlly Fin MHC of CT (43.2)	10.23	10.18	0.35	3.13	2.43	0.33	2.99	0.20	233.20	0.61	NM	128.73	13.16	129.29	NM	0.24	2.68	NM
NFSB	Newport Bancorp, Inc. of RI	15.20	15.20	0.18	1.00	1.00	0.18	1.00	NA	NA	0.82	NM	101.72	15.47	101.72	NM	0.00	0.00	0.00
FFFD	North Central Bancshares of IA	8.10	7.13	0.73	9.07	10.04	0.73	9.07	NA	NA	0.79	9.96	91.09	7.38	103.51	9.96	1.40	5.00	49.82
NFBK	Northfield Bcp MHC of NY(45.0)	22.90	21.79	0.93	4.05	2.82	0.77	3.37	0.74	55.10	1.40	35.43	143.45	32.85	150.78	NM	0.00	0.00	0.00
NWSE	Northwest Bcrp MHC of PA(37.9)	9.06	6.41	0.74	8.32	4.24	0.78	8.72	1.00	61.75	0.87	23.56	191.26	17.32	270.42	22.48	0.88	3.59	NM
OSHC	Ocean Shr Hldg MHC of NJ(44.0)	10.01	10.01	0.47	4.39	3.25	0.47	4.39	0.06	600.51	0.43	30.76	134.26	13.44	134.26	30.76	0.20	1.97	60.61
OCFC	OceanFirst Fin. Corp OF NJ	6.47	6.47	0.54	8.47	4.28	0.57	8.97	0.60	93.52	0.64	23.36	199.20	12.88	199.20	22.07	0.80	4.03	NM
ONFC	Oneida FiNAncl MHC of NY(43.9)	11.36	6.50	0.72	5.98	4.74	0.65	5.45	0.09	491.34	0.88	21.11	124.67	14.16	217.89	23.17	0.48	5.05	NM
ORIT	Oritani Fin Cp Mhc of NJ(32.0)	20.16	20.16	1.21	5.59	2.38	1.21	5.59	0.03	NA	1.19	NM	228.04	45.98	228.04	NM	0.00	0.00	0.00

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV — 1 (continued)
Weekly Thrift Market Line — Part Two
Prices As of May 23, 2008

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
			Tang.												Price/	Price/	Ind.	Divi-
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA (5)	ROE (5)	ROI (5)	ROA (5)	ROE (5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

NASDAQ Listed OTC Companies (continued)
OSBK	Osage Bancshares, Inc. of OK	22.69	22.69	0.81	3.32	3.52	0.78	3.23	0.05	614.06	0.40	28.41	100.42	22.78	100.42	29.27	0.34	3.52	NM
PSBH	PSB Hldgs Inc MHC of CT (44.0)	10.31	8.71	0.58	5.52	4.94	0.54	5.13	0.62	58.50	0.73	20.23	113.58	11.71	134.47	21.75	0.32	3.68	74.42
PVFC	PVF Capital Corp. of Solon OH (8)	8.23	8.23	0.23	2.82	2.66	0.20	2.50	NA	NA	0.77	37.65	106.30	8.75	106.30	NM	0.30	3.06	NM
PBCI	Pamrapo Bancorp, Inc. of NJ	8.97	8.97	0.64	7.04	5.09	0.64	7.04	1.48	33.41	0.75	19.66	138.78	12.45	138.78	19.66	0.92	5.64	NM
PFED	Park Bancorp of Chicago IL	13.36	13.36	-0.07	-0.47	-0.60	-0.04	-0.27	1.33	20.75	0.43	NM	80.48	10.75	80.48	NM	0.72	3.60	NM
PVSA	Parkvale Financial Corp of PA	7.02	5.37	0.78	11.10	9.75	0.79	11.27	0.78	103.73	1.26	10.26	112.89	7.92	147.51	10.10	0.88	3.34	34.24
PBHC	Pathfinder BC MHC of NY (36.3)	6.77	5.57	0.36	5.31	4.96	0.27	4.01	NA	NA	NA	20.18	103.89	7.03	126.29	26.71	0.41	4.52	NM
PCBI	Peoples Community Bcrp. of OH	6.04	4.15	-3.44	-14.76	NM	-3.46	-42.06	3.70	105.03	5.16	NM	30.71	1.85	44.68	NM	0.00	0.00	NM
PBCT	Peoples United Financial of CT	24.73	17.44	0.91	3.33	2.37	1.09	4.01	0.34	210.69	1.05	NM	107.81	26.66	152.84	34.96	0.60	3.65	NM
PROV	Provident Fin. Holdings of CA	7.70	7.70	0.38	4.99	8.13	0.23	2.98	1.65	63.29	1.20	12.31	62.90	4.84	62.90	20.65	0.40	3.13	38.46
PBNY	Provident NY Bncrp, Inc. of NY	14.45	8.43	0.77	5.33	4.19	0.74	5.13	0.48	156.44	1.29	23.85	126.52	18.29	216.84	24.77	0.24	1.86	44.44
PBIP	Prudential Bncp MHC PA (40.5)	16.87	16.87	0.66	3.73	2.36	0.66	3.73	0.40	34.63	0.29	NM	165.36	27.90	165.36	NM	0.20	1.69	71.43
PULB	Pulaski Fin Cp of St. Louis MO	6.76	6.41	0.82	11.73	8.27	0.52	7.41	1.57	56.24	0.99	12.09	136.14	9.21	143.63	19.15	0.36	3.13	37.89
RPFG	Rainier Pacific Fin Crp of WA	9.57	9.18	0.50	5.01	5.08	0.50	5.01	0.19	482.41	1.22	19.68	102.69	9.82	107.04	19.68	0.28	2.09	41.18
RIVR	River Valley Bancorp of IN	7.33	7.33	0.64	8.95	8.71	0.63	8.75	NA	NA	0.89	11.48	98.73	7.24	98.79	11.74	0.84	5.42	62.22
RVSB	Riverview Bancorp, Inc. of WA	10.44	7.49	1.03	9.03	9.05	1.00	8.80	0.92	130.79	1.39	11.05	102.95	10.74	143.35	11.34	0.36	4.12	45.57
RCKB	Rockville Fin MHC of CT (44.8)	11.43	11.35	0.58	4.90	2.92	0.57	4.77	0.14	570.49	0.94	34.28	166.99	19.09	168.22	35.15	0.20	1.46	50.00
ROMA	Roma Fin Corp MHC of NJ (31.0)	23.61	23.54	0.73	2.90	1.47	0.73	2.90	0.93	20.26	0.37	NM	205.47	48.51	206.06	NM	0.32	2.24	NM
ROME	Rome Bancorp, Inc. of Rome NY	20.29	20.29	0.93	4.08	3.42	0.93	4.08	0.46	129.62	0.67	29.23	129.69	26.32	129.69	29.23	0.34	2.98	NM
SIFI	SI Fin Gp Inc MHC of CT (41.3)	9.35	8.84	0.18	1.74	1.22	0.18	1.74	NA	NA	0.88	NM	147.37	13.77	155.80	NM	0.16	1.63	NM
SVBI	Severn Bancorp, Inc. of MD	10.06	10.03	1.04	10.46	11.69	1.03	10.36	2.00	58.20	1.25	8.56	86.28	8.68	86.55	8.65	0.24	2.89	24.74
SUPRD	Superior Bancorp of AL (8)	11.87	5.58	0.22	1.88	4.09	0.12	1.00	1.27	61.88	1.10	24.45	41.91	4.98	89.23	NM	0.00	0.00	0.00
THRD	TF Fin. Corp. of Newtown PA	9.67	9.04	0.69	6.99	6.34	0.67	6.74	0.48	72.55	0.46	15.77	107.16	10.36	114.62	16.36	0.80	3.02	47.62
TFSL	TFS Fin Corp MHC of OH (31.7)	19.31	19.22	0.29	1.66	0.74	0.29	1.66	1.42	18.95	0.33	NM	200.66	38.75	201.65	NM	0.20	1.64	NM
TONE	TierOne Corp. of Lincoln NE	8.45	8.26	-2.38	-23.95	NM	-2.40	-24.22	4.62	50.28	2.72	NM	44.90	3.79	45.92	NM	0.32	4.51	NM
TSBK	Timberland Bancorp, Inc. of WA	11.43	10.40	1.18	9.96	10.18	1.12	9.51	1.36	75.43	1.21	9.83	98.44	11.25	108.18	10.30	0.44	4.11	40.37
TRST	TrustCo Bank Corp NY of NY	7.16	7.13	1.08	15.29	5.73	1.11	15.61	0.56	183.73	1.77	17.46	260.25	18.63	261.06	17.10	0.44	5.25	NM
UCBA	United Comm Bncp MHC IN (43.8)	14.73	14.73	-0.21	-1.32	-1.11	-0.21	-1.32	3.48	NA	NA	NM	128.39	18.92	128.39	NM	0.36	4.00	NM
UCFC	United Community Fin. of OH	10.05	8.77	0.13	1.31	1.64	0.01	0.11	4.20	29.02	1.47	NM	80.15	8.06	91.83	NM	0.38	5.20	NM
UBNK	United Financial Bnrcp, of MA	19.81	19.78	0.51	3.15	2.59	0.53	3.26	0.32	206.15	0.92	38.65	93.16	18.45	93.30	37.44	0.28	2.34	NM
UWBK	United Western Bncp, Inc of CO	5.25	5.25	0.54	10.06	8.97	0.49	9.21	0.69	79.69	0.89	11.15	111.64	5.86	111.64	12.18	0.24	1.40	15.58
VPFG	ViewPoint Finl MHC of TX (45.4)	11.56	11.50	0.34	2.65	1.37	0.26	2.05	0.28	133.11	0.68	NM	197.90	22.87	198.88	NM	0.28	1.74	NM
WSB	WSB Holdings, Inc. of Bowie MD	13.49	13.49	0.38	2.64	3.89	0.34	2.40	2.60	NA	NA	25.68	68.48	9.24	68.48	28.25	0.16	2.83	72.73
WSFS	WSFS Financial Corp. of DE	6.81	6.77	0.94	14.12	9.78	1.03	15.37	0.75	113.37	1.18	10.23	137.72	9.38	138.58	9.40	0.48	0.99	10.13
WVFC	WVS Financial Corp. of PA	7.27	7.27	0.92	12.71	11.17	0.92	12.71	NA	NA	1.67	8.96	113.59	8.25	113.59	8.96	0.64	3.95	35.36
WFSL	Washington Federal, Inc. of WA	11.72	9.86	1.31	10.34	7.00	1.30	10.27	0.59	68.07	0.50	14.29	142.25	16.67	169.12	14.38	0.84	3.77	53.85
WAUW	Wauwatosa Hlds MHC of WI (29.1)	11.39	11.39	0.00	0.00	0.00	-0.11	-0.89	NA	NA	1.01	NM	195.83	22.31	195.83	NM	0.00	0.00	NM
WAYN	Wayne Savings Bancshares of OH	8.65	8.06	0.50	5.87	6.99	0.51	5.95	0.50	85.64	0.69	14.31	83.25	7.20	89.29	14.10	0.48	5.01	71.64
WFD	Westfield Fin. Inc. of MA	26.04	26.04	0.82	2.95	2.83	0.85	3.06	0.27	199.39	1.39	35.37	106.94	27.85	106.94	34.11	0.20	2.09	74.07
WFBC	Willow Financial Bcp Inc of PA	13.10	6.19	0.49	3.66	5.27	0.47	3.51	NA	NA	1.13	18.98	70.62	9.25	149.52	19.79	0.46	4.95	NM

EXHIBIT IV-2
Historical Stock Price Indices

Exhibit IV-2
Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index

1999:	Quarter 1	9786.2	1286.4	2,461.4	707.6	448.4
	Quarter 2	10970.8	1372.7	2,686.1	695.6	479.3
	Quarter 3	10337.0	1282.7	2,746.2	609.1	409.9
	Quarter 4	11497.1	1469.3	4,069.3	562.4	416.7

2000:	Quarter 1	10921.9	1498.6	4,572.8	545.6	421.2
	Quarter 2	10447.9	1454.6	3,966.1	567.8	387.4
	Quarter 3	10650.9	1436.5	3,672.8	718.3	464.6
	Quarter 4	10786.9	1320.3	2,470.5	874.3	479.4

2001:	Quarter 1	9878.8	1160.3	1,840.3	885.2	459.2
	Quarter 2	10502.4	1224.4	2,160.5	964.5	493.7
	Quarter 3	8847.6	1040.9	1,498.8	953.9	436.6
	Quarter 4	10021.5	1148.1	1,950.4	918.2	473.7

2002:	Quarter 1	10403.9	1147.4	1,845.4	1006.7	498.3
	Quarter 2	9243.3	989.8	1,463.2	1121.4	468.9
	Quarter 3	7591.9	815.3	1,172.1	984.3	396.8
	Quarter 4	8341.6	879.8	1,335.5	1073.2	419.1

2003:	Quarter 1	7992.1	848.2	1,341.2	1096.2	401.0
	Quarter 2	8985.4	974.5	1,622.8	1266.6	476.1
	Quarter 3	9275.1	996.0	1,786.9	1330.9	490.9
	Quarter 4	10453.9	1112.0	2,003.4	1482.3	548.6

2004:	Quarter 1	10357.7	1126.2	1,994.2	1585.3	562.2
	Quarter 2	10435.5	1140.8	2,047.8	1437.8	546.6
	Quarter 3	10080.3	1114.6	1,896.8	1495.1	556.0
	Quarter 4	10783.0	1211.9	2,175.4	1605.6	595.1

2005:	Quarter 1	10503.8	1180.6	1,999.2	1516.6	551.0
	Quarter 2	10275.0	1191.3	2,057.0	1577.1	563.3
	Quarter 3	10568.7	1228.8	2,151.7	1527.2	546.3
	Quarter 4	10717.5	1248.3	2,205.3	1616.4	582.8

2006:	Quarter 1	11109.3	1294.8	2,339.8	1661.1	595.5
	Quarter 2	11150.2	1270.2	2,172.1	1717.9	601.1
	Quarter 3	11679.1	1335.9	2,258.4	1727.1	634.0
	Quarter 4	12463.2	1418.3	2,415.3	1829.3	658.6

2007:	Quarter 1	12354.4	1420.9	2,421.6	1703.6	634.4
	Quarter 2	13408.6	1503.4	2,603.2	1645.9	622.6
	Quarter 3	13895.6	1526.8	2,701.5	1523.3	595.8
	Quarter 4	13264.8	1468.4	2,652.3	1058.0	492.8

2008:	Quarter 1	12262.9	1322.7	2,279.1	1001.5	442.5
As of May 23, 2008		12479.6	1375.9	2,444.7	958.5	424.6

(1) End of period data.
Sources: SNL Financial and The Wall Street Journal.

EXHIBIT IV-3
Historical Thrift Stock Indices

Index Values

	Index Values				Price Appreciation (%)
	04/30/08	03/31/08	12/31/07	04/30/07	1 Month	YTD	LTM

All Pub. Traded Thrifts	1,015.1	1,001.5	1,058.0	1,695.9	1.35	-4.06	-40.15
MHC Index	1,016.7	1,014.7	974.8	1,086.4	0.20	4.30	-6.42

Stock Exchange Indexes

AMEX Thrifts	406.0	409.9	453.6	694.7	-0.95	-10.50	-41.55
NYSE Thrifts	388.1	384.4	463.1	1,052.0	0.98	-16.18	-63.10
OTC Thrifts	2,033.5	2,001.6	1,928.2	2,129.6	1.59	5.46	-4.52

Geographic Indexes

Mid-Atlantic Thrifts	3,410.3	3,424.8	3,290.2	3,931.9	-0.42	3.65	-13.27
Midwestern Thrifts	2,985.9	2,981.2	2,978.8	3,352.1	0.16	0.24	-10.92
New England Thrifts	1,801.0	1,798.5	1,793.2	2,082.3	0.14	0.43	-13.51
Southeastern Thrifts	580.8	632.9	709.3	1,380.6	-8.23	-18.11	-57.93
Southeastern Thrifts	757.3	863.5	1,039.3	1,423.7	-12.30	-27.13	-46.81
Western Thrifts	473.0	435.7	577.4	1,562.3	8.56	-18.08	-69.72

Assets Size Indexes

Less than $250M	1,102.8	1,104.2	1,107.8	1,173.1	-0.13	-0.45	-6.00
$250M to $500M	2,865.1	2,898.0	2,945.1	3,532.4	-1.14	-2.72	-18.89
$500M to $1B	1,584.8	1,592.0	1,656.1	2,085.2	-0.45	-4.30	-23.99
$1B to $5B	2,005.2	2,012.5	2,049.0	2,418.5	-0.36	-2.14	-17.09
Over $5B	557.2	546.3	583.0	1,015.7	1.98	-4.43	-45.14

Pink Indexes

Pink Thrifts	315.6	345.9	458.0	513.5	-8.78	-31.10	-38.54
Less than $75M	571.1	563.2	553.6	577.8	1.39	3.15	-1.17
Over $75M	322.7	355.1	474.3	532.3	-9.12	-31.96	-39.38

Comparative Indexes

Dow Jones Industrials	12,820.1	12,262.9	13,264.8	13,062.9	4.54	-3.35	-1.86
S&P 500	1,385.6	1,322.7	1,468.4	1,482.4	4.75	-5.64	-6.53
All SNL indexes are market-value weighted; ie., an institution’s effect on an index is proportionate to that institution’s market capitalization. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Indexes on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrials stood at 1,164.9.
Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR; Midwest: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI;
New England: CT, MA, ME, NH, RI, VT; Southeast: AL, AR, FL, GA, MS, NC, TN, VA, WV;
Southwest: CO, LA, NM, OK, TX, UT; West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Source: SNL Financial	SNL Financial	MAY 2008

EXHIBIT IV-4
Market Area Acquisition Activity

RP® Financial, LC.
Exhibit IV-4
Louisiana Thrift Acquisitions 2004-Present

						Target Financials at Announcement						Deal Terms and Pricing at Announcement
						Total				NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Short Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

11/20/2007	04/22/2008	First NBC Bank Holding Co.	LA	Dryades Bancorp, Inc.	LA	80,154	3.49	NA	NA	NA	NA	2.9	NA	103.25	103.25	NM	3.60	0.27
01/04/2007	07/30/2007	First Guaranty Bancshares Inc.	LA	Homestead Bancorp, Inc.	LA	131,886	9.04	0.33	3.80	0.52	58.66	13.1	17.600	127.02	127.02	43.63	9.92	5.07
06/30/2006	06/30/2006	Home Bank	LA	Crowley Building & Loan Association	LA	33,963	10.83	0.61	5.68	0.24	180.95	NA	NA	NA	NA	NA	NA	NA
06/16/2004	10/29/2004	First Federal Bank of LA	LA	First Allen Parish Bancorp, Incorporated	LA	53,325	8.37	0.73	8.98	4.17	32.22	6.6	33.000	147.00	147.00	17.09	12.31	5.05
03/04/2004	07/02/2004	Teche Holding Co.	LA	St. Landry Financial Corporation	LA	71,314	11.39	0.34	3.06	1.31	NA	10.1	27.000	124.21	124.21	40.85	14.15	5.21

				Averages:		74,128	8.62	0.50	5.38	1.56	90.61	8.2		125.37	125.37	33.86	10.00	3.90
				Medians:		71,314	9.04	0.48	4.74	0.92	58.66	8.4		125.62	125.62	40.85	11.12	5.06
Source: SNL Financial, LC.

EXHIBIT IV-5
Hibernia Homestead Bank
Director and Senior Management Summary Resumes

Exhibit IV-5
Hibernia Homestead Bank
Director and Senior Management Summary Resumes
     The following table sets forth certain information regarding our directors, all of whom also serve as directors of Hibernia Homestead Bank. Ages are reflected as of March 31, 2008.

			Director of
		Position with Hibernia Homestead and	Hibernia
		Principal Occupation During the	Homestead
Name	Age	Past Five Years	Since
Patrick W. Browne, Jr.	74	Chairman of the Board since 1981. Former President and Chief Executive Officer of Hibernia Homestead Bank from 1974 until July 2004. Prior thereto, Mr. Browne was an attorney with Jones Walker, New Orleans, Louisiana.	1962

A. Peyton Bush, III	63	President and Chief Executive Officer of Hibernia Homestead Bank since July 2004. Financial consultant with Chaffe & Associates, New Orleans, Louisiana from 2003 until July 2004. Partner, School Street Capital Group, a business and investment banking advisor, Boston, Massachusetts from 2000 to 2002, previously, President, New Orleans Region, Deposit Guaranty National Bank, Metairie, Louisiana from 1997 to 1999. Prior thereto, President and Chief Executive Officer and Director of Jefferson Guaranty Bank, Metairie, Louisiana from 1987 to 1997 and President and Chief Operating Officer and Director of First National Bank of Commerce, New Orleans, Louisiana from 1986 to 1987. Mr. Bush served in various other capacities with First National Bank of Commerce since 1974.	2004

J. Kenneth Saer	78	Director. Retired physician.	1975

John J. Weigel	76	Director. Retired attorney.	1995

Morrison C. Bethea, M.D.	62	Director. Medical consultant for medical and health affairs to Freeport-McMoRan Copper and Gold, Inc. since 1984. Previously, heart surgeon in private group practice until 2005. Advisory director of McMoRan Exploration, Co., New Orleans, Louisiana.	2008

Richard J. Brennan, Jr.	47	Director. Managing Partner of Dickie Brennan & Company, a restaurant management services company including Dickie Brennan’s Steakhouse, Palace Café and Bourbon House Seafood and Oyster Bar located in New Orleans, Louisiana.	2008

H. Merritt Lane, III	46	Director. President, Chief Executive Officer and director of Canal Barge Company, Inc., a U.S. flag marine transportation and management services company headquartered in New Orleans, Louisiana since 1986. Director of International shipholding corporation an operator of a fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers headquartered in Mobile, Alabama.	2008

Robert H. Saer	48	Director. Founder and partner of Monarch Real Estate Advisors, Inc., a real estate development and management company headquartered in New Orleans, Louisiana, since 1991.	2008

Exhibit IV-5(continued)
Hibernia Homestead Bank
Director and Senior Management Summary Resumes
Executive Officers Who are Not Also Directors
     Michael G. Gretchen, age 57 years, has served as Senior Vice President and Corporate Secretary of Hibernia Homestead Bank since January 2008 and March 2008, respectively. Mr. Gretchen previously served as an associate with INROADS Loan Review Services, New Orleans, Louisiana from September 1996 until January 2008, a Senior Vice President for BankOne, New Orleans, Louisiana, from 2003 until June 2005 and a financial advisor with Morgan Stanley in New Orleans, Louisiana, from 1991 until 2003. Prior thereto, Mr. Gretchen served as Executive Vice President, Corporate Development with Hibernia National Bank from 1999 to 2001 and in various other positions with Hibernia National Bank since 1977.
     Donna T. Guerra, age 43 years, has served as Chief Financial Officer and Assistant Secretary of Hibernia Homestead Bank since June 2005. Previously, Ms. Guerra served as a financial consultant with Oil Mop, LLC, Belle Chasse, Louisiana, from 2003 until June 2005. Prior thereto, Ms. Guerra served as Senior Internal Consultant, financial division of Ochsner Foundation Hospital from March 1998 to October 2001 and Vice President, finance and investments and purchasing of Jefferson Guaranty Bank, Metairie, Louisiana from August 1989 to March 1997. Previously, Ms. Guerra served as a Senior Accountant with Deloitte & Touche from 1988 to August 1989.
Source: Hibernia Homestead’s prospectus.

EXHIBIT IV-6
Hibernia Homestead Bank
Pro Forma Regulatory Capital Ratios

Exhibit IV-6
Hibernia Homestead Bank
Pro Forma Regulatory Capital Ratios

			Pro Forma at March 31, 2008
									15% Above
			Minimum of		Midpoint of		Maximum of		Maximum of
			Offering Range		Offering Range		Offering Range		Offering Range
	Hibernia Homestead		1,062,500		1,250,000		1,437,500		1,653,125
	Historical at		Shares Sold at		Shares Sold at		Shares Sold at		Shares Sold at
	March 31, 2008		$10.00 Per Share		$10.00 Per Share		$10.00 Per Share		$10.00 Per Share
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)
	(Dollars in Thousands)
Capital at Bank Level:
GAAP capital	$14,370	28.87%	$13,520	27.17%	$13,370	26.86%	$13,220	26.56%	$13,048	26.22%
Tier 1 leverage capital:
Actual	$14,235	28.47%	$13,385	26.77%	$13,235	26.47%	$13,085	26.17%	$12,913	25.83%
Requirement	2,000	4.00%	2,000	4.00%	2,000	4.00%	2,000	4.00%	2,000	4.00%

Excess	$12,235	24.47%	$11,385	22.77%	$11,235	22.47%	$11,085	22.17%	$10,913	21.83%

Tier 1 risk-based capital:
Actual	$14,235	58.96%	$13,385	55.44%	$13,235	54.82%	$13,085	54.20%	$12,913	53.49%
Requirement	966	4.00%	966	4.00%	966	4.00%	966	4.00%	966	4.00%

Excess	$13,269	54.96%	$12,419	51.44%	$12,269	50.82%	$12,119	50.20%	$11,947	49.49%

Total risk-based capital:
Actual	$14,508	60.09%	$13,658	56.57%	$13,508	55.95%	$13,358	55.33%	$13,186	54.62%
Requirement	1,931	8.00%	1,931	8.00%	1,931	8.00%	1,931	8.00%	1,931	8.00%

Excess	$12,577	52.09%	$11,727	48.57%	$11,577	47.95%	$11,427	47.33%	$11,255	46.62%

Reconciliation of capital infused into Hibernia Homestead Bank:
Net proceeds infused			$—		$—		$—		$—
Less:
Common stock acquired by employee stock ownership plan			(850)		(1,000)		(1,150)		(1,323)

Pro forma decrease in GAAP and regulatory capital			$(850)		$(1,000)		$(1,150)		$(1,323)

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.
Source: Hibernia Homestead’s prospectus.

EXHIBIT IV-7
Hibernia Homestead Bank
Pro Forma Analysis Sheet

Exhibit IV-7
PRO FORMA ANALYSIS SHEET
Hibenria Homestead Bank
Prices as of May 23, 2008

					Peer Group				Louisiana Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	NM	x	20.56	x	21.27	x	23.99	x	28.41	x	20.32	x	19.16	x
Price-core earnings ratio (x)		P/Core	NM	x	19.48	x	18.65	x	19.78	x	19.78	x	20.68	x	19.89	x
Price-book ratio (%)	=	P/B		50.74%	81.71%		82.08%		92.91%		91.46%		107.48%		99.83%
Price-tangible book ratio (%)	=	P/TB		50.74%	85.25%		82.29%		95.02%		91.46%		119.76%		110.19%
Price-assets ratio (%)	=	P/A		20.82%	10.99%		8.81%		16.56%		11.06%		13.64%		10.71%
Valuation Parameters

Pre-Conversion Earnings (Y)	($209,000)
Pre-Conversion Earnings (CY)	($214,000)
Pre-Conversion Book Value (B)	$14,370,000
Pre-Conv. Tang. Book Val. (TB)	$14,370,000
Pre-Conversion Assets (A)	$49,767,000
Reinvestment Rate (2)(R)	4.41%
Est. Conversion Expenses (3)(X)	5.86%
Tax Rate (TAX)	34.00%
Louisiana Shares Tax	$158,352
ESOP Stock Purchases (E)	8.00	%(5)
Cost of ESOP Borrowings (S)	0.00	%(4)
ESOP Amortization (T)	25.00 years
RRP Amount (M)	4.00%
RRP Vesting (N)	5.00 years	(5)
Foundation (F)	0.00%
Tax Benefit (Z)	0
Percentage Sold (PCT)	100.00%
Option (O1)	10.00	%(6)
Estimated Option Value (O2)	48.50	%(6)
Option vesting (O3)	5.00	(6)
Option pct taxable (O4)	25.00	%(6)
Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$12,500,000

		1 – P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) – (1-TAX)*E/T – (1-TAX)*M/N) – (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	$12,500,000

		1 – P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) – (1-TAX)*E/T – (1-TAX)*M/N) – (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$12,500,000

		1 – P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$12,500,000

		1 – P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$12,500,000

		1 – P/A * PCT * (1-X-E-M-F)

		Price	Gross	Shares	Total	Aggregate
	Shares Issued	Per	Offering	Issued To	Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	1,653,125	10.00	$16,531,250	0	1,653,125	$16,531,250
Maximum	1,437,500	10.00	14,375,000	0	1,437,500	14,375,000
Midpoint	1,250,000	10.00	12,500,000	0	1,250,000	12,500,000
Minimum	1,062,500	10.00	10,625,000	0	1,062,500	10,625,000

(1)	Pricing ratios shown reflect the midpoint value.

(2)	Net return reflects a reinvestment rate of 4.41 percent and a tax rate of 34.0 percent.

(3)	Offering expenses shown at estimated midpoint value.

(4)	No cost is applicable since holding company will fund the ESOP loan.

(5)	ESOP and MRP amortize over 25 years and 5 years, respectively; amortization expenses tax effected at 34.0 percent.

(6)	10 percent option plan with an estimated Black-Scholes valuation of 48.50 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 34.0 percent.

EXHIBIT IV-8
Hibernia Homestead Bank
Pro Forma Effect of Conversion Proceeds

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Hibernia Homestead Bank
At the Minimum

1.	Pro Forma Market Capitalization	$10,625,000
	Less: Foundation Shares	—

2.	Offering Proceeds	$10,625,000
	Less: Estimated Offering Expenses	706,625

	Net Conversion Proceeds	$9,918,375

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$9,918,375
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,275,000

	Net Proceeds Reinvested	$8,643,375
	Estimated net incremental rate of return	2.91%

	Reinvestment Income	$251,574
	Less: Louisiana Shares/Franchise Tax	155,136
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	22,440
	Less: Amortization of Options (4)	94,302
	Less: Recognition Plan Vesting (5)	56,100

	Net Earnings Impact	($76,404)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended March 31, 2008 (reported)	($209,000)	($76,404)	($285,404)
	12 Months ended March 31, 2008 (core)	($214,000)	($76,404)	($290,404)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	March 31, 2008	$14,370,000	$8,643,375	$0	$23,013,375
	March 31, 2008 (Tangible)	$14,370,000	$8,643,375	$0	$23,013,375

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	March 31, 2008	$49,767,000	$8,643,375	$0	$58,410,375

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Hibernia Homestead Bank
At the Midpoint

1.	Pro Forma Market Capitalization	$12,500,000
	Less: Foundation Shares	—

2.	Offering Proceeds	$12,500,000
	Less: Estimated Offering Expenses	732,500

	Net Conversion Proceeds	$11,767,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$11,767,500
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,500,000

	Net Proceeds Reinvested	$10,267,500
	Estimated net incremental rate of return	2.91%

	Reinvestment Income	$298,846
	Less: Louisiana Shares/Franchise Tax	158,352
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	26,400
	Less: Amortization of Options (4)	110,944
	Less: Recognition Plan Vesting (5)	66,000

	Net Earnings Impact	($62,850)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended March 31, 2008 (reported)	($209,000)	($62,850)	($271,850)
	12 Months ended March 31, 2008 (core)	($214,000)	($62,850)	($276,850)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	March 31, 2008	$14,370,000	$10,267,500	$0	$24,637,500
	March 31, 2008 (Tangible)	$14,370,000	$10,267,500	$0	$24,637,500

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	March 31, 2008	$49,767,000	$10,267,500	$0	$60,034,500

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Hibernia Homestead Bank
At the Maximum Value

1.	Pro Forma Market Capitalization	$14,375,000
	Less: Foundation Shares	—

2.	Offering Proceeds	$14,375,000
	Less: Estimated Offering Expenses	758,375

	Net Conversion Proceeds	$13,616,625

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$13,616,625
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,725,000

	Net Proceeds Reinvested	$11,891,625
	Estimated net incremental rate of return	2.91%

	Reinvestment Income	$346,118
	Less: Louisiana Shares/Franchise Tax	161,569
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	30,360
	Less: Amortization of Options (4)	127,585
	Less: Recognition Plan Vesting (5)	75,900

	Net Earnings Impact	($49,297)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended March 31, 2008 (reported)	($209,000)	($49,297)	($258,297)
	12 Months ended March 31, 2008 (core)	($214,000)	($49,297)	($263,297)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	March 31, 2008	$14,370,000	$11,891,625	$0	$26,261,625
	March 31, 2008 (Tangible)	$14,370,000	$11,891,625	$0	$26,261,625

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	March 31, 2008	$49,767,000	$11,891,625	$0	$61,658,625

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Hibernia Homestead Bank
At the Supermaximum Value

1.	Pro Forma Market Capitalization	$16,531,250
	Less: Foundation Shares	—

2.	Offering Proceeds	$16,531,250
	Less: Estimated Offering Expenses	788,131

	Net Conversion Proceeds	$15,743,119

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$15,743,119
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,983,750

	Net Proceeds Reinvested	$13,759,369
	Estimated net incremental rate of return	2.91%

	Reinvestment Income	$400,480
	Less: Louisiana Shares/Franchise Tax	165,266
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	34,914
	Less: Amortization of Options (4)	146,723
	Less: Recognition Plan Vesting (5)	87,285

	Net Earnings Impact	($33,708)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended March 31, 2008 (reported)	($209,000)	($33,708)	($242,708)
	12 Months ended March 31, 2008 (core)	($214,000)	($33,708)	($247,708)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	March 31, 2008	$14,370,000	$13,759,369	$0	$28,129,369
	March 31, 2008 (Tangible)	$14,370,000	$13,759,369	$0	$28,129,369

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	March 31, 2008	$49,767,000	$13,759,369	$0	$63,526,369

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2)	ESOP stock purchases are internally financed by a loan from the holding company.

(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 34.0 percent rate.

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

EXHIBIT IV-9
Peer Group Core Earnings Analysis

RP® Financial, LC.
Exhibit IV-9
Core Earnings Analysis
Comparable Institution Analysis
For the 12 Months Ended March 31, 2008

			Less:		Less:	Estimated
		Net Income	Net	Tax Effect	Extraordinary	Core Income		Estimated
Comparable Group		to Common	Gains(Loss)	@ 34%	Items	to Common	Shares	Core EPS
		($000)	($000)	($000)	($000)	($000)	(000)	($)

CFBK	Central Federal Corp. of OH	$22	$470	($160)	$0	$332	4,468	$0.07
CZWI	Citizens Community Bancorp Inc. of WI	$1,402	$0	$0	$0	$1,402	6,763	$0.21
FFDF	FFD Financial Corp. of Dover OH	$1,364	($109)	$37	$0	$1,292	1,070	$1.21
FBSI	First Bancshares, Inc. of MO	$287	($209)	$71	$0	$149	1,551	$0.10
FCAP	First Capital, Inc. of IN	$3,562	($422)	$143	$0	$3,283	2,814	$1.17
FCLF	First Clover Leaf Financial Corp. of IL	$2,292	($51)	$17	$0	$2,258	8,177	$0.28
GSLA	GS Financial corp. of LA	$688	($280)	$95	$0	$503	1,286	$0.39
JFBI	Jefferson Bancshares Inc. of TN	$1,351	$0	$0	$0	$1,351	6,208	$0.22
LSBI	LSB Financial Corp. of Lafayette IN	$1,310	($179)	$61	$0	$1,192	1,559	$0.76
LBCP	Liberty Bancorp, Inc. of MO(1)	$1,916	($257)	$87	$0	$1,746	4,005	$0.44
WAYN	Wayne Savings Bancshares of OH(1)(3)	$1,516	$14	($5)	$0	$1,525	3,009	$0.68

(1)	Financial information is for the quarter ending December 31, 2007.

(3)	Figures are for three quarters of financial data, EPS figures are annualized.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2008 by RP® Financial, LC.

EXHIBIT V-1
RP® Financial, LC.
Firm Qualifications Statement

Celebrating 20 Years of Financial Advisory Services
FIRM QUALIFICATION STATEMENT
RP® Financial provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies and other financial services companies.
STRATEGIC PLANNING SERVICES
RP® Financial’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.
MERGER ADVISORY SERVICES
RP® Financial’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses and supporting the implementation of post-acquisition strategies. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP® Financial’s merger advisory services center on enhancing shareholder returns.
VALUATION SERVICES
RP® Financial’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, insurance company demutualizations, ESOPs, subsidiary companies, purchase accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® Financial is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.
OTHER CONSULTING SERVICES
RP® Financial offers other consulting services including branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are aided by proprietary valuation and financial simulation models.
KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (27)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (24)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (25)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (22)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (21)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (18)	(703) 647-6552	tbiddle@rpfinancial.com

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com